SCHEDULE 14A INFORMATION

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SUPERIOR INDUSTRIES INTERNATIONAL, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

March     , 2016

Dear Superior Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Superior Industries International, Inc. (the “Annual Meeting”), which will be held at         on                 , 2016, at                 Eastern Time. During 2015, the Company continued to improve its performance and return capital to stockholders. The Company has also focused on engaging with stockholders on important topics, such as executive compensation.

In 2015, under your new management team and with the guidance of a refreshed board, we stayed focused on running the company and have achieved significant milestones that have benefited the company and its stockholders.

Improved Performance. The Company exceeded our full year outlook and achieved our stated goal of double-digit EBITDA margin as a percentage of net sales two years ahead of our original plan. In 2015, we also made progress towards and completed various manufacturing, operational, and organizational initiatives that continue to enhance our competitive position including:

•	We successfully and on schedule ramped up our new manufacturing plant in Mexico to manufacture our full range of wheel designs and achieved our objective of running the plant at its initially rated production capacity. Additionally, we began expansion of this new facility in 2015 and expect such expansion will be fully completed in the first quarter of 2016, further enhancing the Company’s production capacity.

•	We have made organizational changes to further support our customer-centric culture, including the completion of our strategic relocation of our headquarters from Van Nuys, California to Southfield, Michigan in 2015 to be in closer proximity to our customers.

•	We added wheel polishing capabilities in Mexico in conjunction with a supplier/partner, allowing us to lower cost and streamline the delivery of wheels directly to our customers’ production facilities.

•	We opened a new Shared Services Center in Mexico, centrally locating key support functions and allowing the sharing of best practices.

•	We also implemented a tax restructuring plan during the fourth quarter of 2015 that should reduce cash taxes and lower our effective tax rate.

Further highlights from our 2015 performance can also be found in the “Proxy Summary” and “Compensation Discussion and Analysis” sections of the attached proxy statement.

Strategic Plan. We have, in connection with our Board, developed a strategic plan for Superior, focused on improving our global competitiveness, building on our culture of product innovation and technology, evaluating opportunities for disciplined growth and value creation, maintaining a balanced approach to capital allocation and increasing our visibility with the financial community. We are seeking to achieve these priorities by, among other actions:

•	increasing our manufacturing and finishing capacities and capabilities;

•	diversifying our customer base;

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•	reducing our cost per wheel;

•	enhancing product quality and focusing on more complex products;

•	executing strategic investment in our intellectual property portfolio;

•	implementing a new ERP system and program management process and introducing sophisticated production planning tools;

•	engaging with customers on design ideas and engineering concepts;

•	establishing global relationships; and

•	continuing our strong track record of dividends and stock repurchases while maintaining financial capacity to opportunistically pursue potential M&A prospects.

Our management works closely with our Board to develop our strategic plan. The Board reviews Superior’s strategic plan at least annually and more frequently as significant opportunities or events arise.

Continued to Return Capital to Stockholders. We continue to evaluate different strategies for maximizing our stockholders’ return on investment. We are proud to have returned over $38 million to our stockholders in 2015 through share repurchases and dividends, and $49 million by the end of January 2016. We recently announced a new $50.0 million share repurchase program and began repurchasing additional shares in February 2016.

Executive Compensation Highlights. Among other changes, we implemented a new long-term incentive program in 2015, with performance-based restricted stock units that can be earned based on our achievement over a three-year period on the following three performance measures: (i) return on invested capital; (ii) EBITDA margin; and (iii) relative total shareholder returns. Following these changes to the Company’s long-term incentive program, approximately 2/3 of the target annual LTI awards consist of performance-based restricted stock units and 1/3 consist of time-based restricted stock units (RSUs). These changes to our executive compensation program, and other updates to our executive compensation, are described throughout this Proxy Statement.

Stockholder Engagement Highlights. We have conducted considerable stockholder outreach, through which we have sought ongoing input from our largest institutional investors and other stockholders holding approximately 65% of our outstanding shares, including GAMCO Asset Management Inc., a subsidiary of GAMCO Investors, Inc. (“GAMCO”), regarding our board composition, executive compensation and other practices, and implemented changes based on this input. We value stockholder views and insights, and our dialogue with stockholders has led to a number of changes, in particular, with respect to the addition of a new director in 2015 with capital markets experience and changes to our executive compensation program, which we believe addresses stockholders’ concerns. We have described these changes throughout this Proxy Statement.

Further, following a request by GAMCO for a stockholder proposal regarding proxy access, we have chosen to offer a proxy access proposal to our stockholders for their consideration.

Your Vote is Important. We, and the rest of the Board of Directors (the “Board”), invite you to attend the Annual Meeting. If you are not able to attend in person, we encourage you to vote by proxy. These proxy materials contain detailed information about the matters on which we are asking you to vote.

Despite achieving our goals and the fact that its nominees have been defeated in each of the past three years, you should know that once again GAMCO has proposed three alternative nominees for election at the Annual Meeting in opposition to the nominees recommended by our Board. After interviewing and conducting a review of each of the nominees proposed by GAMCO, your Board unanimously opposes the election of GAMCO’s nominees for election at the Annual Meeting. Your Board is deeply committed to Superior, its stockholders and the creation and enhancement of stockholder value. In the Board’s opinion, the election of GAMCO’s nominees for election at the Annual Meeting is not in the best interests of Superior and its stockholders. We strongly urge you to not return, and simply throw away, the          proxy card sent to you by GAMCO and vote for our Board of Director nominees and on the other matters to be voted on at the Annual Meeting using the enclosed WHITE proxy card.

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Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to vote promptly. You can vote your shares over the telephone, via the Internet or by completing, dating, signing and returning the enclosed WHITE proxy card, as described in the enclosed Proxy Statement and proxy card. We strongly urge you to read the accompanying Proxy Statement carefully and vote FOR the election of each of the nominees nominated by our Board by promptly submitting the enclosed WHITE proxy card or voting instruction form. If you have previously submitted a             proxy card sent by GAMCO, its affiliates or another party, you can revoke that proxy and vote for our Board’s nominees and on the other matters to be voted on at the meeting by using the enclosed WHITE proxy card. Only the latest dated proxy you submit will be counted.

Thank you for your ongoing support of, and continued interest in, Superior.

/s/ Donald J. Stebbins	/s/ Margaret S. Dano
Donald J. Stebbins	Margaret S. Dano
President and Chief Executive Officer	Chairman of the Board

This proxy statement is dated March     , 2016 and is first being distributed to stockholders on or about March     , 2016.

YOUR VOTE IS IMPORTANT

Please complete, date and sign your WHITE proxy card and return it promptly in the enclosed postage-paid envelope or vote over the telephone or via the Internet by following the instructions on the enclosed WHITE proxy card, whether or not you plan to attend the Annual Meeting. If you own shares in a brokerage account, your broker cannot vote your shares on any of the proposals, unless you provide voting instructions to your broker. Therefore, it is very important that you exercise your right as a stockholder and vote on all proposals.

If you have any questions or require any assistance with voting your shares, or if you need additional copies of the proxy materials, please contact:

1212 Avenue of the Americas, 24th Floor

New York, N.Y. 10036

(212) 297-0720

Call Toll-Free at: (877) 629-6356

E-mail: info@okapipartners.com

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SUPERIOR INDUSTRIES INTERNATIONAL, INC.

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	, 2016

Place:	The Westin Detroit Metropolitan Airport 2501 Worldgateway Place Detroit, Michigan 48242

Record Date:	March 11, 2016 Each holder of Superior common stock as of the Record Date will be entitled to one vote on each matter for each share of common stock held on the Record Date.

Items to Be Voted On:

1.      To elect the following eight nominees to the Board of Directors (the “Board”): Michael R. Bruynesteyn, Margaret S. Dano, Jack A. Hockema, Paul J. Humphries, James S. McElya, Timothy C. McQuay, Donald J. Stebbins and Francisco S. Uranga;

2.      To approve, in a non-binding advisory vote, executive compensation;

3.      To approve the material terms of the performance goals under the Superior Industries International, Inc. Annual Incentive Performance Plan;

4.      To consider a proposal regarding proxy access;

5.      To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 25, 2016; and

6.      To act upon such other matters as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Contested Election:	SUPERIOR HAS RECEIVED A NOTICE FROM GAMCO ASSET MANAGEMENT INC. (“GAMCO”), A SUBSIDIARY OF GAMCO INVESTORS, INC., REGARDING ITS INTENT TO NOMINATE THREE ALTERNATIVE NOMINEES FOR ELECTION AT THE ANNUAL MEETING IN OPPOSITION TO THE NOMINEES RECOMMENDED BY OUR BOARD. YOUR BOARD UNANIMOUSLY OPPOSES THE ELECTION OF GAMCO’S NOMINEES FOR ELECTION AT THE ANNUAL MEETING, AND RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE EIGHT DIRECTOR NOMINEES NAMED IN THE ENCLOSED PROXY STATEMENT AND ON THE ENCLOSED WHITE PROXY CARD. YOUR BOARD URGES YOU NOT TO SIGN OR RETURN THE PROXY CARD(S) THAT YOU MAY RECEIVE FROM GAMCO, ITS AFFILIATES OR ANY OTHER PARTY. TO VOTE FOR ALL OF THE SUPERIOR BOARD’S NOMINEES, YOU MUST VOTE AND RETURN THE WHITE PROXY CARD. IF YOU PREVIOUSLY SIGNED A PROXY CARD SENT TO YOU BY GAMCO, ITS AFFILIATES OR ANY OTHER PARTY IN RESPECT OF THE ANNUAL MEETING, YOU CAN REVOKE IT BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD.

How to Vote:

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES PROMPTLY BY COMPLETING, DATING, SIGNING AND RETURNING THE WHITE PROXY CARD, OVER THE TELEPHONE OR VIA THE INTERNET, AS DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

If you have previously submitted a             proxy card sent by GAMCO, its affiliates or another party, you can revoke that proxy and vote for our Board’s nominees and on the other matters to be voted on at the meeting by using the enclosed WHITE proxy card. Only the latest dated proxy you submit will be counted.

Contact Information:	If you have any questions about the attached Proxy Statement or require assistance in voting your shares on the WHITE proxy card or voting instruction form, or need additional copies of Superior’s proxy materials, please contact Okapi Partners LLC, our proxy solicitor assisting us with the Annual Meeting, toll free at (877) 629-6356.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Kerry A. Shiba
Kerry A. Shiba
Secretary

Southfield, Michigan

March     , 2016

PROPOSAL NO. 3 – APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE SUPERIOR INDUSTRIES INTERNATIONAL, INC. ANNUAL INCENTIVE PERFORMANCE PLAN	36
PROPOSAL NO. 4 – ADVISORY VOTE REGARDING PROXY ACCESS
PROPOSAL NO. 5 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
Principal Accountant Fees and Services
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Vote Required
Recommendation of the Board
VOTING SECURITIES AND PRINCIPAL OWNERSHIP	45
Section 16(a) Beneficial Ownership Reporting Compliance	47
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	48
Transactions with Related Persons	48
Review, Approval or Ratification of Transactions with Related Persons	48
Independence of Directors	48
EXECUTIVE COMPENSATION AND RELATED INFORMATION	50
COMPENSATION DISCUSSION AND ANALYSIS	50
COMPENSATION COMMITTEE REPORT	65
COMPENSATION TABLES	66
AUDIT COMMITTEE REPORT	76
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	77
PROXY SOLICITATION AND COSTS	84
STOCKHOLDERS SHARING THE SAME ADDRESS	84
FORM 10-K	85
OTHER MATTERS	85
Appendix A	A-1
Annex A

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PROXY SUMMARY

This summary highlights selected information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. For more complete information regarding our 2015 performance, please review our 2015 Annual Report on Form 10-K.

The 2015 annual report to stockholders, including financial statements, is being made available to stockholders together with these proxy materials on or about                  , 2016.

2016 ANNUAL MEETING OF STOCKHOLDERS – ANNUAL MEETING INFORMATION

Time and Date:	, 2016

Place:	The Westin Detroit Metropolitan Airport 2501 Worldgateway Place Detroit, Michigan 48242

Record Date:	March 11, 2016

Voting:	You are entitled to vote at the meeting if you were a stockholder of record of Superior’s common stock at the close of business on March 11, 2016 (the “Record Date”). Each holder of Superior common stock as of the Record Date will be entitled to one vote on each matter for each share of common stock held on the Record Date.

For more information regarding the Annual Meeting and voting, please see our “Q&A” Section, found at page 77.

2016 ANNUAL MEETING OF STOCKHOLDERS – AGENDA AND VOTING RECOMMENDATIONS

Proposals:		Board Voting Recommendation:	Page Reference for More Detail:
1.	Election of Directors	“FOR” all nominees	8
2.	Advisory vote to approve executive compensation	FOR	33
3.	Approval of the material terms of the performance goals under the Superior Industries International, Inc. Annual Incentive Performance Plan	FOR	36
4.	Consideration of proxy access	NO RECOMMENDATION	39
5.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016	FOR	43

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to vote promptly. You can vote your shares over the telephone, via the Internet or by completing, dating, signing and returning the enclosed WHITE proxy card, as described in the enclosed Proxy Statement and proxy card. We strongly urge you to read the accompanying Proxy Statement carefully and vote FOR the election of each of the nominees nominated by our Board of Directors by promptly submitting the enclosed WHITE proxy card or voting instruction form. If you have previously submitted a          proxy card sent by GAMCO, its affiliates or another party, you can revoke that proxy and vote for our Board of Directors’ nominees and on the other matters to be voted on at the meeting by using the enclosed WHITE proxy card. Only the latest dated proxy you submit will be counted.

2015 PERFORMANCE & BUSINESS HIGHLIGHTS

Since 2014, we have focused our strategic priorities with the goal of improving our financial performance and increasing value for stockholders. Even though the full impact of our initiatives does not immediately flow through to our bottom line because of the standard two-to-three year business cycle in our industry, we are already seeing positive results for 2015 and beyond.

Recent Business Highlights/Company Performance

✓	Our Total Shareholder Return (“TSR”) of 13% outperformed the TSR of our proxy peers (-26%), the Russell 2000 (-4%) and the S&P 500 (9%) from May 5, 2014 (the date Mr. Stebbins joined the Company as our CEO) through March 1, 2016, as shown in the chart below:

Source: FactSet as of March 1, 2016

✓	173% increase in earnings per share from 2014 to 2015

✓	Maintained balance approach to capital allocation in 2015 with over $38 million returned to stockholders in dividends and share repurchases and $40 million in capital expenditures

✓	2015 adjusted EBITDA(3) of approximately $76.1 million, a 36% increase year-over-year

✓	2015 adjusted EBITDA(3) as a percentage of value-added sales of approximately 21.1%, a 600 basis point improvement year-over-year

✓	2015 adjusted EBITDA(3) as a percentage of net sales of approximately 10.4%, achieving the goal of double digit EBITDA margin two years ahead of plan

✓	Improved safety performance by 45% in 2015 versus 2014

✓	Improved quality performance by 27% in 2015 versus 2014

✓	In the fourth quarter of 2015, shipped 3.2 million wheels, the highest quarterly production since 2007

✓	Brought into full production our new facility in Mexico

✓	Completed the relocation of our headquarters from California to Michigan

✓	In January 2016, we announced a new $50 million stock repurchase program

(1)	Total Shareholder Returns calculated as the compounded return between two time periods, assuming that dividends are re-invested at the closing share price on the ex-dividend date
(2)	Proxy Peers reflects the simple average TSR of Accuride, Commercial Vehicle Group, Dorman Products, Drew Industries, Fuel Systems Solutions, Gentherm, Miller Industries, Modine Manufacturing, Shiloh Industries, Spartan Motors, Standard Motor Products, Stoneridge, Strattec Security, and Tower International.
(3)	For these purposes, we define “adjusted EBITDA”, as earnings before interest, taxes, depreciation, amortization, restructuring charges, costs from facility closures and impairments of long-lived assets and investments. This is the same definition we used in our publicly reported earnings release.

EXECUTIVE COMPENSATION HIGHLIGHTS

Highlights of our 2015 executive compensation program and recent changes are summarized below.

2015 Executive Compensation Highlights and Recent Changes

•	Strong 2015 Performance. Based on our strong EBITDA performance in 2015, the annual incentive pool for our NEOs was funded at 109.25% of target amounts. Consequently, non-equity plan compensation in 2015 increased (year over year) for the NEOs due to exceeding the 2015 target level of performance, whereas our 2014 EBITDA performance had fallen short of the 2014 target level of performance.

•	New Individual Performance Component of Annual Incentive. The Annual Incentive Performance Plan (“AIPP”) plays an important role in our approach to total compensation. We believe it motivates participants to focus on improving our performance on key financial measures during the year, and it requires that we achieve defined, objectively determinable goals before participants become eligible for an incentive payout. For all NEOs other than the CEO, the Compensation and Benefits Committee could exercise discretion to increase or decrease the fixed portion of the non-equity incentive bonus a NEO otherwise earned within a range of 0% to 200% depending on the NEO’s annual performance rating (against pre-specified individual performance goals).

•	New Long-Term Incentive Plan (“LTIP”) Performance Measures. We implemented a new LTIP in 2015, with performance-based restricted stock units (“PRSUs”) that can be earned based on our achievement over a three-year period on the following three performance measures.

•	Return on invested capital (“ROIC”) (40% weighting)

•	EBITDA margin (40% weighting)

•	Relative TSR (20% weighting)

As discussed further in the “2015 Executive Compensation Components – Long-Term Equity Incentive Compensation” section of this proxy, these performance measures were developed after a rigorous bottom-up financial analysis of our business.

STOCKHOLDER ENGAGEMENT

We have conducted considerable stockholder outreach, through which we have sought ongoing input from our largest institutional investors and other stockholders regarding our executive compensation and other practices, and implemented changes based on this input. We value stockholder views and insights. Below are highlights of such stockholder engagement.

Pre-2015 Annual Meeting Stockholder Engagement:

•    Members of our senior executive team and members of the Compensation and Benefits Committee engaged in conversations with many of our largest stockholders.

•    Following such engagement and in response to the input provided by stockholders, prior to the completion of the 2015 annual meeting, we took a number of actions, which are detailed in this chart.

Pre-2015 Annual Meeting Actions:

✓     Redesigned Annual Incentive Performance Plan (AIPP) aligned with performance driven culture to incorporate an individual performance multiplier for each participant other than the CEO

✓     Implemented a Long Term Incentive (LTIP) program driven by performance outcomes

✓     Based the LTIP performance awards on 1/3 RSUs and 2/3 PRSUs vesting over 3 years

✓     Discontinued restricted stock (which had historically been subject solely to time based vesting) and stock option awards for key employees

✓     Adopted Stock ownership guidelines for executives and directors

✓     Adopted a formal claw back policy for all incentive-based awards granted on or after March 6, 2014

Post-2015 Annual Meeting Stockholder Engagement:

•    Emphasis on performance-based equity awards is important and ideally represents 2/3rds of total equity awards

•    Large sign-on equity awards (such as Mr. Stebbins’ 2014 inducement award) that are purely time-based are disfavored

•    Proxy statement description of compensation program was uneven, hard to follow and lacked detail

•    Introduce more balance and variety in the performance criteria used for incentive awards, where EBITDA is used in both short and long-term incentives

Post-2015 Annual Meeting Actions:

✓     This 2/3rds performance-based LTIP concentration for CEO compensation is mandated by our CEO’s 2014 employment agreement. We leveraged this concentration in 2015 as the basis for our LTIP grants to all other NEOs. We have continued this performance- based LTIP concentration in 2016 for grants to all NEOs.

✓     Large sign-on equity award for new CEO was one-time event in 2014 to attract and retain top talent; three-year cliff vesting provides long-term link to stockholder value. We will continue to evaluate and consider stockholder opinion with respect to onboarding compensation in the future.

✓     Refinements made for 2016 proxy statement disclosure

✓     In 2016, Cumulative EPS will replace EBITDA margin as a performance measure for 40% of the PRSU awards.

✓     We expect to have Compensation and Benefits Committee members continue to meet with stockholders up until and through the 2016 annual meeting and thereafter

✓     CEO base salary remained the same for both 2015 and 2016 (and has remained the same since the CEO’s appointment in 2014)

✓     Maintained LTIP with heavy (2/3rds) emphasis on performance-based PRSU component

✓     Modified the Executive Stock Ownership Guidelines to implement a mandatory holding requirement on 100% of net shares acquired upon vesting or exercise until the requirement is met

✓     Comprehensive review of executive compensation program by a newly-hired independent consultant to the Compensation and Benefits Committee

✓     Continue to evaluate mix of LTIP performance measures to reflect our business strategy

✓     In 2016, Cumulative EPS will replace EBITDA Margin as a performance measure.

✓     Performance criteria for the LTIP awards will include cumulative EPS (40%), ROIC (40%) and TSR relative to our peer group (20%).

✓     In 2016, we are adjusting the target LTIP award size for all NEOs (other than the CEO) to increase the portion of their compensation that is performance-based and at risk.

CORPORATE GOVERNANCE HIGHLIGHTS

Our Board is committed to having a sound governance structure that promotes the best interests of our stockholders. The following table highlights certain of our governance practices:

•	Requirement that at least a majority of the Board be independent

•	“Majority withhold vote” policy in uncontested elections of directors with a director resignation policy

•	Separation of the Chairman of the Board and Chief Executive Officer roles (independent Chairman of the Board)

•	Annual election of all directors (the Board was declassified in 2014 at the initiative of the Board)

•	Annual Board and Committee self-evaluation

•	Audit, Compensation & Benefits and Nominating and Corporate Governance Committees are comprised entirely of independent directors

•	Limitation on the number of a director’s outside board memberships to three

•	The independent directors meet regularly without the presence of management

•	Stock ownership and retention requirement for non-management directors and executive officers

•	No waivers of code of conduct policy for any director or executive officer

•	Risk oversight by the full Board and committees

•	The charters of the committees of the Board clearly establish the committees’ respective roles and responsibilities, including the authority to hire outside advisors independently of management

•	Our stockholders have the right to call special meetings

•	No poison pill in place

•	Clear and robust corporate governance guidelines

In addition, in connection with a review of our corporate governance practices and the consideration of input from our stockholders (including the receipt of a stockholder proxy access proposal from GAMCO), we have included in this proxy statement a proxy access proposal for evaluation by our stockholders which, if supported by our stockholders and adopted by our Board, would allow any stockholder or group of stockholders that has maintained ownership of 3% or more of the Company’s shares continuously for at least 3 years to include a specified number of director nominees in the Company’s proxy materials for the Company’s annual meeting of stockholders, subject to the procedures set forth in Proposal No. 4.

DIRECTOR NOMINEE HIGHLIGHTS

Name	Age	Director Since	Principal Occupation	Independent	Board Committees
Michael R. Bruynesteyn	52	2015	Treasurer & Vice President, Strategic Finance of Turner Construction Company	X	Audit Committee

Margaret S. Dano (Chairman of the Board)	56	2007	Retired Vice President, Worldwide Operations, Garrett Engine Boosting Systems (a division of Honeywell International, Inc.)	X	Nominating & Corporate Governance Committee

Jack H. Hockema	69	2014	Chairman & CEO of Kaiser Aluminum Corporation	X	Audit and Nominating and Corporate Governance (Chair) Committees

Paul J. Humphries	61	2014	President of High Reliability Solution (a business group of Flextronics International Ltd.)	X	Audit and Compensation & Benefits Committees

James S. McElya	68	2013	Chairman of the Board of Directors, Affinia Group Intermediate Holdings Inc.	X	Compensation & Benefits (Chair) and Nominating and Corporate Governance Committees

Timothy C. McQuay	64	2011	Retired Managing Director, Investment Banking with Noble Financial Markets	X	Audit (Chair) and Compensation & Benefits Committees

Donald J. Stebbins	58	2014	President and CEO of Superior Industries International, Inc.

Francisco S. Uranga	52	2007	Corporate Vice President and Chief Business Operations Officer for Latin America of Foxconn	X	Compensation & Benefits and Nominating & Corporate Governance Committees

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

General

Upon the recommendation of our Nominating and Corporate Governance Committee, the Board of Directors (the “Board”) has nominated the eight individuals listed below to stand for election at the Annual Meeting for a one-year term ending at the annual meeting of stockholders in 2017 or until their successors, if any, are elected or appointed. All nominees have consented to be named in this proxy statement and to serve as directors, if elected. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the election of a substitute nominee(s) proposed by the Nominating and Corporate Governance Committee of the Board. If any such substitute nominee(s) are designated, we will file an amended proxy statement and WHITE proxy card that identifies the substitute nominee(s) and provide information required by the rules of the Securities and Exchange Commission. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

The Board, through the Nominating and Corporate Governance Committee, considers the following experience, qualifications, attributes and skills of both potential director nominees as well as existing members of the Board:

For more information regarding director nominations and qualifications, see the sections titled “Information about Director Nominees” and “Director Selection” beginning on page 9.

Information about Director Nominees

Set forth below is information about our nominees, including their names and ages, recent employment or principal occupation, their period of service as a Superior director, the names of other public companies for which they currently serve as a director or have served as a director within the last five years, and a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as a director.

Each of the nominees for director has been nominated for election by the Board upon recommendation by the Nominating and Corporate Governance Committee and has consented to serve if elected. When a member of the Nominating and Corporate Governance Committee is under consideration for nomination, the nominee typically recuses himself or herself from the discussion and abstains from the voting on the recommendation.

MICHAEL R. BRUYNESTEYN

Treasurer and Vice President, Strategic Finance, Turner Construction Company

Independent

Age: 52

Director since: 2015

Board Committee: Audit

Qualifications: Mr. Bruynesteyn has developed a deep understanding of capital markets from hands-on experience over the last 20 years. He cultivated a firm grasp of the investor’s perspective from the vantage points of directing investor relations for General Motors, leading the award-winning sellside research team covering the automotive industry for Prudential Securities, and investing on the buyside as part of a $6 billion hedge fund owned by Lehman Brothers. Mr. Bruynesteyn built on this knowledge base by providing deal-making advice to automotive and energy storage companies with boutique investment bank Strauss Capital. He remains active in the capital markets in his current role as Treasurer of Turner Construction, where he leads a team focused on cash generation and is responsible for investing more than $1 billion of the company’s funds. Mr. Bruynesteyn continues his engagement in the automotive industry as a member of the Advisory Board of Levant Power, a developer of breakthrough active suspension technology.

Mr. Bruynesteyn is Treasurer and Vice President, Strategic Finance of Turner Construction Company, the largest non-residential commercial construction company in the United States, a position he has held since 2013. He previously was a Managing Director at the investment banking firm Strauss Capital Partners, where he served middle-market clients, raising capital, providing board-level financial advisory services and executing M&A transactions from 2008 to 2012. Prior to that, Mr. Bruynesteyn was a Managing Director in the asset management division of Lehman Brothers, where he focused on transportation-related investments from 2006 to 2008. From 1999 to 2006, Mr. Bruynesteyn was a Senior Equity Research Analyst at Prudential Equity Group in the Automotive Group, where he acted as a sell-side analyst. Prior to his position at Prudential Equity Group, Mr. Bruynesteyn worked at General Motors, where he held various finance positions until he departed as Director of Investor Relations in 1998.

Education:

Mr. Bruynesteyn holds a Bachelor of Applied Science in Mechanical Engineering from the University of British Columbia and a Master of Business Administration from the London Business School.

Current Directorships:

None

Former Directorships:

None

MARGARET S. DANO

Retired Vice President, Worldwide Operations, Garrett Engine Boosting Systems (a division of Honeywell International, Inc.)

Chairman of the Board

Independent

Director since: 2007

Age: 56

Board Committee: Nominating and Corporate Governance

Qualifications: Ms. Dano has been active in the automotive industry for almost 10 years. She also has served on and led boards for public and private companies that have delivered strong operating improvements, realizing positive results for investors. Ms. Dano brings expertise in strategic planning, product management, start-up and global operations, and cost and quality improvements to our Board. Additionally, Ms. Dano provides substantial experience in analyzing and integrating acquisitions into existing business units in addition to her expertise and qualifications as a long-standing director of Superior.

Ms. Dano was our Lead Director from 2010 until she became our Chairman on March 31, 2014. Ms. Dano brings to this position over 30 years of experience in large, industry leading companies. Ms. Dano was Vice President, Worldwide Operations of Garrett Engine Boosting Systems, a division of Honeywell International, Inc. (NYSE: HON) (“Honeywell”), from June 2002 until her retirement from that position in 2005. From April 2002 to June 2002, she was Vice President, Global Operations, Automation and Controls Solutions of Honeywell. She was Vice President, Supply Chain, Office Products of Avery Dennison Corporation (NYSE: AVE) (“Avery Dennison”) from January 1999 to April 2002, and was Avery Dennison’s Vice President, Corporate Manufacturing and Engineering from 1997 to 1999. Previously, she was Vice President, Operations Accessories, North America, of Black & Decker Corporation (NASDAQ: SWK), and she served as a Program Manager, Product Manager and Plant Manager for General Electric Corporation (NYSE: GE) for a five-year period in the early 1990s.

Education:

Ms. Dano received a B.S.M.E. in mechanical engineering from the General Motors Institute of Technology and Management.

Current Directorships:

Industrial Container Services, Inc. (Compensation Committee) and Douglas Dynamics, Inc. (Audit, Compensation and Governance Committees)

Former Directorships:

Fleetwood Enterprises and Anthony International

JACK A. HOCKEMA

Chairman and Chief Executive Officer Kaiser Aluminum Corporation

Independent

Director since: 2014

Age: 69

Board Committees: Audit and Nominating and Corporate Governance (Chair)

Qualifications: Mr. Hockema brings considerable and valuable talent developed throughout his career, including as Chairman and CEO of a public company. In particular, Mr. Hockema contributes important expertise to the Board, including automotive and aluminum industry knowledge, metals fabrication and operations experience, strategic planning and financial acumen. Mr. Hockema also has extensive experience in mergers and acquisitions as well as capital markets transactions. Mr. Hockema has demonstrated the ability to deliver shareholder value through, among other initiatives, turning around underperforming operations, repositioning manufacturing portfolios, and delivering long-term profitable growth and industry-leading shareholder returns.

Mr. Hockema is the Chairman and Chief Executive Officer of Kaiser Aluminum Corporation (NASDAQ: KALU) (“Kaiser”), a leading producer of semi-fabricated specialty aluminum products. He previously served as President from October 2001 to December 2015, Executive Vice President of Kaiser Aluminum and President of the Kaiser Fabricated Products division from January 2000 to October 2001, and Executive Vice President of Kaiser from May 2000 to October 2001. He served as Vice President of Kaiser from May 1997 to May 2000. Mr. Hockema was President of Kaiser Engineered Products from March 1997 to January 2000. He served as President of Kaiser Extruded Products and Engineered Components from September 1996 to March 1997. Mr. Hockema served as a consultant to Kaiser and acting President of Kaiser Engineered Components from September 1995 to September 1996. Mr. Hockema was an employee of Kaiser from 1977 to 1982, working at the Trentwood facility in Spokane, Washington, and serving as plant manager of the former Union City, California can plant and as operations manager for Kaiser Extruded Products. In 1982, Mr. Hockema left Kaiser to become Vice President and General Manager of Bohn Extruded Products, a division of Gulf+Western, and later served as Group Vice President of American Brass Specialty Products until June 1992. From June 1992 to September 1996, Mr. Hockema provided consulting and investment advisory services to individuals and companies in the metals industry.

Education:

He holds a M.S. in Management and a B.S. in Civil Engineering, both from Purdue University.

Current Directorships:

Kaiser Aluminum Corporation

Former Directorships:

Clearwater Paper Corp.

PAUL J. HUMPHRIES

President of High Reliability Solutions, a business group at Flextronics International Ltd.

Independent

Director since: 2014

Age: 61

Board Committees: Audit and Compensation and Benefits

Qualifications: Mr. Humphries has extensive experience in the automotive supplier industry and senior level management experience with multinational public companies, providing valuable expertise in strategy, growth, human resources and global operations. Further, Mr. Humphries has extensive experience in planning, implementing and integrating mergers and acquisitions.

Mr. Humphries is the President of High Reliability Solutions, a business group at Flextronics International Ltd. (NASDAQ: FLEX) (“Flex”), a global end-to-end supply chain solutions company that serves the medical, automotive and aerospace and defense markets, a position he has held since 2011. From 2006 to 2011, Mr. Humphries served as Executive Vice President of Human Resources at Flex. In that capacity, he led Flex’s global human resources organization, programs and related functions including global loss prevention, environmental compliance and management systems. Mr. Humphries joined Flex with the acquisition of Chatham Technologies Incorporated in April 2000. While at Chatham Technologies, he served as Senior Vice President of Global Operations. Prior to that, Mr. Humphries held several senior management positions at Allied Signal, Inc. (NYSE: ALD) and its successor Honeywell Inc. (NYSE: HON), BorgWarner Inc. (NYSE: BWA) and Ford Motor Company (NYSE: F).

Education:

Mr. Humphries has a B.A. in applied social studies from Lanchester Polytechnic (now Coventry University) and post-graduate certification in human resources management from West Glamorgan Institute of Higher Education.

Current Directorships:

Silicon Valley Education Foundation (Chairman)

Prior Directorships:

None

JAMES S. MCELYA

Chairman of the Board of Directors, Affinia Group Intermediate Holdings Inc.

Independent

Director since: 2013

Age: 68

Board Committees: Compensation and Benefits (Chair) and Nominating and Corporate Governance

Qualifications: Mr. McElya has expertise in the automotive industry as well as leadership experience, including his services as the chief executive officer of a public company. Mr. McElya also provides substantial experience with mergers and acquisitions in the automotive industry – Mr. McElya was instrumental in bringing Cooper Standard from a $1.5 billion business in 2004 to over $3.0 billion when he retired as CEO in 2012. This growth was predominantly a result of a comprehensive M&A strategy. He contributes leadership and strategy experience combined with operation and management expertise.

Mr. McElya is currently chairman of the board of directors of Affinia Group Intermediate Holdings Inc. Until 2013, Mr. McElya was chairman of the board of directors and, until 2012, chief executive officer of Cooper Standard Holdings Inc. Previously, he had served as president of Cooper-Standard Automotive (NYSE: CSA) (“Cooper Standard”), the principal operating company of Cooper Standard Holdings, and as corporate vice president of Cooper Tire & Rubber Company, the parent company of Cooper Standard, until 2004. Mr. McElya has also served as President of Siebe Automotive Worldwide and over a 22-year period held various senior management positions with Handy & Harman. Mr. McElya is a past chairman of the Motor Equipment Manufacturers Association (MEMA) and a past chairman of the board of directors of the Original Equipment Supplier Association (OESA).

Education:

Mr. McElya attended West Chester University.

Current Directorships:

Affinia Group Intermediate Holdings Inc. (Chairman)

Former Directorships:

Cooper Standard Holdings Inc.

TIMOTHY C. MCQUAY

Retired Managing Director, Investment Banking, Noble Financial Capital Markets

Independent

Director since: 2011

Age: 64

Board Committees: Audit (Chair) and Compensation and Benefits

Qualifications: Mr. McQuay provides, among other qualifications, his extensive business and financial experience and his public company board experience, which includes extensive experience on compensation and audit committees. Further, Mr. McQuay provides a deep knowledge of the capital markets and significant investment banking experience, having been involved in mergers and acquisitions representing in aggregate more than $4 billion. Mr. McQuay also brings to the Board valuable insight into corporate strategy and risk management that he has gained from his 36 years of experience in the investment banking and financial services industries. Of particular relevance to his service on our Board, while Mr. McQuay also served on Keystone’s board, the company made eight strategic acquisitions between 1996 and 2007 representing more than $400 million in aggregate value. Mr. McQuay served on Keystone’s special committee in connection with the company’s sale to LKQ Corporation in 2007 for $800 million.

Mr. McQuay brings with him nearly 36 years of financial advisory experience to the Board. From November 2011 until his retirement in December 2015, he served as Managing Director, Investment Banking with Noble Financial Capital Markets, an investment banking firm. Previously, he served as Managing Director, Investment Banking with B. Riley & Co., an investment banking firm, from September 2008 to November 2011. From August 1997 to December 2007, he served as Managing Director – Investment Banking at A.G. Edwards & Sons, Inc. From May 1995 to August 1997, Mr. McQuay was a Partner at Crowell, Weedon & Co. and from October 1994 to August 1997 he also served as Managing Director of Corporate Finance. From May 1993 to October 1994, Mr. McQuay served as Vice President, Corporate Development with Kerr Group, Inc., a New York Stock Exchange listed plastics manufacturing company. From May 1990 to May 1993, Mr. McQuay served as Managing Director of Merchant Banking with Union Bank.

Education:

Mr. McQuay received an A.B. degree in economics from Princeton University and a M.B.A. degree in finance from the University of California at Los Angeles.

Current Directorships:

Perseon Corp. (Chairman)

Former Directorships:

Keystone Automotive Industries, Inc. (Chair, Audit Committee) Meade Instruments Corp. (Chairman)

DONALD J. STEBBINS

Superior Industries International, Inc. President and Chief Executive Officer

Director since: 2014

Age: 58

Board Committees: None

Qualifications: Mr. Stebbins has more than 28 years of leadership experience in global operations and finance, including over 19 years of experience in the automotive supplier industry. Mr. Stebbins was appointed to the Board of the Company because of his knowledge of the Company as Chief Executive Officer and based on the entirety of his experience and skills, including in particular his significant experience in the automotive industry and background in corporate finance and growth – as part of the senior management team at Lear. Mr. Stebbins contributed to that company’s significant growth in revenue (from approximately $800 million to $17 billion). This experience includes the operational and financial analysis of operating units as well as managing all aspects of significant merger and acquisition and financial transactions – in particular, as Chief Financial Officer of Lear, Mr. Stebbins was involved in $15 billion of capital markets transactions (including over 17 acquisitions).

Mr. Stebbins was appointed as the Company’s President and Chief Executive Officer effective May 5, 2014. He was previously Chairman, President and Chief Executive Officer of Visteon Corporation (NYSE: VC) (“Visteon”), a global supplier of automotive systems, modules and components to global automotive original equipment manufacturers, from December 1, 2008 through August 2012. Mr. Stebbins was a member of the board of directors of Visteon from December 2006 through August 2012. Prior to that, Mr. Stebbins was Visteon’s President and Chief Executive Officer from June 2008 through November 2008, and its President and Chief Operating Officer from May 2005 through May 2008. After leaving Visteon in 2012, Mr. Stebbins provided consulting services for several private equity firms. Before joining Visteon, Mr. Stebbins served as President and Chief Operating Officer of operations in Europe, Asia and Africa for Lear Corporation (NYSE: LEA) (“Lear”), a supplier of automotive seating and electrical distribution systems, since August 2004, President and Chief Operating Officer of Lear’s operations in the Americas since September 2001, and prior to that as Lear’s Chief Financial Officer.

Education:

Mr. Stebbins has an M.B.A. from the University of Michigan and a B.S. in Finance from Miami University.

Current Directorships:

WABCO Holdings and Snap-On Incorporated

Former Directorships:

Visteon Corporation

ITT Corp.

FRANCISCO S. URANGA

Corporate Vice President and Chief Business Operations Officer for Latin America, Foxconn

Independent

Director since 2007

Age: 52

Board Committees: Compensation and Benefits and Nominating and Corporate Governance

Qualifications: Given the Company’s significant operations in Mexico, Mr. Uranga’s expertise in developing and managing operations in that country is a valuable contribution to the Board.

Mr. Uranga is Corporate Vice President and Chief Business Operations Officer for Latin America at Taiwan-based Foxconn Electronics, Inc., the largest electronic manufacturing services company in the world, a position he has held since 2005. In this position Mr. Uranga is responsible in Latin America for government relations, regulatory affairs, incentives, tax and duties, legal, customs, immigration, and land and construction issues. From 1998 to 2004, he served as Secretary of Industrial Development for the state government of Chihuahua, Mexico. Previously, Mr. Uranga was Deputy Chief of Staff and then Chief of Staff for Mexican Commerce and Trade Secretary Herminio Blanco, where he actively participated in implementing the North American Free Trade Agreement and in negotiating key agreements for the Mexican government as part of the country’s trade liberalization. Earlier, Mr. Uranga was Sales and Marketing Manager for American Industries International Corporation.

Education:

He earned a B.B.A. in Marketing from the University of Texas at El Paso and a Diploma in English as a Second Language from Brigham Young University.

Current Directorships:

Corporación Inmobiliaria Vesta

Tenet Hospitals, the Hospitals of Providence Transmountain Campus

Past Directorships:

None

Vote Required

If, as expected, the election is a contested election, each director nominee must receive the affirmative vote of a plurality of the votes cast to be elected, meaning that the eight persons receiving the largest number of “yes” votes will be elected as directors. You may vote in favor of any or all of the nominees or you may withhold your vote as to any or all of the nominees. Also refer to “Information About the Annual Meeting and Voting beginning on page 77 for a discussion of the Company’s policy in its Corporate Governance Guidelines for election of directors. The nominees receiving the highest number of affirmative votes of the shares entitled to vote at the meeting will be elected as directors. Proxies may not be voted for more than the eight directors and stockholders may not cumulate votes in the election of directors.

Recommendation of the Board

We believe each of our eight director nominees have the professional and leadership experience, industry knowledge, commitment, diversity of skills and ability to work in a collaborative manner necessary to execute our strategic plans. The Board believes each of our eight director nominees is superior to the nominees proposed by GAMCO and, further, the nominees proposed by GAMCO do not add further qualifications, experience or perspective to the Board. Further, we believe that directors should serve all stockholders and not merely represent the interests of certain stockholders. We believe the election of the Company’s eight nominees named in

Proposal No. 1 and on the enclosed WHITE proxy card best position the Company to deliver value to and represent the interests of all Company stockholders.

The Board unanimously recommends a vote “FOR” its eight nominees for election as Director on the enclosed WHITE proxy card, and urges you NOT to sign or return the          proxy card(s) that you may receive from GAMCO, its affiliates or any other party. Proxies solicited by the board will be voted “FOR” Superior’s eight nominees unless stockholders specify a contrary vote.

Notice of Other Possible Nominees

On February 4, 2016, we received a letter from one of our stockholders, GAMCO, expressing its intention to nominate Matthew Goldfarb, F. Jack Liebau, Jr., and Ryan J. Morris for election as directors at the Annual Meeting. The nominations by GAMCO were made in compliance with the nomination procedures set forth in the Bylaws.

Members of the Nominating and Corporate Governance Committee have interviewed each of the GAMCO director nominees. Based on these interviews, reviews of the GAMCO nominees’ resumes and backgrounds, and completed director and officer questionnaires completed by the nominees, the Board, based on the recommendation of the Nominating and Corporate Governance Committee, continues to believe that the Company’s nominees – Ms. Dano and Messrs. Bruynesteyn, Hockema, Humphries, McElya, McQuay, Stebbins and Uranga – represent an extremely experienced slate of nominees and the best nominees to serve the interests of all stockholders of Superior.

If GAMCO proceeds with the solicitation of proxies or nominates Messrs. Goldfarb, Liebau and Morris for election as directors at the Annual Meeting, you will receive an opposing proxy statement and proxy card or other proxy solicitation materials from GAMCO. We are not responsible for the accuracy of any information provided by or relating to GAMCO contained in any proxy solicitation materials filed or disseminated by, or on behalf of, GAMCO or any other statements they may otherwise make.

The Board has not approved or endorsed the nomination of Messrs. Goldfarb, Liebau and Morris and, at this time, strongly urges you not to sign or return the          proxy card that GAMCO may send to you and to discard any proxy materials and proxy cards that you may receive from GAMCO. Superior believes that the breadth of relevant and diverse experience of the current Board represents the best interests of its stockholders and that the directors nominated by the Board should be re-elected.

BACKGROUND OF THE CONTESTED SOLICITATION

Since 2013, GAMCO has engaged Superior in costly proxy fights. Over this same period, Superior has appointed 5 new directors to the Board of Directors and, as recently as August 2015, sought input from GAMCO with respect to director candidates. Again this year, GAMCO has chosen to wage a proxy contest rather than engage Superior in a meaningful dialogue that would benefit all stockholders.

Below is a table showing the results of each proxy contest initiated by GAMCO. Most recently, in 2015, Superior’s nominees received “for” votes representing, on average, 81% of the votes cast, while GAMCO’s nominees received “for” votes constituting approximately 17% of the votes cast.

SUPERIOR Nominees[1]	% of Votes Cast	GAMCO Nominees	% of Votes Cast
	2013

Sheldon I. Ausman	49.43%	Walter M. Schenker	43.90%
	2014

Donald J. Stebbins	78.51%	Philip T. Blazek	20.70%
James S. McElya	78.24%	Ryan J. Morris	19.81%
Francisco S. Uranga	78.42%	Walter M. Schenker	20.71%
Paul J. Humphries	78.51%

	2015

Margaret S. Dano	87.31%	Glenn J. Angiolillo	17.22%
Jack A. Hockema	87.29%	Philip T. Blazek	17.22%
Paul J. Humphries	82.41%	Walter M. Schenker	17.22%
James S. McElya	86.65%
Timothy C. McQuay	68.53%
Donald J. Stebbins	73.64%
Francisco S. Uranga	81.21%

[1]	Prior to the Company’s 2015 Annual Meeting, the Company had a classified Board. Under the classified Board structure, Mr. Ausman was the sole director nominated for election in 2013, and Messrs. Stebbins, McElya, Uranga and Humphries constituted the class of directors nominated for election in 2014.

Previous Contests

2013

•	In 2013, GAMCO waged a proxy contest against Superior, nominating a director for election at our 2013 annual stockholder meeting. GAMCO’s nominee received 44% of the votes cast and was not elected by the stockholders to Superior’s Board.

2014

•	In 2014, GAMCO waged a proxy contest against Superior, nominating three directors for election at our 2014 annual stockholder meeting.

•	On July 30, 2014, the Company announced that the proxy advisory firm Institutional Stockholder Services Inc. had recommended that the Company’s stockholders vote for the Company’s director nominees at the 2014 Annual Meeting rather than GAMCO’s nominees.

•	On August 4, 2014, the Company announced that the proxy advisory firm Glass, Lewis & Co., LLC, had recommended that the Company’s stockholders vote for the Company’s director nominees at the 2014 Annual Meeting rather than GAMCO’s nominees.

•	On August 6, 2014, the Company announced that the proxy advisory firm Egan-Jones Proxy Services, had recommended that the Company’s stockholders vote for the Company’s director nominees at the 2014 Annual Meeting rather than GAMCO’s nominees.

•	On August 15, 2014, the Company held its 2014 Annual Meeting. At the 2014 Annual Meeting, each of the Company’s director nominees was elected as director for a one-year term expiring in 2015. None of GAMCO’s nominees for election as directors were elected by the Company’s stockholders to the Board. The Company’s director nominees received over 78% of the votes cast, while GAMCO’s nominees received only approximately 21% of the votes cast in the election.

2015

•	In 2015, GAMCO waged a proxy contest against Superior, nominating three directors for election at our 2015 annual stockholder meeting.

•	On April 20, 2015, the Company announced that the proxy advisory firm Institutional Stockholder Services Inc. had recommended that the Company’s stockholders vote for the Company’s director nominees at the 2015 Annual Meeting rather than GAMCO’s nominees.

•	On April 23, 2015, the Company announced that the proxy advisory firm Glass, Lewis & Co., LLC, had recommended that the Company’s stockholders vote for the Company’s director nominees at the 2015 Annual Meeting rather than GAMCO’s nominees.

•	On April 30, 2015, the Company announced that the proxy advisory firm Egan-Jones Proxy Services, had recommended that the Company’s stockholders vote for the Company’s director nominees at the 2015 Annual Meeting rather than GAMCO’s nominees.

•	On May 5, 2015, the Company held its 2015 Annual Meeting. At the 2015 Annual Meeting, the Company’s director nominees were elected as directors for a one-year term expiring in 2016. None of GAMCO’s nominees for election as directors was elected by the Company’s stockholders to the Board. The Company’s director nominees received “FOR” votes representing, on average, 81% of the votes cast, while GAMCO’s nominees received “FOR” votes representing only 17% of the votes cast in the election.

Current Contest

•	Following the 2015 proxy contest, in July 2015, the Chairman of the Company’s Board, Margaret Dano, reached out to Mario Gabelli in advance of a previously scheduled meeting set to occur on August 26, 2015. Ms. Dano communicated to Mr. Gabelli that the Board of the Company believed it was in the Company’s and GAMCO’s best interests to avoid the expense and distraction of a contested director election in 2016 and the Board wished to work with GAMCO to achieve this goal. Ms. Dano also communicated that, for a number of reasons, Superior’s Board had decided to engage in a search for an additional director to be added to the Board in the event a highly-qualified and satisfactory candidate could be found. The Board made this decision based on, among other factors, (i) a review of the Board’s skills matrix and skills needs; (ii) review of the current Board composition; (iii) stockholder input, including from GAMCO; and (iv) a desire to avoid another expensive proxy contest with GAMCO. Ms. Dano explained that the Board’s focus was on finding high quality candidates who would strengthen the Board as a whole, to the benefit of all stockholders.

•	Ms. Dano solicited GAMCO’s input during the director search process. Mr. Gabelli mentioned two individuals for Superior’s consideration in its director search process but was not interested in participating more formally in the search process.

•

Also in July 2015, the Nominating and Corporate Governance Committee engaged a third party search firm, Egon Zehnder, to assist in a search for an additional director. The third party search firm brought forth and/or reviewed a number of candidates, including the two individuals noted by Mr. Gabelli. One of the individuals was unavailable to participate as a candidate for Superior’s Board due to a conflict as a result of such person running for political office. The search firm vetted the second individual and the Nominating and Corporate Governance Committee determined such individual was not a good fit for the Company.

•	Ms. Dano provided Mr. Gabelli an update regarding the director search process and sought further feedback from Mr. Gabelli regarding other potential candidates Mr. Gabelli might find acceptable. Mr. Gabelli declined to provide further suggestions or otherwise participate in the director search process. However, in conducting its director search, the Nominating and Corporate Governance Committee considered certain other candidates previously nominated by GAMCO in proxy contests with other public companies (including Matthew Goldfarb).

•	On August 26, 2015, Ms. Dano and Messrs. Hockema and Stebbins met with Mr. Gabelli. The Superior representatives communicated to Mr. Gabelli Superior’s accomplishments over the last year, the goal of appointing high-caliber candidates to the Board who represent all of the Company’s stockholders and the desire to avoid a proxy contest in 2016. Mr. Gabelli responded that he anticipated engaging in a proxy contest in 2016.

•	In August and September of 2015, the Nominating and Corporate Governance Committee considered the resumes of and reports regarding potential candidates for the Board (including individuals who have served on boards of directors on behalf of GAMCO), in light of the committee’s review of the Board’s skills matrix, the current Board composition and stockholder input. The Nominating and Corporate Governance Committee conducted interviews with director candidates whose background demonstrated experience and skills that had the potential to bring value to the Board, the Company and its stockholders.

•	Following its thorough search process and deliberation, including with regard to, among other considerations, the Board of Directors’ skills matrix, and after giving careful consideration to certain individuals previously nominated by GAMCO in proxy contests with other public companies (including Mr. Goldfarb), the Nominating and Corporate Governance Committee recommended that Michael Bruynesteyn be appointed to the Board.

•	On November 3, 2015, upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Mr. Bruynesteyn to the Board. Mr. Bruynesteyn represents the fifth new director added to the Board since December 2013.

•	On December 3, 2015, the Company announced that the Board declared a quarterly dividend of $0.18 per share, representing the continuation of the Company’s uninterrupted cash dividend since 1982. Together with its share repurchase program, the Company has returned $150 million to its stockholders since 2010.

•	On January 14, 2016, Superior announced that its Board had approved an additional $50 million stock repurchase program to follow the completion of the 2014 $30 million stock repurchase program.

•	On February 4, 2016, despite having its director candidates rejected by stockholders for the past three years and being offered the opportunity to participate in a director search process, GAMCO delivered a nomination letter to the Company indicating that it was going to nominate Messrs. Goldfarb, Liebau and Morris for election as directors of the Company at the 2016 Annual Meeting. Also on February 4, 2015, GAMCO filed an amended Scheduled 13D disclosing its intent to nominate three directors.

•	On February 10, 2016, the Company, in another effort to avoid a proxy contest, reached out to GAMCO via letter, offering to have the Company’s Nominating and Governance Committee interview GAMCO’s nominees. The Company further requested that GAMCO’s nominees complete the Company’s standard director and officer questionnaire.

•	On March 3, 2016, members of the Nominating and Corporate Governance Committee interviewed each of the GAMCO director nominees. Based on these interviews and completed director and officer questionnaires completed by the nominees, the Board, based on the recommendation of the Nominating and Corporate Governance Committee, continues to believe that the Company’s nominees – Ms. Dano and Messrs. Bruynesteyn, Hockema, Humphries, McElya, McQuay, Stebbins and Uranga – represent an extremely experienced slate of nominees and the best nominees to serve the interests of all stockholders of Superior.

THE BOARD STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY          PROXY CARD OR VOTING INSTRUCTION FORM THAT YOU MAY RECEIVE FROM GAMCO, EVEN AS A PROTEST VOTE AGAINST GAMCO OR GAMCO’S NOMINEES. DOING SO WILL INVALIDATE ANY PRIOR VOTE YOU SUBMITTED ON THE WHITE PROXY CARD IN SUPPORT OF SUPERIOR’S DIRECTOR NOMINEES.

BOARD STRUCTURE AND COMMITTEE COMPOSITION

Board Structure and Leadership

The Board has separated the roles of Chairman of the Board and Chief Executive Officer, with Margaret Dano serving as Chairperson since April 1, 2014. The Board believes that this leadership structure best serves the objectives of the Board’s oversight of management, the Board of Director’s ability to carry out its roles and responsibilities on behalf of stockholders and Superior’s overall corporate governance. The Board also believes that this leadership structure allows the Chief Executive Officer to focus his time and energy on operating and managing the Company and will provide an appropriate balance between strong leadership, appropriate safeguards and oversight by non-employee directors.

Superior’s Corporate Governance Guidelines provide the Board with flexibility to select the appropriate leadership structure depending on then current circumstances. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of Superior’s stockholders. If the Board appoints a Chairperson that is an independent director, pursuant to the terms of Superior’s Corporate Governance Guidelines, the Chairperson also serves as the “Lead Director.” If the Chairperson is not an independent director, on an annual basis, one of the independent directors is designated by a majority of the independent directors to be the Lead Director.

Director Independence

On an annual basis, the Board, with the assistance of the Nominating and Corporate Governance Committee, makes an annual determination as to the independence of each director using the current standards for “independence” established by the New York Stock Exchange, additional criteria set forth in Superior’s Corporate Governance Guidelines, and consideration of any other material relationship a director may have with Superior as disclosed in annual director and officer questionnaires. Our Corporate Governance Guidelines provide that a majority of the Board and all members of the Audit, Compensation and Benefits and Nominating and Corporate Governance Committees of the Board will be independent.

The Board has determined that all of its current directors are independent under these standards, except for Donald J. Stebbins, our Chief Executive Officer. All members of each of Superior’s Audit, Compensation and Benefits Committee and Nominating and Corporate Governance committees are independent directors. In addition, upon recommendation of the Nominating and Corporate Governance Committee, the Board has determined that the members of the Audit Committee and Compensation and Benefits Committee meet the additional independence criteria required for audit committee and compensation committee membership under the New York Stock Exchange applicable listing standards.

Board Composition

We recognize the importance of board refreshment to achieve the right blend of institutional knowledge and fresh perspectives. The composition of our Board has changed significantly in recent years. Five of our current directors joined the Board since 2013, with the size of the Board being increased to eight directors in 2015 with the appointment of Mr. Bruynesteyn. In addition, the Board has affirmatively determined that seven of our eight directors are independent using the current standards for “independence” established by the New York Stock Exchange.

Independent directors comprise 87.5% of our Board and the average tenure of our directors is 3.6 years:

Tenure by Director

Director	Start Date	Tenure
Margaret S. Dano	January 1, 2007	9.1 years
Donald J. Stebbins	May 5, 2014	1.8 years
Michael R. Bruynesteyn	November 3, 2015	0.3 years
Jack A. Hockema	December 16, 2014	1.2 years
Paul J. Humphries	August 15, 2014	1.5 years
James S. McElya	December 6, 2013	2.2 years
Timothy C. McQuay	November 15, 2011	4.3 years
Francisco S. Uranga	January 1, 2007	9.1 years

Meetings and Attendance

During 2015, the Board held 6 meetings. During this period, all of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which each such director served, during the period for which each such director served. All of Superior’s directors attended last year’s Annual Meeting on May 5, 2015, with the exception of Mr. Bruynesteyn, who was not appointed to the Board until November 2015. Superior’s directors are not required, but are strongly encouraged, to attend the Annual Meeting of stockholders.

The Board and its committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during 2015. Additionally, the independent directors met in executive session regularly without the presence of management. The Chairperson and Lead Director, Ms. Dano, presided over executive sessions of the independent directors in 2015.

Director Selection

Our Nominating and Corporate Governance Committee seeks to build and maintain an effective, well-rounded, financially literate and diverse Board that represents all of our stockholders.

Process for Identification and Review of Directors Candidates to Join the Board

Identifying and recommending individuals for nomination, election or re-election to our Board is a principal responsibility of our Nominating and Corporate Governance Committee. This Committee carries out this function through an ongoing, year-round process, which includes the annual Board and committee evaluation process. Each director and director candidate is evaluated by the Nominating and Corporate Governance Committee based on his or her individual merits, taking into account Superior’s needs and the composition of our Board.

To assist in its evaluation of directors and director candidates, the Nominating and Corporate Governance Committee looks for certain experiences, qualifications, attributes and skills that would be beneficial to have represented on the Board and on our committees at any particular point in time. Nominees for the Board should be committed to enhancing long-term stockholder value and must possess relevant experience and skills, good business judgment, and personal and professional integrity. Among the experiences, qualifications, attributes and skills considered by the Nominating and Corporate Governance Committee are senior executive experience, automotive industry experience, financial experience, public company board experience, operational management, international business, capital markets and/or banking experience, legal and regulatory compliance and diversity. The Nominating and Corporate Governance Committee seeks diversity of business experience, viewpoints and personal background, and diversity of skills in finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board.

In recommending candidates for election to the Board, the Nominating and Corporate Governance Committee considers nominees recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. The Nominating and Corporate Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. The Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees, which it did in 2015 when seeking a new member of the Board to contribute capital markets experience.

Stockholder Nominations

Any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as director at a meeting by providing written notice of such stockholder’s intent to make such nomination or nominations to the Corporate Secretary of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary of the date of the preceding year’s annual meeting. With respect to an election to be held at a special meeting of stockholders for the election of directors, stockholder nominations must be made not later than the close of business on the later of the 90th day prior to such special meeting nor earlier than the close of business on the 120th day prior to such special meeting, or no later than the close of business on the 10th day following the date a public announcement has been made of the date of the special meeting and of the nominees proposed by the Board to be elected or reelected at such meeting. When submitting candidates for nomination to be elected at Superior’s annual meeting of stockholders, the stockholder must follow the notice procedures and provide the information required by the Bylaws. The notice must be submitted in writing to the following address: Superior Industries International, Inc., Attn: Corporate Secretary, 26600 Telegraph Rd., Suite 400, Southfield, MI 48034. The recommendation must include the same information as is specified in the Bylaws for stockholder nominees to be considered at an Annual Meeting, including but not limited to the following:

•	the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•	a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•	such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board, including the nominee’s age, business address and residence address, the principal occupation or employment of the nominees, business experience for the past five years and any directorships held by the nominee, including directorships held during the past five years, Company share ownership of the nominee and whether and the extent to which any hedging or other transaction or series of transactions have been entered into by or on behalf of the nominee with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee; and

•	the consent of each nominee to serve as a director of the corporation if so elected.

The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these procedures, and the nomination shall be void.

Committees of the Board

Superior has three standing committees: the Audit Committee, the Compensation and Benefits Committee and the Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by the Board. A copy of each charter can be found by clicking on “Board Committee Charters” in the “Investors” section of our website at www.supind.com. This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this Proxy Statement.

AUDIT COMMITTEE

Members:

Timothy C. McQuay, Chairperson

Jack A. Hockema

Paul J. Humphries

Michael R. Bruynesteyn

Meetings in 2015: 5

Independence: The Board has determined that each member of the Audit Committee is “independent” under the NYSE listing standards and satisfies the other requirements under the NYSE listing standards and SEC rules regarding audit committee membership, and each of Messrs. Hockema, McQuay and Bruynesteyn qualifies as an “audit committee financial expert” and that each member of the Audit Committee satisfies the “financial literacy” requirements of the NYSE listing standards.

Key Responsibilities:

The Audit Committee is responsible for reviewing the financial information which will be provided to stockholders and others, reviewing the system of internal controls which management and the Board have established, appointing, retaining and overseeing the performance of the independent registered public accounting firm, overseeing Superior’s accounting and financial reporting processes and the audits of Superior’s financial statements, and pre-approving audit and permissible non-audit services provided by the independent registered public accounting firm.

The report of the Audit Committee is on page 76 of this Proxy Statement.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Members:

Jack A. Hockema, Chairperson

Margaret S. Dano

James S. McElya

Francisco S. Uranga

Meetings in 2015: 4

Independence: Each member of this committee is an independent director under applicable NYSE listing standards.

Key Responsibilities:

The Nominating and Corporate Governance Committee is responsible for overseeing, reviewing and making periodic recommendations concerning Superior’s corporate governance policies, for recommending to the Board candidates for election to the Board and to committees of the Board, overseeing the Board of Director’s annual self-evaluation and reporting annually to the Board on the Chief Executive Officer succession plan.

COMPENSATION AND BENEFITS COMMITTEE

Members:

James S. McElya, Chairperson

Paul J. Humphries

Timothy C. McQuay

Francisco S. Uranga

Meetings in 2015: 4

Independence: The Board has determined that each member of the Compensation and Benefits Committee is “independent” under the NYSE listing standards and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the Internal Revenue Code, and is a “non-employee director” within the meaning of Section 16 of the Exchange Act.

Key Responsibilities:

The Compensation and Benefits Committee’s responsibility is to review the performance and development of Superior’s management in achieving corporate goals and objectives and to assure that Superior’s executive officers are compensated effectively in a manner consistent with Superior’s strategy, competitive practice, sound corporate governance principles and stockholder interests. The Compensation and Benefits Committee determines and approves the compensation of our Chief Executive Officer, and it also reviews and approves Superior’s compensation to other officers and key employees based upon compensation and benefit proposals presented to the Compensation and Benefits Committee by the Chief Executive Officer and the Human Resources Department.

The Compensation and Benefits Committee’s responsibilities and duties include an annual review and approval of Superior’s compensation strategy to ensure that it promotes stockholder interests and supports Superior’s strategic and tactical objectives, and that it provides appropriate rewards and incentives for management and employees, including administration of Superior’s Amended and Restated 2008 Equity Incentive Plan and review of compensation-related risk management. For 2015, the Compensation and Benefits Committee performed these oversight responsibilities and duties by, among other things, directing a review of our compensation practices and policies generally, including conducting an evaluation of the design of our executive compensation program, in light of our risk management policies and programs. Additional information regarding the Compensation and Benefits Committee’s risk management review appears in the “Compensation Philosophy and Objectives” portion of the Compensation Discussion and Analysis.

On an annual basis, the Compensation and Benefits Committee reviews and makes recommendations to the Board regarding the compensation of non-employee directors. In 2015, the Compensation and Benefits Committee engaged Mercer (US) Inc. to compile compensation surveys for review by the Compensation and Benefits Committee and to compare compensation paid to Superior’s directors with compensation paid to directors at companies included in the surveys.

For additional description of the Compensation and Benefits Committee’s processes and procedures for consideration and determination of executive officer compensation, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Superior is committed to having sound corporate governance principles. Key information regarding Superior’s corporate governance initiatives can be found on its website, including Superior’s Corporate Governance Guidelines, Superior’s Code of Conduct, and the charter for each committee of the Board. The corporate governance pages can be found by clicking on “Corporate Governance” in the Investor section of the website at www.supind.com. This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this Proxy Statement.

Corporate Governance Principles

Superior is committed to excellence in corporate governance and maintains clear policies and practices that promote good corporate governance, including:

•	Requirement that at least a majority of the Board be independent (with 7 out of 8 current directors being independent).

•	“Majority withhold vote” policy in uncontested elections of directors with a director resignation policy.

•	Separation of the role of Chairman of the Board and Chief Executive Officer (independent Chairman of the Board).

•	Annual election of directors (no classified board).

•	All members of the Audit Committee, the Compensation and Benefits Committee, and the Nominating and Corporate Governance Committee are independent.

•	Limit on the number of outside public directorships to three other public company boards.

•	The independent members of the Board meet regularly without the presence of management.

•	Superior has stock ownership and retention requirements for its non-employee directors and executive officers.

•	The charters of the committees of the Board clearly establish the committees’ respective roles and responsibilities, including the authority to hire outside advisors independently of management.

•	Superior maintains clear and robust corporate governance guidelines that are reviewed annually by the Board.

•	Superior has a clear code of conduct that is monitored by Superior’s management and is annually affirmed by its employees and directors.

•	Superior has a hotline available to all employees, and Superior’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls or auditing matters.

•	Superior’s internal audit control function maintains critical oversight over the key areas of its business and financial processes and controls, and reports directly to Superior’s Audit Committee. The full Board and committees share responsibility for risk oversight. See “– the Role of the Board in Risk Oversight.”

•	Superior’s stockholders have the right to call special meetings.

•	Superior does not have a poison pill in place.

•	Superior has not provided any waivers of its Code of Conduct for any director or executive officer.

•	Annual self-assessments by the Board and each committee.

In addition, in connection with a review of our corporate governance practices, the consideration of input from our stockholders (including the receipt of a stockholder proxy access proposal from GAMCO) and our history of costly proxy contests with GAMCO, we have included in this proxy statement a proxy access proposal for evaluation by our stockholders which, if supported by our stockholders and adopted by our Board, would allow any stockholder or group of stockholders that has maintained ownership of 3% or more of the Company’s shares continuously for at least 3 years to include a specified number of director nominees in the Company’s proxy materials for the Company’s annual meeting of stockholders, subject to the procedures set forth in Proposal No. 4.

Annual Board and Committee Self-Assessments

Each year, the directors undertake a self-assessment of the Board and each committee on which they serve that elicits feedback on the performance and effectiveness of the Board and its committees. As part of this self-assessment, the directors are asked to consider the Board’s role, relations with management, composition and meetings. Each committee is asked to consider its role and the responsibilities articulated in the committee charter, the composition of the committee and the committee meetings. Each committee and the full Board reviews such self-assessments and considers areas that can benefit from change. These opportunities, as well as proposed action plans, are shared with the full Board and, if support, the plan is implemented and re-assessed at the time of the next annual self-assessment.

Succession Planning

Our Board, in coordination with the Nominating and Corporate Governance Committee, oversees and is actively engaged in Chief Executive Officer and senior management succession planning, which is reviewed at least annually. As part of its succession planning process, the Board reviews the senior management team’s experience, skills, competence and potential, in order to assess which executives have the ability to develop the attributes that the Board believes are necessary to lead and achieve the Company’s goals. Directors engage with potential successors at Board and committee meetings and in less formal settings to allow directors to personally assess candidates.

The Role of the Board in Risk Oversight

Superior’s management is responsible for day-to-day risk management activities. The Board, acting directly and through its committees, is responsible for the oversight of Superior’s risk management. Superior and the Board approach risk management by integrating and communicating strategic planning, operational decision making and risk oversight. The Board commits extensive time and effort every year to discussing and agreeing upon Superior’s strategic plan, and it reconsiders key elements of the strategic plan as significant events and opportunities arise during the year. As part of the review of the strategic plan, as well as in evaluating events and opportunities that occur during the year, the Board and management focus on the primary success factors and risks for Superior. With such oversight of the Board, Superior has implemented practices and programs designed to help manage the risks to which Superior is exposed in its business and to align risk-taking appropriately with its efforts to increase stockholder value. Superior’s internal audit department provides both management and the Audit Committee, which oversees our financial and risk management policies, with ongoing assessments of Superior’s risk management processes and system of internal control and the specific risks facing Superior.

While the Board has primary responsibility for oversight of the Company’s risk management, the Board’s standing committees support the Board by regularly addressing various risks in their respective area of oversight. Specifically, the Audit Committee identifies and requires reporting on areas perceived as potential risks to Superior’s business. As provided in its committee charter, the Audit Committee reports regularly to the Board. As part of the overall risk oversight framework, other committees of the Board also oversee certain categories of risk associated with their respective areas of responsibility. For example, the Compensation and Benefits Committee oversees compensation-related risk management, as discussed further under “Compensation and Benefits Committee” and in the “Compensation Philosophy and Objectives” portion of the Compensation Discussion and Analysis.

Each committee reports regularly to the full Board on its activities. In addition, the Board participates in regular discussions among the Board and with Superior’s senior management of many core subjects, including strategy, operations, finance, and legal and public policy matters, in which risk oversight is an inherent element. The Board believes that the leadership structure described above under “Board Leadership Structure” facilitates the Board’s oversight of risk management because it allows the Board, with leadership from the independent Lead Director and working through its committees, including the independent Audit Committee, to participate actively in the oversight of management’s actions.

Stockholder Communications with the Board

Stockholders may communicate with Superior’s Board, or any individual member or members of the Board, through Superior’s Secretary at Superior Industries International, Inc., 26600 Telegraph Rd., Suite 400, Southfield, MI 48034, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to Superior for forwarding to the Board or specified director or directors will be forwarded in accordance with the stockholder’s instructions. However, the Company reserves the right not to forward to directors any abusive, threatening or otherwise inappropriate materials.

Corporate Governance Guidelines

The Board believes in sound corporate governance practices and has adopted formal Corporate Governance Guidelines to enhance its effectiveness. Our Board has adopted these Corporate Governance Guidelines in order to ensure that it has the necessary authority and practices in place to fulfill its role of management oversight and monitoring for the benefit of our stockholders. The Corporate Governance Guidelines set forth the practices our Board will follow with respect to, among other areas, director qualification and independence, board and committee meetings, involvement of and access to management, and Chief Executive Officer Performance evaluation and succession planning. The Corporate Governance Guidelines are publicly available on our website, www.supind.com, under “Investors.” This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this Proxy Statement.

Code of Conduct

Our Code of Conduct is included on our website, www.supind.com, under “Investors,” which, among others, applies to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this Proxy Statement. Upon request to Superior Industries International, Inc., Investor Relations, 26600 Telegraph Rd., Suite 400, Southfield, MI 48034, copies of our Code of Conduct are available, without charge.

COMPENSATION OF DIRECTORS

General

Superior uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. Superior does not provide any perquisites to its non-employee Board members. In setting the compensation of non-employee directors, Superior considers the significant amount of time that the Board members expend in fulfilling their duties to Superior as well as the experience level required to serve on the Board. The Board, through its Compensation and Benefits Committee, annually reviews the compensation arrangements and compensation policies for non-employee Board members. The Compensation and Benefits Committee recently reviewed market data compiled by Mercer to assist in assessing total non-employee director compensation. Pursuant to our Corporate Governance Guidelines, in recommending non-employee director compensation the Compensation Committee is guided by three goals: (i) compensation should fairly pay directors for work required in a company of Superior’s size and scope; (ii) compensation should align directors’ interests with the long-term interests of Superior’s stockholders; and (iii) the structure of the compensation should be clearly disclosed to Superior’s stockholders.

2015 Cash Compensation

Our non-employee director cash compensation program during 2015 consisted of the following:

•	Annual retainer of $50,000 for each non-employee director except for the Chairperson, who receives a total $150,000 retainer in lieu of any other Lead Director, committee membership or committee chair fees;

•	Additional annual retainer fee of $12,000 for serving as Lead Director if the role of Lead Director and Chairperson are split;

•	Additional annual retainer fee of $12,000 for serving on the Audit Committee and $15,000 as chair of the Audit Committee;

•	Additional annual retainer fee of $8,000 for serving on the Compensation and Benefits Committee and $10,000 as chair of the Compensation and Benefits Committee; and

•	Additional annual retainer fee of $6,000 for serving on the Nomination and Corporate Governance Committee and $7,500 as chair of the Nomination and Corporate Governance Committee.

Non-employee directors typically do not receive forms of remuneration, perquisites or benefits, but are reimbursed for their expenses in attending meetings. There are no cash fees payable for attendance at Board or committee meetings.

2015 Equity Compensation

Under Superior’s Amended and Restated 2008 Equity Incentive Plan, members of the Board who were not also Superior employees (other than Michael Bruynesteyn who joined the Board in November 2015) were granted shares of 3,969 shares of restricted stock on March 6, 2015. The shares subject to these restricted stock awards vest in full on the first anniversary of the grant date.

2015 Total Compensation

The following table provides information as to compensation for services of the non-employee directors during 2015.

Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	Total ($)
Michael R. Bruynesteyn	$15,156	—	—	$15,156
Phillip W. Colburn(4)	$22,667	—	—	$22,667
Margaret S. Dano(5)	$150,000	$72,672	$74,500	$297,172
Jack A. Hockema	$69,180	$72,672	—	$141,852
Paul J. Humphries	$70,000	$72,672	—	$142,672
James S. McElya	$66,000	$72,672	—	$138,672
Timothy C. McQuay	$73,000	$72,672	—	$145,672
Francisco S. Uranga	$64,000	$72,672	$125	$136,797

(1)	For a description of the annual non-employee director retainer fees and retainer fees for chair positions and for service as Lead Director, see the disclosure above under “2015 Cash Compensation.”
(2)	Reflects the aggregate grant date fair value of restricted stock awards granted pursuant to the Amended and Restated 2008 Equity Incentive Plan to each non-employee director computed in accordance with FASB ASC 718 and based on the fair market value of Superior’s common stock on the date of grant. As of the last day in fiscal 2015, our directors held the following number of unvested restricted shares of our stock: Ms. Dano and Messrs. Hockema, Humphries, McElya and McQuay – 3,969 shares.
(3)	This value is the increase in the actuarial present value of non-employee director benefits under the Salary Continuation Plan, which is a frozen plan covering certain directors. The discount rate used in the present value calculation was 4.4% in 2015 (versus 4.2% in 2014). Subject to certain vesting requirements, the plan provides for a benefit based on final average compensation, which becomes payable on the employee’s death or upon attaining age 65, if retired. The Company purchases life insurance policies on certain participants to provide in part for future liabilities. The plan was closed to new participants effective February 3, 2011.
(4)	Mr. Colburn did not stand for re-election at the 2015 Annual Meeting of Stockholders and terminated his service with the Board on May 5, 2015.
(5)	Ms. Dano serves as Lead Director of the Board and was appointed Chairperson of the Board on March 31, 2014.

Non-Employee Director Stock Ownership

Effective July 2015, the Board adopted an amended and restated stock ownership policy for members of the Board. The policy requires each non-employee director to own shares of Superior’s common stock having a value equal to at least three times the non-employee director’s regular annual cash retainer, with a three-year period to attain that ownership level. As a result of the non-employee directors’ increased ownership of Superior’s common stock, all of our non-employee directors (other than Mr. Bruynesteyn, who joined the Board in November 2015) meet the required ownership level under these guidelines.

PROPOSAL NO. 2 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Superior provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation (a Say-on-Pay proposal). At Superior’s 2015 Annual Meeting of stockholders, approximately 49% of the votes cast on the Say-on-Pay proposal were voted in favor of the compensation of Superior’s named executive officers (“NEOs”).

As detailed in the Compensation Discussion and Analysis beginning on page 50, members of the Compensation and Benefits Committee engaged with stockholders during 2015 (both before and after the 2015 Annual Meeting) to obtain input regarding the executive compensation policies and practices as did Superior’s management team during the course of its general stockholder outreach in 2015. Several modifications to Superior’s program were made as a result of input received from this stockholder engagement effort:

Executive Compensation Program Changes in 2015 and 2016

✓	Redesigned Annual Incentive Performance Plan (AIPP) aligned with performance driven culture to incorporate an individual performance multiplier for each participant other than the CEO.

✓	In 2015, implemented a Long Term Incentive Program (LTIP) driven by performance outcomes, with 2/3rds of the target value based on achievement of three performance criteria (EBITDA Margin, return on invested capital, and relative TSR).

✓	Adopted stock ownership guidelines for executives and directors and implemented a mandatory holding requirement on 100% of net shares acquired upon vesting or exercise until the requirement is met.

✓	Comprehensive review of executive compensation program in 2016 by a newly-hired independent consultant to the Compensation and Benefits Committee.

✓	In 2016, the LTI program will remain heavily (2/3rds) performance based, but with Cumulative EPS replacing EBITDA Margin as a performance measure. Performance criteria for the 2016 LTIP awards will include cumulative EPS (40%), return on invested capital (40%) and total shareholder return relative to a peer group (20%).

✓	In 2016, we are adjusting the target LTIP award size for all NEOs (other than the CEO) to increase the portion of their compensation that is performance-based and at risk.

Our executive compensation program also continues to follow several other best practices that are discussed beginning on page 55 in the Compensation Discussion and Analysis, some of which are summarized below:

Executive Compensation Program Best Practices

✓	Significant Performance-Based Pay: Performance-based compensation comprised 58% of our CEO’s target total direct compensation for fiscal year 2015, in accordance with our pay for performance philosophy.

✓	Alignment of Executive Pay with the Stockholder Experience: Our overall compensation design has a significant portion of executive pay in the form of equity, a large part of which is performance-related, so that our executives’ realized pay parallels the stockholder experience.

✓	Multiple Performance Measures: We use multiple performance measures that include short and long-term objectives to evaluate executive performance.

✓	No Repricing: Our outstanding stock options cannot be repriced, reset, or exchanged for cash without stockholder approval.

✓	Anti-Pledging: Our executive officers are strongly discouraged from pledging Superior securities in margin accounts or as collateral for a loan.

✓	Double Trigger: We continued and formalized our policy of requiring a double trigger (change in control plus termination of employment) for accelerated vesting of equity upon a change in control.

✓	Clawback: Effective as of March 6, 2014, the Company adopted a formal clawback policy that applies to all incentive based cash and equity compensation awards granted on or after the effective date to any current or former executive officer of the Company.

✓	No Gross-Ups: We do not provide excise tax gross-up payments to our executives.

✓	Anti-Hedging Policy: Superior’s insider trading policy expressly prohibits any employee or director from engaging in hedging activities involving Superior common stock, such as collars, forward sales, equity swaps or other similar arrangements.

✓	Limited Employment Agreements: None of the NEOs, other than the CEO, had an employment agreement in 2015.

✓	Focused Performance-Based Metrics: Our incentive plans are performance-based and have appropriate caps on bonus payouts. Additionally, we have no history or intention of changing performance metrics mid-year.

✓	No “Liberal” change in control definition. Our equity plan and change in control plan require the consummation of a change in control transaction to trigger any change in control benefits thereunder.

The Compensation and Benefits Committee intends to continue its stockholder outreach efforts in 2016 regarding Superior’s executive compensation programs. The Compensation and Benefits Committee will continue to consider the results of future Say-on-Pay votes when making future compensation decisions for Superior’s named executive officers.

As shown above, the core of Superior’s executive compensation philosophy and practice continues to be an emphasis on pay for performance – with approximately 2/3 of annual equity grants being subject to attainment of performance goals. Superior’s executive officers are compensated in a manner consistent with Superior’s strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. We urge you to read the Compensation Discussion and Analysis, the compensation tables and the narrative discussion set forth on pages 50 to 75 of this Proxy Statement for additional details on Superior’s executive compensation program.

We are asking stockholders to vote on the following resolution:

RESOLVED, that the stockholders approve the compensation of Superior’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion & Analysis, the compensation tables and narrative discussion.

Vote Required

Approval of this proposal requires (i) a majority of the shares represented and voting at the Annual Meeting at which a quorum is present and (ii) that shares voting affirmatively also constitute at least a majority of the required quorum. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board of Directors

The Board unanimously recommends a vote “FOR” the approval of the non-binding advisory resolution to approve executive compensation.

PROPOSAL NO. 3 – APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE SUPERIOR INDUSTRIES INTERNATIONAL, INC. ANNUAL INCENTIVE PERFORMANCE PLAN

We are seeking stockholder approval of the material terms of the performance goals under the Superior Industries International, Inc. Annual Incentive Performance Plan, as previously amended and restated effective December 28, 2015 (the “AIPP”), in order to preserve the ability to grant annual cash incentive awards to covered executives under the AIPP that are intended to qualify as performance-based compensation that would be deductible under Code Section 162(m) (“Section 162(m)”). We must seek your approval of the performance goals at least every five years under the Section 162(m) requirements for performance-based compensation.

Important Facts About This Proposal

The Board believes that it is in the best interests of the Company and our stockholders to continue providing a cash incentive plan under which the Company may grant annual cash incentive awards to executive officers that are intended to be deductible by the Company for federal income tax purposes under Section 162(m). The AIPP has been structured in a manner such that awards granted under it may satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m). Under Section 162(m), the federal income tax deductibility of compensation paid to our CEO and the next three most highly compensated executive officers other than the Chief Financial Officer (the “Covered Employees”) may be limited to the extent that such compensation exceeds $1 million in any fiscal year. However, compensation that satisfies the requirements for “performance-based compensation” as defined in Section 162(m) is not subject to this limit, and therefore, is generally deductible in full by the Company. The Compensation and Benefits Committee generally will attempt to structure awards to preserve federal income tax deductions, but the Compensation and Benefits Committee retains the discretion to approve awards that do not meet the “performance-based compensation” exception to Section 162(m).

For purposes of Section 162(m), the material terms that must be approved by the stockholders include (i) the employees eligible to receive compensation, (ii) a description of business criteria on which the performance measures are based, and (iii) the maximum amount of compensation that could be paid to any employee. Stockholder approval of this Proposal No. 3 is intended to constitute approval of each of these aspects of the AIPP for purposes of the stockholder approval requirements of Section 162(m). The following is a description of such aspects of the AIPP and is qualified in its entirety by reference to the full copy of the AIPP, which is attached as Annex A to this proxy statement. Capitalized terms used herein but not otherwise defined shall have the meaning assigned to such terms in the AIPP, unless the context clearly dictates otherwise.

Participants

Participants in the AIPP include employees of the Company and its affiliates who are selected to participate in the AIPP. There are currently approximately 190 employees participating in the AIPP.

Performance Measures

The performance measure(s) used to determine the level of payout or vesting of any awards designed to qualify for the performance-based exception under Section 162(m) will be chosen from among the following: (i) basic earnings per common share for the Company on a consolidated basis; (ii) diluted earnings per common share for the Company on a consolidated basis; (iii) total shareholder return; (iv) net sales; (v) cost of sales; (vi) gross profit; (vii) operating income; (viii) earnings before interest and the provision for income taxes; (ix) earnings before interest, the provision for income taxes, depreciation, and amortization; (x) net income; (xi) return on equity; (xii) return on assets; (xiii) return on invested capital; (xiv) return on sales; (xv) economic value added, or other measure of profitability that considers the cost of capital employed; (xvi) free cash flow; (xvii) net cash provided by operating activities; and (xviii) net increase (decrease) in cash and cash equivalents.

The Compensation and Benefits Committee may specify any reasonable definition of the performance measures it uses under the AIPP, including, as is our current practice, the use of performance measures on a pre-tax or post-tax basis. Such definitions may provide for reasonable adjustments and may include or exclude items, including but not limited to: (i) any gains or losses from the sale of assets outside the ordinary course of business; (ii) any gains or losses from discontinued operations; (iii) any items that are of an unusual nature and/or items that indicate infrequency of occurrence; (iv) the effects of accounting changes, any unusual, nonrecurring, transition, one-time or similar items or charges; (v) the diluted impact of goodwill on acquisitions; and (vi) any other item specified by the administrator.

Award Limitations

The maximum aggregate dollar amount that may be paid to any one participant for any Performance Period (as defined in the AIPP) with respect to a cash incentive award is $3,000,000.

If stockholders do not approve the material terms of the performance goals under the AIPP under this proposal, the Company will not have the ability to grant awards under the AIPP to our Covered Employees that are intended to be fully deductible for tax purposes pursuant to Section 162(m).

Approval of this proposal will require the affirmative vote of at least a majority of shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting, assuming the presence of a quorum. If the stockholders do not approve of this proposal, it will not be implemented and the AIPP will continue in accordance with its terms. The Company reserves the right to adopt such other compensation plans and programs as deemed appropriate and in the best interests of the Company and its stockholders.

Recommendation of the Board

The Board unanimously recommends a vote “FOR” the approval of the performance goals under the Superior Industries International, Inc. Annual Incentive Performance Plan. Proxies solicited by the board will be voted for the proposal unless stockholders specify a contrary vote.

We are providing a brief summary of the other material terms of the AIPP below, which is also qualified in its entirety by reference to the full copy of the AIPP, which is attached as Annex A to this proxy statement.

Purpose

The AIPP is designed to motivate employees of the Company and its affiliates employed in the United States, Mexico and elsewhere to achieve performance objectives measured on an annual basis, which is intended to result in increased value to the stockholders of the Company.

Amendment, Modification and Termination

The AIPP may be amended or terminated by the Compensation and Benefits Committee. An amendment to the AIPP will not be effective without the prior approval of the Company’s stockholders if such approval is necessary to (i) continue to qualify awards as performance-based compensation under Section 162(m); or (ii) comply with other applicable law. Unless otherwise expressly provided by the Compensation and Benefits Committee, no amendment to the AIPP after a Performance Period has begun will apply without the consent of the participant if the amendment reduces any right of a participant.

Effective Date and Term

The AIPP has been amended and restated effective as of December 28, 2015 and will remain in effect until the Company’s 2021 annual meeting of stockholders unless terminated sooner by the Compensation and Benefits Committee.

U.S. Federal Income Tax Considerations

The following is a brief description of the federal income tax treatment that generally applies to AIPP awards. The description is based on current federal tax laws, rules and regulations, which are subject to change, and does not purport to be a complete description of the federal income tax aspects of the AIPP. A participant may also be subject to state and local taxes.

Awards. Cash incentive awards generally are subject to United States federal income tax at the time of payment and the Company will have a corresponding deduction as compensation expense.

Section 162(m). In general, Section 162(m) denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per Covered Employee, subject to certain exceptions. The AIPP is designed to permit annual cash incentive awards to be granted as performance compensation awards intended to qualify under the “performance-based compensation” exception to Section 162(m).

Deferrals and Code Section 409A. The Compensation and Benefits Committee may, consistent with the requirements of Code Section 409A, permit a participant to defer receipt of cash that would otherwise be due to him or her under an annual cash incentive award. If any such deferral election is permitted, the Compensation and Benefits Committee will, in its sole discretion, establish rules and procedures for such deferrals consistent with the requirements of Code Section 409A.

New Plan Benefits

The Compensation and Benefits Committee has established target annual cash incentive awards with respect to 2016 performance for the Company’s executive officers under the AIPP. The following table sets forth certain information relating to the amounts of the estimated 2016 target bonus that would be payable under the annual cash incentive awards to the Company’s named executive officers and executive officers and as projected for other employees, in each case upon achievement of the applicable performance goals.

Name and Position	Estimated Target Dollar Value
Donald J. Stebbins President and Chief Executive Officer	$900,000
Kerry A. Shiba Executive Vice President, Chief Financial Officer and Secretary	$252,000
Parveen Kakar Senior Vice President – Sales, Marketing, Engineering and Product Development	$195,000
James F. Sistek Senior Vice President – Business Operations and Systems	$195,000
Lawrence R. Oliver Senior Vice President – Manufacturing Operations	$195,000
Executive Officers as a Group	$1,794,656
Non-Executive Directors as a Group	N/A
Non-Executive Officer Employees as a Group	$1,905,344	*

*	Bonus amounts have not been finalized for 2016 for non-executive officer employees but are estimated based on the projected total pool amount.

PROPOSAL NO. 4 – ADVISORY VOTE REGARDING PROXY ACCESS

General

In connection with a review of our corporate governance practices and the consideration of input from our stockholders (including the receipt of a stockholder proxy access proposal from GAMCO), the Board has decided to obtain an advisory stockholder vote regarding the adoption of proxy access.

Set forth below is a description of the Company’s proxy access proposal for consideration by our stockholders. If supported by the Company’s stockholders, the Board will consider an amendment to our Bylaws to incorporate the terms of the proxy access proposal described below. If such an amendment to our Bylaws is adopted by the Board, the Company will file a Current Report on Form 8-K that includes the text of the amendment to the Bylaws.

Description of the Proxy Access Proposal

Stockholder Eligibility to Nominate Directors

Any stockholder or group of up to 10 stockholders that has maintained ownership of 3% or more of the Company’s shares continuously for at least 3 years would be permitted to include a specified number of director nominees in the Company’s proxy materials for the Company’s annual meeting of stockholders.

Calculation of Qualifying Ownership

In order to ensure that the interests of stockholders seeking to include candidates in the Company’s proxy materials are aligned with those of other stockholders, a stockholder would be deemed to own only those shares of the Company as to which the stockholder possesses both (1) the full voting and investment rights pertaining to such shares and (2) the full economic interest in (including the opportunity for profit and risk of loss on) such shares. The following shares would not count as “owned” shares for purposes of determining whether the ownership threshold has been met:

•	shares sold by a person or any of its affiliates in any transaction that has not been settled or closed;

•	shares that a person or any of its affiliates borrowed or purchased pursuant to an agreement to resell; and

•	shares subject to any derivative instrument or similar agreement in respect of the Company’s shares, which instrument or agreement has the purpose or effect of (1) reducing the person’s or affiliates’ full right to vote or direct the voting of any such shares and/or (2) hedging, offsetting or altering the gain or loss arising from the full economic ownership of such person’s or affiliates’ shares.

A stockholder will be deemed to “own” shares held in the name of a nominee or other intermediary so long as the person claiming ownership of such shares retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A stockholder’s ownership of shares will also be deemed to continue during any period in which such person has loaned such shares, provided that the person has the power to recall such loaned shares on 3 business days’ notice.

Number of Stockholder-Nominated Candidates

The maximum number of candidates nominated by all eligible stockholders that the Company would be required to include in its proxy materials cannot exceed 20% of the number of directors in office as of the last day on which a notice of proxy access nomination may be delivered to the Company. Any candidate who is either subsequently withdrawn, disqualified or included by the Board in the Company’s proxy materials as a Board-nominated candidate would be counted against the nominee limit. In addition, candidates that the Board nominates pursuant to an agreement or other arrangement with one or more stockholders in lieu of such person being formally nominated as a director pursuant the Company’s advance notice or proxy access provisions would be counted against the nominee limit. Moreover, directors that the Board nominates for reelection that were previously elected pursuant to the Company’s proxy access provisions or pursuant to an agreement or other arrangement with one or more stockholders in lieu of such person being formally nominated as a director pursuant to the Company’s advance notice or proxy access provisions, in each case, at 1 of the previous 3 annual meeting of stockholders, would be counted against the nominee limit.

Procedure for Electing Candidates if Nominee Limit is Exceeded

Any stockholder or group of stockholders that submits more than one candidate for inclusion in the Company’s proxy materials would be required to rank its candidates. If the number of candidates exceeds the nominee limit, the highest ranking eligible candidate from each stockholder or group of stockholders will be included in the Company’s proxy materials until the limit is reached, beginning with the stockholder or group of stockholders with the largest number of shares.

Nominating Procedures

In order to provide adequate time to assess stockholder-nominated candidates, requests to include such candidates in the Company’s proxy materials must be received no earlier than 120 days and no later than 90 days before the first anniversary of the date of the Company’s prior year’s annual meeting of stockholders.

Information Required by All Nominating Stockholders

Each stockholder seeking to include a candidate in the Company’s proxy materials would be required to provide certain information to the Company, including but not limited to:

•	verification of, and information regarding, the stock ownership of the stockholder as of the date of the submission and the record date for the annual meeting;

•	information regarding each candidate, including biographical and stock ownership information;

•	in the case of a nomination by a group of stockholders, the designation by all group members of one specified group member that is authorized to act on behalf of all group members with respect to the nomination and all related matters;

•	a copy of the Schedule 14N filed by the stockholder(s) with the SEC; and

•	a description of any financial arrangement with respect to the nomination between the stockholder or candidate and any other person.

Stockholders and candidates, as applicable, would also be required to make certain representations to, and agreements with, the Company, including but not limited to:

•	representation that such person acquired its shares in the ordinary course of business and not with the intent to change or influence control of the company and does not presently have such intent;

•	agreement that such stockholder will maintain qualifying ownership through the one year anniversary of the date of the annual meeting at which the stockholder is seeking to nominate director candidates;

•	representation that such stockholder has not nominated and agreement that such stockholder will not nominate a director candidate other than the candidate(s) being nominated pursuant to the proxy access provision;

•	agreement to refrain from soliciting in support of the election of any individual as a director other than its candidate(s) or a nominee of the Board;

•	agreement to provide written statements verifying continuous qualifying ownership through the one year anniversary of the date of the annual meeting at which the stockholder is seeking to nominate director candidates

•	agreement by the candidate to refrain from becoming a party to any agreement or commitment as to how such candidate will vote on any issue if elected as a director of the Company;

•	unless disclosed to the Company, agreement by the candidate to refrain from becoming a party to any compensatory or other financial arrangement with any person other than with the Company in connection with such person’s service as a director of the Company;

•	agreement to not distribute any form of proxy for the annual meeting other than the form distributed by the Company;

•	agreement to comply with applicable laws and Company policies and assume liability arising out of the communications with the Company and its stockholders and indemnify the Company and its directors and officers for liability arising from or relating to the nomination; and

•	representation as to the accuracy and completeness of all information provided to the Company.

Exclusion of Stockholder Nominees

The Company would not be required to include a candidate in the Company’s proxy materials if, among other things:

•	any stockholder nominates a person for election pursuant to the advance notice provisions of the Company’s Articles, or any director then in office was previously nominated by a stockholder pursuant to the advance notice provisions in the Company’s Articles at one of the previous 3 annual meetings of stockholders;

•	the candidate is not independent under applicable independence standards or has been an officer or director of a competitor within the past 3 years;

•	the election of the candidate would cause the Company to violate its charter or bylaws, the rules and listing standards of the principal exchange upon which the Company’s shares are listed, any applicable law, rule or regulation or any publicly disclosed standards of the Company applicable to directors;

•	the candidate is subject to pending criminal proceeding (excluding traffic violations and other minor offenses) or is subject to any order described under Rule 506(c) of Regulation D

•	the candidate or the stockholder has provided materially false or misleading information to the Company; or

•	the candidate’s then-current business or personal interests or those within the preceding 10 years place the candidate in a conflict of interest with the Company or any of its subsidiaries that would cause the candidate to violate any fiduciary duties of directors.

In addition, the Board or the chairman of the annual meeting of stockholders will declare a director nomination to be defective, and such nomination will be disregarded, if the stockholder or candidate breaches any of their respective obligations under the Company’s charter or bylaws, including its proxy access provision, or either the candidate or the stockholder does not appear at the annual meeting of stockholders in person.

Future Disqualification of Stockholder-Nominated Candidates and Nominating Stockholders

Any candidate who is included in the Company’s proxy materials but subsequently either withdraws from or becomes ineligible for election at the meeting would be ineligible for nomination at the following 2 annual meetings of stockholders. Stockholders will be disqualified from using proxy access at the following 2 annual meetings of stockholders if they submit a candidate under either proxy access or advance notice and such candidate withdraws or becomes ineligible.

Supporting Statement

Stockholders would be permitted to include in the Company’s proxy statement for the applicable annual meeting of stockholders a written statement of up to 500 words in support of the election of the candidate. The Company would be permitted to omit any information or statement that the Company determines is materially false or misleading or whose disclosure would violate any applicable law or regulation.

Proposal

RESOLVED: Stockholders of the Company to ask the Board to consider a “proxy access” amendment to the Bylaws. Such an amendment to the Bylaws shall require the Company to include in its proxy materials prepared for a stockholder meeting at which directors are to be elected the name and supporting statement of any person nominated by a stockholder or group of stockholders that meets the criteria established in the Bylaw amendment. Such an amendment to the Bylaws shall also allow stockholders to vote for such a nominee on the Company’s proxy card.

Vote Required

Approval of this proposal requires (i) a majority of the shares represented and voting at the Annual Meeting at which a quorum is present and (ii) that shares voting affirmatively also constitute at least a majority of the required quorum. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board of Directors

The Board is not recommending whether to vote “FOR” or “AGAINST” Proposal 4. The Board has considered this proposal and has determined not to make a recommendation either in favor of, or in opposition to, this proposal. The proposal, which is advisory in nature, would constitute a recommendation to the Board, if approved by stockholders, to provide access to the Company’s proxy for stockholders meeting the criteria described in the proposal. Whether or not this proposal is adopted, the Board of Directors strongly believes that the Company provides stockholders with effective corporate governance mechanisms that ensure the accountability of the Board of Directors, including:

The Company’s governing documents and corporate governance polices include a number of mechanisms designed to enhance and enforce stockholders’ right to be heard by the Board of Directors, including:

•	Annual election of all directors;

•	Majority vote standard for election of directors;

•	Process for stockholders to nominate director candidates; and

•	Ability of stockholders to call special meetings.

In addition, the Nominating and Corporate Governance Committee serves an important role in identifying and evaluating director candidates that: (i) possess experiences, qualifications, attributes and skills that would be beneficial to have represented on the Board and on our committees at any particular point in time, (ii) will contribute to an effective Board and (iii) address the evolving needs of the Company and represents the best interests of the Company’s stockholders. The Nominating and Corporate Governance Committee is also responsible for evaluating stockholder-nominated director candidates according to the same standards.

The Board unanimously recommends that you CAST A VOTE on the proxy access proposal.

PROPOSAL NO. 5 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Superior is asking the stockholders to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as Superior’s independent registered public accounting firm for the fiscal year ending December 25, 2016. Neither the Company’s Articles of Incorporation nor the Bylaws require that stockholders ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Superior’s and its stockholders’ best interests.

Deloitte has audited Superior’s consolidated financial statements annually since 2009. Representatives of Deloitte are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to Superior by its independent registered public accounting firm, Deloitte & Touche LLP for professional services rendered for the years ended December 27, 2015 and December 28, 2014:

Fee Category	Fiscal 2015 Fees	Fiscal 2014 Fees
Audit Fees	$1,251,000	$971,000
Audit-Related Fees	32,720	0
Tax Fees	695,700	67,100
All Other Fees	157,730	14,000

Total Fees	$2,137,150	$1,052,100

Audit Fees. Consist of fees billed for professional services rendered for the integrated audit of Superior’s consolidated financial statements and of its internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports and for the statutory audits for certain subsidiaries located in Mexico.

Audit-Related Fees. Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Superior’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with transactions, merger and acquisition due diligence, attest services that are not required to support the integrated audit of Superior’s consolidated financial statements and its internal controls over financial reporting and consultations concerning financial accounting and reporting standards.

Tax Fees. Consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, assistance with customs and duties compliance, value-added tax compliance, and tax advice on international, federal and state tax matters. Additionally, the tax fees include services for assistance with a corporate tax project that was undertaken and completed in 2015.

All Other Fees. Consist of fees for professional services other than the services reported above, including permissible business process advisory and consulting services.

The Audit Committee determined that all non-audit services provided by Deloitte were compatible with maintaining such firm’s audit independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Vote Required

Approval of this proposal requires (i) a majority of the shares represented and voting at the Annual Meeting at which a quorum is present and (ii) that shares voting affirmatively also constitute at least a majority of the required quorum.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of Deloitte to serve as Superior’s independent registered public accounting firm for the fiscal year ending December 25, 2016. Proxies solicited by the board will be voted for the proposal unless stockholders specify a contrary vote.

VOTING SECURITIES AND PRINCIPAL OWNERSHIP

The following table sets forth certain information with respect to beneficial ownership of Superior common stock as of March 4, 2016 for (i) the named executive officers (ii) each director and director nominee, (iii) all directors and executive officers as a group, and (iv) all persons known to Superior to beneficially own 5% or more of Superior common stock.

Name and Address(1) of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Total Voting Power(1)(2)
Steven J. Borick(3)(4) 2707 Kipling Street Houston, TX 77098	2,448,200	9.6%
GAMCO Asset Management, Inc.(5) One Corporate Center Rye, NY 10580	3,194,851	12.5%
The Louis L. Borick Foundation(3)	2,400,100	9.4%
Dimensional Fund Advisors LP(6) Palisades West, Building One Austin, TX 78746	2,273,915	8.9%
BlackRock, Inc.(7) 40 East 52nd Street New York, NY 10022	2,232,381	8.7%
The Vanguard Group, Inc.(8) 100 Vanguard Blvd. Malvern, PA 19355	1,727,377	6.7%
Donald J. Stebbins(9)(11)	235,090	*
Parveen Kakar(9)(10)(11)	80,408	*
Kerry A. Shiba(9)(10)(11)	74,290	*
Margaret S. Dano(9)(10)	42,569	*
Francisco S. Uranga(9)(10)	33,969	*
Timothy C. McQuay(9)	13,969	*
James S. McElya(9)	11,347	*
Jack A. Hockema(9)	18,969	*
Michael R. Bruynesteyn	3,000	*
Paul Humphries(9)	3,969	*
James F. Sistek(9)(11)	15,805
Larry Oliver(11)	13,164
Superior’s Directors and Executive Officers as a Group (15 persons)	582,306	2.2%

*	Less than 1%.
(1)	All persons have the Company’s principal office as their address, except as otherwise indicated. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons listed have sole voting and investment power with respect to all shares of Superior’s common stock beneficially owned by them.
(2)	The percentage of shares beneficially owned is based on 25,436,582 shares of common stock outstanding as of March 4, 2016. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days after March 4, 2016 are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(3)

The information with respect to the share ownership of Steven J. Borick and The Louis L. Borick Foundation (the “Foundation”), of which Mr. Borick is the President, is based solely on the Schedule 13D/A, Amendment

No. 9 filed on March 7, 2016. The Foundation and Mr. Borick share voting and dispositive power over the shares; however, Mr. Borick disclaims beneficial ownership of the shares held by the Foundation. The Foundation shares the same address as Mr. Borick.
(4)	Also includes 100 shares of common stock and 8,000 shares held by Blake Mills David Trust, of which Mr. Borick is the sole trustee and 40,000 shares held by Liatis Foundation, of which Mr. Borick is the President and member of the board.
(5)	The information with respect to the holdings of GAMCO Asset Management Inc. (“GAMCO”), a registered investment advisor, is based solely on the Schedule 13D Amendment No. 30 filed February 4, 2016 by Gabelli Funds, LLC (“Gabelli Funds”), GAMCO, Teton Advisors, Inc. (“Teton Advisors”), GGCP, Inc. (“GGCP”), GAMCO Investors, Inc. (“GBL”), Associated Capital Group, Inc. (“AC”) and Mario G. Gabelli (“Mario Gabelli”), Subject to certain restrictions, (i) GAMCO holds 1,894,051 shares and has sole dispositive power with respect to 1,694,051 shares; (ii) Gabelli Funds holds 681,800 shares and has sole voting and dispositive power with respect to such shares; (iii) Teton Advisors holds 611,000 shares and has sole voting and dispositive power with respect to such shares; and (iv) AC holds 8,000 shares and has sole voting and dispositive power with respect to such shares. None of GGCP, GBL or Mario Gabelli directly hold or have voting or dispositive power over any shares. Each of Gabelli Funds and GAMCO is wholly-owned subsidiary of GBL. Mario Gabelli is (i) the controlling stockholder, chief executive officer, chief investment officer and a director of GGCP, (ii) chairman and executive officer of GBL, (iii) chief investment officers of Gabelli Funds, and (iv) controlling stockholder of Teton. The address for these holders is One Corporate Center, Rye, New York 10580-1435.
(6)	The information with respect to the holdings of Dimensional Fund Advisors LP (“Dimensional Fund”), a registered investment advisor, is based solely on the Schedule 13G/A filed February 9, 2016 by Dimensional Fund. Dimensional Fund serves as investment advisor to four registered investment companies and as investment manager to certain other commingles group trusts and separate accounts (collectively, the “Funds”), which own all shares. Dimensional Fund has sole voting power with respect to 2,197,316 shares owned by the Funds and sole dispositive power with respect to all 2,273,915 shares owned by the Funds.
(7)	The information with respect to the holdings of BlackRock, Inc. (“BlackRock”), a registered investment advisor, is based solely on the Schedule 13G/A filed January 23, 2016 by BlackRock. By virtue of being the parent holding company of the holders of such shares, BlackRock has sole voting power with respect to 2,176,298 shares and sole dispositive power with respect to all 2,232,381 shares. BlackRock’s address is 55 East 52nd Street, New York, NY 10022.
(8)	The information with respect to the holdings of The Vanguard Group, Inc. (“Vanguard”), a registered investment advisor, is based on the Schedule 13G/A filed February 10, 2016 by Vanguard. The aggregate amount beneficially owned by Vanguard is 1,727,377 shares. Of such shares, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 29,841 shares by virtue of its serving as investment manager of certain collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 1,200 shares by virtue of its serving as investment manager of Australian investment offerings. Vanguard has sole voting power with respect to 31,041 shares, sole dispositive power with respect to 1,697,536 shares, and shared dispositive power with respect to 29,841 shares.
(9)	Includes 132,455 shares of restricted stock subject to vesting for Mr. Stebbins, 7,500 shares of restricted stock subject to vesting for Mr. Shiba, 5,666 shares of restricted stock subject to vesting for Mr. Kakar, 2,167 shares of restricted stock subject to vesting for Mr. Sistek, 3,969 shares of restricted stock subject to vesting for Ms. Dano, 3,969 shares of restricted stock subject to vesting for Mr. Hockema, 3,969 shares of restricted stock subject to vesting for Mr. Humphries, 3,969 shares of restricted stock subject to vesting for Mr. McElya, 3,969 shares of restricted stock subject to vesting for Mr. McQuay and 3,969 shares of restricted stock subject to vesting for Mr. Uranga.
(10)	Includes stock options in the amount of 54,500 for Mr. Kakar, 49,000 for Mr. Shiba, 20,000 for Ms. Dano and 20,000 for Mr. Uranga that are currently or will become exercisable within 60 days of March 4, 2016.
(11)	Includes the RSUs owned by our executive officers as of March 4, 2016. These RSUs are subject to all of the economic risks of stock ownership but may not be voted or sold and are subject to vesting provisions as set forth in the respective grant agreements.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, as well as those persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. These persons are required by SEC rule to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of reports filed with the SEC and submitted to us and on written representations by certain of our directors and executive officers, we believe that all of our directors and executive officers complied on a timely basis during the year ended December 27, 2015 with the reporting requirements of Section 16(a) of the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Superior’s former headquarters, located at 7800 Woodley Avenue, Van Nuys, California, is subleased from The Louis L. Borick Foundation, a California nonprofit corporation, of which Mr. Borick, a former officer and director of Superior, is both an officer and director, and the Nita Borick Management Trust, which is controlled by Nita Borick, who is Mr. Borick’s mother.

The current sublease expires in 2017, and Superior holds options to renew for periods of six months up to February 2026. During fiscal year 2015, Superior paid approximately $276,000 in rentals under the land and building leases. Superior believes this transaction is on terms not materially less favorable to Superior than what would be usual and customary in a similar transaction between unrelated persons dealing at arm’s length.

In the first quarter of 2015, we entered into an agreement to purchase a subscription to online software provided by NGS. James Sistek, our Senior Vice President, Business Operations, is a passive investor in NGS. The aggregate value of this transaction is expected to be approximately $972,000 over the course of the agreement. The transaction was entered into in the ordinary course of business and in accordance with our normal procedures for engaging software providers and similar vendors. Mr. Sistek was not involved in the transaction or ongoing discussions or negotiations between the parties.

Review, Approval or Ratification of Transactions with Related Persons

As provided in its committee charter, the Audit Committee is primarily responsible for the review, approval and ratification of related person transactions. As mandated by the Audit Committee, Superior’s management is required to inform the Audit Committee of all related person transactions, including relationships and dollar values. Superior’s Code of Conduct also requires that transactions be reported to the Audit Committee. Additionally, the Nominating and Corporate Governance Committee annually reviews any related person transactions involving a director when determining director independence.

“Related-person transactions” are transactions between Superior and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. A “related person” is a director, executive officer, nominee for director, or a person known to Superior to beneficially own 5% or more of Superior common stock, in each case since the beginning of the last fiscal year, and their immediate family members.

Also see Note 11 – Leases and Related Parties in Notes to the Consolidated Financial Statements in Item 8 – Financial Statements and Supplementary Data of the Annual Report on Form 10-K for the fiscal year ended December 27, 2015.

Independence of Directors

Our Corporate Governance Guidelines provide that a majority of the Board and all members of the Audit, Compensation and Benefits and Nominating and Corporate Governance Committees of the Board will be independent. On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with Superior in which a director or executive officer, or any member of his or her immediate family, has a direct or indirect interest. Following completion of these questionnaires, the Board, with the assistance of the Nominating and Corporate Governance Committee, makes an annual determination as to the independence of each director using the current standards for “independence” established by the New York Stock Exchange, additional criteria set forth in Superior’s Corporate Governance Guidelines, and consideration of any other material relationship a director may have with Superior.

In March 2016, the Board determined that all of its current directors are independent under these standards, except for Mr. Stebbins. All members of each of Superior’s Audit, Compensation and Benefits Committee and Nominating and Corporate Governance committees are independent directors. In addition, upon recommendation of the Nominating and Corporate Governance Committee, the Board has determined that the members of the Audit Committee and Compensation and Benefits Committee meet the additional independence criteria required for audit committee and compensation committee membership under the New York Stock Exchange applicable listing standards.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis discusses Superior’s executive compensation structure, philosophy, decisions and results primarily for 2015 (and other relevant periods) and is organized into the following sections:

•	Executive Summary

•	2015 Say on Pay Vote and Stockholder Engagement

•	Compensation Governance

•	2015 Executive Compensation Components

•	Regulatory and Other Considerations

Our senior management team has been assembled to drive our performance and accomplish the performance results discussed below. This discussion focuses on the compensation structure in effect for the named executive officers (who will be referred to as the NEOs) in 2015. The tenure of each NEO with Superior is noted in the following table:

Name and Title		With Superior Since

•	Donald J. Stebbins – Chief Executive Officer and President (“CEO”)	May 2014

•	Kerry A. Shiba – Executive Vice President, Chief Financial Officer and Secretary (“CFO”)	October 2010

•	Parveen Kakar – Senior Vice President, Sales, Marketing, Engineering and Product Development	June 1989

•	James F. Sistek, Senior Vice President, Business Operations and Systems	August 2014

•	Lawrence R. Oliver, Senior Vice President, Manufacturing Operations	January 2015

Executive Summary

We are one of the largest suppliers of cast aluminum wheels to the world’s leading automobile and light truck manufacturers, with wheel manufacturing operations in the United States and Mexico. Products made in our North American facilities are delivered primarily to global automotive manufacturers’ assembly operations in North America.

Company Evolution

Since 2014, we have focused our strategic priorities with the goal of improving our financial performance and increasing value for stockholders. A key component of this strategy is to attract and retain top executive talent through competitive compensation opportunities that align executives’ and stockholders’ interests. Even though the full impact of our initiatives does not immediately flow through to our bottom line because of the approximately two-to-three year period, on average, from receipt of order to the production of the product in our industry, we are already seeing positive results for 2015 and beyond.

Recent Business Highlights/Company Performance

✓	Our Total Shareholder Return (“TSR”) of 13% outperformed the TSR of our proxy peers (-26%), the Russell 2000 (-4%), and the S&P 500 (9%) from May 5, 2014 (the date Mr. Stebbins joined the Company as our CEO) through March 1, 2016, as shown in the chart below:

Source: FactSet as of March 1, 2016

✓	173% increase in earnings per share from 2014 to 2015

✓	Maintained balance approach to capital allocation in 2015 with over $40 million returned to stockholders in dividends and share repurchases and $40 million in capital expenditures

✓	2015 adjusted EBITDA(3) of approximately $76.1 million, a 36% increase year-over-year

✓	2015 adjusted EBITDA(3) as a percentage of value-added sales of approximately 21.1%, a 600 basis point improvement year-over-year

✓	2015 adjusted EBITDA(3) as a percentage of net sales of approximately 10.4%, achieving the goal of double digit EBITDA margin two years ahead of plan

✓	Improved safety performance by 45% in 2015 versus 2014

✓	Improved quality performance by 27% in 2015 versus 2014

✓	In the fourth quarter of 2015, shipped 3.2 million wheels, the highest quarterly production since 2007

✓	Brought into full production our new facility in Mexico

✓	Completed the relocation of our headquarters from California to Michigan

✓	In January 2016, we announced a new $50 million stock repurchase program

(1)	Total Shareholder Returns calculated as the compounded return between two time periods, assuming that dividends are re-invested at the closing share price on the ex-dividend date
(2)	Proxy Peers reflects the simple average TSR of Accuride, Commercial Vehicle Group, Dorman Products, Drew Industries, Fuel Systems Solutions, Gentherm, Miller Industries, Modine Manufacturing, Shiloh Industries, Spartan Motors, Standard Motor Products, Stoneridge, Strattec Security, and Tower International.
(3)	For these purposes, we define “adjusted EBITDA”, as earnings before interest, taxes, depreciation, amortization, restructuring charges, costs from facility closures and impairments of long-lived assets and investments. This is the same definition we used in our publicly reported earnings release.

Executive Compensation Highlights

Highlights of our 2015 executive compensation program and recent changes are summarized below.

2015 Executive Compensation Highlights and Recent Changes

•	Strong 2015 Performance. Based on our strong EBITDA performance in 2015, the annual incentive pool for our NEOs was funded at 109.25% of target amounts. Consequently, non-equity plan compensation in 2015 increased (year over year) for the NEOs due to exceeding the 2015 target level of performance, whereas our 2014 EBITDA performance had fallen short of the 2014 target level of performance.

•	New Individual Performance Component of Annual Incentive. The Annual Incentive Performance Plan (“AIPP”) plays an important role in our approach to total compensation. We believe it motivates participants to focus on improving our performance on key financial measures during the year, and it requires that we achieve defined, objectively determinable goals before participants become eligible for an incentive payout. For all NEOs other than the CEO, the Compensation and Benefits Committee could exercise discretion to increase or decrease the fixed portion of the non-equity incentive bonus a NEO otherwise earned within a range of 0% to 200% depending the NEO’s annual performance rating (against pre-specified individual performance goals).

•	New Long-Term Incentive Plan (“LTIP”) Performance Measures. We implemented a new LTIP in 2015, with performance-based restricted stock units (“PRSUs”) that can be earned based on our achievement over a three-year period on the following three performance measures.

•	Return on invested capital (“ROIC”) (40% weighting)

•	EBITDA margin (40% weighting)

•	Relative TSR (20% weighting)

As discussed further in the “2015 Executive Compensation Components – Long-Term Equity Incentive Compensation” section of this proxy, these performance measures were developed and considered and adapted by our Compensation and Benefits Committee after a rigorous bottom up financial analysis of our business.

2015 Executive Compensation Highlights and Recent Changes (cont.)

•	LTIP Heavily (2/3rds) Performance-Based. Following this redesign, approximately 2/3rds of the target annual LTIP awards consist of PRSUs and 1/3rd consist of time-based restricted stock units (“RSUs”). Consequently, the target total direct compensation for our NEOs is heavily performance-based as shown in the following chart:

2015 Total Direct Compensation Allocation

(assuming performance-based components at target)

2015 Say-on-Pay Vote and Stockholder Engagement

Leading up to our 2015 annual meeting, members of our senior executive team and members of our Compensation and Benefits Committee engaged with many of our largest stockholders and heard their input regarding our compensation program. As a result of these discussions and before last year’s vote was tallied, we:

Pre-Annual Meeting Compensation Actions

✓	Redesigned AIPP aligned with performance driven culture to incorporate an individual performance multiplier for each participant other than the CEO

✓	Implemented a LTIP driven by performance outcomes

✓	Based the LTIP awards on 1/3rd RSUs and 2/3rds PRSUs vesting over 3 years

✓	Discontinued restricted stock (which had historically been subject solely to time based vesting) and stock option awards for key employees

✓	Adopted Stock ownership guidelines for executives and directors

✓	Adopted a formal claw back policy for all incentive-based awards granted on or after March 6, 2014

At our 2015 annual meeting, our stockholders did not provide majority support for Superior’s NEO compensation through the Say on Pay Vote (approximately 49% support was received). As a result, during the remainder of 2015 we continued to engage in substantial outreach efforts with our major stockholders and their proxy advisors to gather feedback regarding our executive compensation programs.

Following the 2015 annual meeting, directors from our Compensation and Benefits Committee held additional meetings with significant stockholders and we also engaged and met with one proxy advisory firm regarding our programs. Senior management also continually received input in the normal course of meetings with our stockholders. In total, we spoke with stockholders representing approximately 65% of our shares during the course of these discussions in 2015. Additionally, we spoke with approximately 88% of the stockholders that voted against the 2015 Say on Pay Vote during the course of these discussions in 2015.

The main themes of the feedback we received from these stockholder meetings are summarized below:

Stockholder Feedback	Our Position/Response

• Emphasis on performance-based equity awards is important and ideally represents 2/3rds of total equity awards	This 2/3rds performance-based LTIP concentration for CEO compensation is mandated by our CEO’s 2014 employment agreement. We leveraged this concentration in 2015 as the basis for our LTIP grants to all other NEOs. We have continued this performance- based LTIP concentration in 2016 for grants to all NEOs.

• Large sign-on equity awards (such as Mr. Stebbins’s 2014 inducement award) that are purely time-based are disfavored	One-time event in 2014 to attract and retain top talent; three-year cliff vesting provides long-term link to stockholder value. We will continue to evaluate and consider stockholder opinion with respect to onboarding compensation in the future.

• Proxy statement description of compensation program was uneven, hard to follow and lacked detail	Refinements made for 2016 proxy statement disclosure

• Introduce more balance and variety in the performance criteria used for incentive awards, where EBITDA is used in both short and long-term incentives	In 2016, Cumulative EPS will replace EBITDA margin as a performance measure for 40% of the PRSU awards.

In addition, as a result of the Compensation and Benefits Committee’s review of our programs in light of the 2015 Say on Pay results, we took the following actions:

Other Post-Annual Meeting Compensation Actions

✓	We expect to have Compensation and Benefits Committee members continue to schedule and meet with stockholders up until and through the 2016 annual meeting and thereafter

✓	CEO base salary remained the same for both 2015 and 2016 (and has remained the same since the CEO’s appointment in 2014)

✓	Maintained LTIP with heavy (2/3rds) emphasis on performance-based PRSU component

✓	Modified the Executive Stock Ownership Guidelines to implement a mandatory holding requirement on 100% of net shares acquired upon vesting or exercise until the requirement is met

✓	Comprehensive review of executive compensation program by a newly-hired independent consultant to the Compensation and Benefits Committee

✓	Continue to evaluate mix of LTIP performance measures to reflect our business strategy

✓	In 2016, Cumulative EPS will replace EBITDA Margin as a performance measure. Performance criteria for the LTIP awards will include cumulative EPS (40%), ROIC (40%) and TSR relative to our peer group (20%).

✓	In 2016, we are adjusting the target LTIP award size for all NEOs (other than the CEO) to increase the portion of their compensation that is performance-based and at risk.

Compensation Governance

Philosophy

The Compensation and Benefits Committee believes that Superior’s NEOs should be paid in a manner that attracts, motivates and retains the best-available talent, and rewards them for driving successful results. This philosophy is achieved through the new AIPP and LTIP as well as providing competitive base salary that recognizes the relative skills, experience, and past performance of the NEOs and their respective roles and responsibilities within the organization, and judgments about the extent to which the NEOs can impact the company-wide performance and creation of stockholder value. Within this overall philosophy, the Compensation and Benefits Committee’s ongoing objectives are:

•	To offer a total compensation program that is flexible to adapt to evolving regulatory requirements and changing economic and social conditions, and takes into consideration the compensation practices of our peer companies identified based on an objective set of criteria;

•	To provide annual variable cash incentive awards based on Superior’s satisfaction of financial and, to a significantly lesser degree, non-financial objectives; and

•	To align the financial interests of executive officers with those of stockholders by providing appropriate long-term, equity-based incentives and retention awards.

Superior’s executive officers are compensated in a manner consistent with Superior’s strategy, competitive practice, sound compensation governance principles and stockholder interests and concerns. Superior began placing an even greater emphasis on performance based compensation in 2015 and later years pursuant to the employment agreement entered into with our CEO in 2014 and our deployment of new annual incentive and long-term incentive programs becoming effective in 2015 (as further described below), which were developed after obtaining guidance from our independent compensation consultant and seeking and receiving feedback from some of our stockholders regarding desired plan design features.

Best Practices

The core of Superior’s executive compensation philosophy enables the company to continue to attract and retain talent while driving performance. The Compensation and Benefits Committee has made significant overhauls to our executive compensation program since 2014. The Compensation and Benefits Committee continues to monitor and review the compensation program against our financial performance and continues to monitor the market to ensure competitive and performance driven plans.

Our programs continue to have many features that our stockholders widely consider best practices and that we view as consistent with our compensation and governance philosophy, including:

BEST PRACTICES

✓	Significant Performance-Based Pay: Performance-based compensation comprised 58% of our CEO’s target total direct compensation for fiscal year 2015, in accordance with our pay for performance philosophy.

✓	Alignment of Executive Pay with the Stockholder Experience: Our overall compensation design has a significant portion of executive pay in the form of equity, a large part of which is performance-related, so that our executives’ realized pay parallels the stockholder experience.

✓	Multiple Performance Measures: We use multiple performance measures that include short and long-term objectives to evaluate executive performance.

✓	Stock Ownership and Holding Requirements: We have stock ownership requirements for our directors and officers to ensure they are meaningfully invested in our stock and have personal financial interests strongly aligned with those of our stockholders. Until a person is in compliance with such requirements, they must hold 100% of the net shares received upon vesting of equity awards.

✓	No Repricing: Our outstanding stock options cannot be repriced, reset, or exchanged for cash without stockholder approval.

✓	Anti-Pledging: Our executive officers are strongly discouraged from pledging Superior securities in margin accounts or as collateral for a loan.

✓	Double Trigger: We continued and formalized our policy of requiring a double trigger (change in control and termination of employment) for accelerated vesting of equity upon a change in control.

✓	Clawback: Effective as of March 6, 2014, the Company adopted a formal clawback policy that applies to all incentive based cash and equity compensation awards granted on or after the effective date to any current or former executive officer of the Company

✓	No Gross-Ups: We do not provide excise tax gross-up payments to our executives.

✓	Anti-Hedging Policy: Superior’s insider trading policy expressly prohibits any employee or director from engaging in hedging activities involving Superior common stock, such as collars, forward sales, equity swaps or other similar arrangements

✓	Limited Employment Agreements: None of the NEOs, other than the CEO, had an employment agreement in 2015

✓	Focused Performance-Based Metrics: Our incentive plans are performance-based and have appropriate caps on bonus payouts. Additionally, we have no history or intention of changing performance metrics mid-year

✓	No “Liberal” change in control definition. Our equity plan and change in control plan require the consummation of a change in control transaction to trigger any change in control benefits thereunder.

Compensation Risk Oversight

The Compensation and Benefits Committee’s annual review and approval of Superior’s compensation philosophy and strategy includes the review of compensation-related risk management. The Compensation and Benefits Committee believes that the following risk oversight and compensation design features described in greater detail elsewhere herein safeguard against excessive risk taking:

•	Prohibitions on employees engaging in any speculative transactions in Superior’s common stock like hedging, and the strong discouragement of executive officers from pledging Superior securities in margin accounts or as collateral for a loan;

•	Executive bonus payouts are based on financial performance metrics that drive stockholder value;

•	Equity awards for executive officers are also based on financial metrics that drive stockholder value and all equity awards have vesting requirements that align employees’ interests with stockholders’ interests; and

•	Superior has enacted stock ownership guidelines as well as clawback provisions to further mitigate risk and promote oversight.

Methodology for Establishing Compensation

In designing and administering the compensation programs of the NEOs, the Compensation and Benefits Committee attempts to strike a balance among the above elements, which are discussed in more detail below. The Compensation and Benefits Committee considers the pay practices of comparable companies to determine the appropriate pay mix and compensation levels, as well as Superior’s own specific short and long-term strategic objectives. The following section describes the various methods the Compensation and Benefits Committee uses in its design, administration and oversight of the compensation programs for the NEOs.

The Compensation and Benefits Committee has direct responsibility for making recommendations to the Board of Directors regarding the approval, amendment or termination of Superior’s executive compensation plans and programs. The Compensation and Benefits Committee establishes the annual compensation of Superior’s CEO. It also reviews the compensation for other executive officers and makes recommendations to the independent members of the Board of Directors.

Consistent with its charter, the Compensation and Benefits Committee is composed of four directors. Each member of the Committee is independent, as determined by the Board of Directors and based on the New York Stock Exchange listing standards. Their independence from management allows the Compensation and Benefits Committee members to apply independent judgment when designing and overseeing our compensation program and in making pay decisions.

The Compensation and Benefits Committee from time to time engages independent compensation consultants to provide advice and ongoing recommendations regarding executive compensation programs and principles that are consistent with Superior’s business goals and pay philosophy. The Compensation and Benefits Committee has the final authority to hire and terminate any consultant, as well as the responsibility to consider the independence of the consultant. The Compensation and Benefits Committee engaged Mercer, LLC (“Mercer”) in 2015 and Willis Towers Watson in 2016 to assist with specific assignments. The Compensation and Benefits Committee has assessed the independence of Mercer and Willis Towers Watson, and concluded that Mercer’s and Willis Towers Watson’s work does not raise any conflict of interest under applicable SEC and New York Stock Exchange rules.

Setting Executive Pay (Benchmarking)

The Compensation and Benefits Committee is responsible for establishing the annual compensation of Superior’s CEO. For the remaining NEOs and other executives, Superior’s CEO recommends compensation levels and specific components of compensation. The Compensation and Benefits Committee reviews these recommendations and adjusts them as it deems appropriate before approving or recommending any changes to either the CEO or Board.

The Compensation and Benefits Committee typically reviews broad-based third-party compensation surveys covering a wide array of public companies, some larger and some smaller than we are, to obtain a general understanding of current compensation practices. These compensation surveys provide valuable data for subjective review and confirmation of the equanimity of the salaries paid to the NEOs. The data also gives the Compensation and Benefits Committee information concerning market pay practices regarding the pay mix among base salary, annual bonus and long-term incentives of companies in the industry that compete with us for executive talent.

For 2015, the Compensation and Benefits Committee relied upon the study performed by Mercer in 2014. Mercer was retained in 2013 to assist the Compensation and Benefits Committee in evaluating the competitiveness of Superior’s executive compensation program. Mercer based its competitive pay assessment on survey data from the 2014 Mercer Executive Survey to approximate a company with $650 million in revenue. In addition, for the CEO and CFO position, Mercer utilized proxy data from our peer group consisting of the following fourteen automotive part and equipment manufacturers with median and mean revenues of approximately $788 million and $875 million, respectively:

Company Name	Market	Symbol
Accuride Corp.	NYSE	ACW
Commercial Vehicle Group	NASDAQ	CVGI
Dorman Product, Inc.	NASDAQ	DORM
Drew Industries, Inc.	NYSE	DW
Fuel Systems Solutions, Inc.	NASDAQ	FSYS
Gentherm, Inc.	NASDAQ	THRM
Miller Industries, Inc.	NYSE	MLR
Modine Manufacturing Corp	NYSE	MOD
Shiloh Industries, Inc.	NASDAQ	SHLO
Spartan Motors Inc.	NASDAQ	SPAR
Standard Motor Products, Inc.	NYSE	SMP
Stoneridge Inc.	NYSE	SRI
Stattec Security Corp.	NASDAQ	STRT
Tower International Inc.	NYSE	TOWR

2015 Executive Compensation Components

Introduction – Elements of Pay

A summary of the 2015 direct core compensation elements (base salary, annual incentives and long-term incentives) of our executive compensation program follows below.

Element	Purpose	Performance Measure(s)	Fixed vs. Variable	Cash vs. Equity	Payout Range
Base Salary	Provide a competitive rate of pay to attract, motivate and retain executive officers of the Company	Individual performance, experience, time in position and critical skills	Fixed	Cash	n/a

AIPP	Align a portion of annual pay to a key element of performance for the year	EBITDA	Variable	Cash	0-200% of target

Performance-Based RSUs	Align executive pay with long-term stockholder interests through equity-based compensation tied to key performance metrics of the Company	EBITDA margin (40%) ROIC (40%) Relative TSR (20%)	Variable	Equity	0-200% of target number of shares (0-150% for CEO); PRSU value fluctuates with stock price movement

Time-Based RSUs	Directly align executive pay with long-term stockholder interests through equity-based compensation	Stock price alignment (3 yr. cliff vesting for CEO) (3 yr. ratable vesting for all other NEOs)	Variable	Equity	Fluctuates with stock price movement

In addition, Superior’s NEOs were provided retirement benefits and certain other benefits.

Narrative descriptions of the individual elements of compensation are set forth below.

The Compensation and Benefits Committee does not use a specific formula for allocating compensation among the various components. Instead, the Compensation and Benefits Committee considers market pay practices and whether the total compensation package is fair, reasonable and in accordance with the interests of our stockholders.

Base Salary

Base salary provides a fixed element of compensation that competitively rewards the executive’s skills, experience and contributions to Superior. The base salary of the CEO was established in the negotiation of his employment agreement effective May 5, 2014, to be $900,000 per year.

For NEOs other than the CEO, base salary adjustments are based on recommendations of the CEO to the Compensation and Benefits Committee, taking into account the executive’s performance, scope of work, competitive benchmarks and Company performance. In setting 2015 salaries, the CEO and the Compensation and Benefits Committee reviewed the analysis and findings of the compensation consultant. Base salaries for NEOs other than the CEO are generally adjusted when deemed necessary to meet market competition or when appropriate to recognize increased responsibilities. On March 30, 2015, certain of our NEOs received merit and market based increases, as shown in the table below:

2015 Base Salary Increase – NEO

Officer Name	Date	Reason	Increase	Salary
Stebbins, Don	n/a		0.00%	$900,000.00
Shiba, Kerry	3/30/15	Merit/Market Adjustment	8.00%	$405,000.00
Kakar, Parveen	3/30/15	Promotion	25.00%	$375,000.00
Sistek, James*	n/a		0.00%	$375,000.00
Oliver, Larry*	n/a		0.00%	$375,000.00

*	Messrs. Sistek and Oliver (both of whom were hired in calendar year 2014 and 2015, respectively) did not get base salary raises because of the timing of the start of their employments.

2016 Update. Annual base salary rates effective March 28, 2016, which also were used in determining the 2016 long-term incentive award opportunities for the NEOs as described below, are as follows:

2016 Base Salary Increase – NEO

Officer Name	Date	Reason		Increase	Salary
Stebbins, Don	n/a			0.00%	$900,000.00
Shiba, Kerry	3/28/16	Merit	*	3.70%	$420,000.00
Kakar, Parveen	3/28/16	Merit	*	4.00%	$390,000.00
Sistek, James	3/28/16	Merit	*	4.00%	$390,000.00
Oliver, Larry	3/28/16	Merit	*	4.00%	$390.000.00

*	Merit increase related to attainment of performance objectives under the Annual Performance Management Program (as discussed further in the following “Annual Incentive Compensation and Bonuses” section)

Annual Incentive Compensation and Bonuses

The 2015 annual cash incentive program continues the program implemented in 2011 which provides a correlation to Company performance by using EBITDA as a payout metric, coupled with an individual performance component for our NEOs other than the CEO based on the individual’s performance rating under the Annual Performance Management Program.

The Compensation and Benefits Committee selected EBITDA as the financial performance component of the AIPP for 2015, because it is an objective measure of core Company performance, without considering matters such as interest income or expense, taxes, or depreciation and amortization, which generally do not impact operational efficiencies. The Compensation and Benefits Committee believes that this type of program, which combines objectively measureable financial goals with adjustments for individual performance for certain NEOs, reinforces a Company culture based on team contribution towards results and provides a clear line of sight for participants to understand individual rewards.

The adjusted EBITDA target for this program was adopted after we conducted a rigorous bottom up full range comprehensive business and financial planning analysis in several layers of the Company from middle management up through our Board of Directors. Because of this comprehensive process, the Compensation and Benefits Committee approved a performance goal level that is designed to be met if we meet our business plan.

Under the 2015 CEO Annual Incentive Performance Plan (the “CEO AIPP”), Mr. Stebbins was eligible to receive a cash bonus ranging from 0% to 200% of his base salary depending on Superior’s level of achievement of EBITDA goals, set forth below, which were set by the Compensation and Benefits Committee and approved by the Board of Directors.

The following table illustrates the minimum and maximum payout opportunities and amount paid under the 2015 CEO AIPP:

EBITDA Goal ($)	% of EBITDA Target		% of CEO Salary Payable		Actual % of CEO Salary Earned	Total Amount Paid
<54,400,000	<80.0		0%
54,400,000	80.0%		80.0%
68,000,000 74,290,484*	100.0 109.25	% %	100.0 109.25	% %	109.25%	$983,256
81,600,000	120.0%		200.0%
>81,600,000	>120%		200.0%

*	Actual 2015 EBITDA achieved, on an adjusted basis. The Compensation and Benefits Committee exercised its discretion to make certain adjustments to reduce the adjusted EBITDA from $76.1 million (our publicly reported amount) to $74.3 million to include the impact of the impairment of the Rogers, Arkansas manufacturing facility and certain significant project costs.

The AIPP for 2015 provides annual cash incentives to our NEOs and other high ranking executives other than the CEO along the same basic structure as was used in 2014, with fixed and discretionary components. A fixed amount, expressed as a percentage of base salary, was payable if the Company achieved a set level of EBITDA. For all NEOs other than the CEO, the Compensation and Benefits Committee could exercise discretion to increase or decrease the fixed portion of the non-equity incentive bonus a NEO otherwise earned within a range of 0% to 200% depending the NEO’s annual performance rating (against pre-specified individual performance goals). Under the AIPP for 2015, the target bonus percentage for the NEOs ranged from 50% to 60% of base salary if the target EBITDA was attained.

The following table illustrates the payout opportunities under the EBITDA and individual performance components of the AIPP for 2015:

EBITDA Goal ($)	% of EBITDA Target	% of Salary Payable	Individual Performance Multiplier
<54,400,000	<80	0%	n/a
54,400,000	80.0%	40% - 48%	0-200%
61,200,000	90.0%	45% - 54%	0-200%
68,000,000	100.0%	50% - 60%	0-200%
74,290,484*	109.25%	55% - 66%	0-200%
74,800,000	110.0%	55% - 66%	0-200%
81,600,000	120.0%	60% - 72%	0-200%
88,400,000	130.0%	65% - 78%	0-200%
95,200,000	140.0%	70% - 84%	0-200%
102,000,000	150.0%	75% - 90%	0-200%
>102,000,000	150%	75% - 90%	0-200%

*	Actual 2015 EBITDA achieved, on an adjusted basis, as described above.

The following table shows the target award, EBITDA performance multiplier, individual performance multiplier, and amounts paid to the NEOs other than the CEO under the AIPP for 2015:

Name	Target Award	EBITDA Performance Multiplier	Individual Performance Multiplier		Total Amount Earned
K. A. Shiba	$243,000	109.25%	100	%(1)	$265,478
P. Kakar	$187,500	109.25%	127	%(2)	$260,000
J. Sistek	$187,500	109.25%	134	%(3)	$275,000
L. Oliver	$187,500	109.25%	127	%(4)	$260,000

(1)	Mr. Shiba achieved his performance objectives due to his leadership and results of the following: financial group transition, M&A analysis, investor outreach and tax restructuring project.
(2)	Mr. Kakar exceeded his performance objectives due to his leadership and results of the following: sales growth, market analysis, product and process development, customer relationships and marketing and sales group transition.
(3)	Mr. Sistek exceeded his performance objectives due to his leadership and results of the following: establishment of shared services, supplier relationships, information technology transformation, product quality systems, global business practices and supply chain, and IT transition.
(4)	Mr. Oliver exceeded his performance objectives due to his leadership and results of: quality and safety improvement, streamlining organization, continuous improvement culture, movement to 24/7 manufacturing and launch of new facility.

Long-Term Equity Incentive Compensation

As noted above, the Compensation and Benefits Committee, after receiving feedback prior to our 2015 annual meeting from management’s discussion with some of our stockholders regarding desired plan design features, approved certain changes to our long-term incentive awards in 2015. In these conversations, we discussed leveraging the performance-based features in our CEO’s 2014 employment agreement across all of our NEOs. Due to the positive feedback regarding this concept, we implemented a new long-term incentive program in 2015 that mirrors the strong (2/3rds) emphasis on performance-based equity awards inherent in our CEO’s 2014 employment agreement. The total value of our 2015 long-term incentive grants, which were granted on March 6, 2015 under this new program, was allocated two-thirds to performance restricted stock unit (“PRSU”) awards and one-third to time-based restricted stock unit (“TBRSU”) awards. The PRSU awards provide Mr. Stebbins the opportunity to earn up to 150% of the target award value in Company stock and our other NEOs the opportunity to earn up to 200% of the target award value in Company stock. Performance criteria for the 2015 PRSU awards include (i) EBITDA margin (40%), (ii) ROIC (40%) and (iii) TSR relative to our peer group (20%).

The Compensation and Benefits Committee choose each criterion for the following reasons:

•	EBITDA Margin: The Compensation and Benefits Committee chose EBITDA margin because it believes this performance criteria best represents our business’s ability to generate recurring revenue and positive cash flow in successfully executing our business strategy.

•	ROIC: The Compensation and Benefits Committee chose ROIC because it is a key measurement that indicates success in making long-term capital investment decisions that improve financial and operational performance and increase stockholder value.

•	Relative TSR: The Compensation and Benefits Committee chose relative TSR because it is a key measurement that indicates overall stockholder value as compared to our proxy peers.

The target levels of these performance criteria were designed after a rigorous bottom up full range comprehensive business and financial planning analysis in several layers of the Company from middle management up through our Board of Directors. Because of this process, the Compensation and Benefits Committee approved performance goal levels that are designed to be met if we meet our business plan.

The PRSU awards vest, if at all, based on the Company’s performance with respect to the performance criteria during the three year period ending December 31, 2017. The TBRSU award for Mr. Stebbins cliff vests on December 31, 2017 and the TBRSU awards for the other NEOs vest in equal annual installments over a three-year period.

The total target award opportunities for our NEOs, expressed as a percentage of each NEO’s annual base salary (at date of grant), is as follows: Mr. Stebbins – 200%, Mr. Shiba – 60%, Mr. Kakar – 50%, Sistek – 50%, and Oliver – 50%. The numbers of units awarded to our NEOs in 2015 are set forth in the chart below:

2015 NEO Long-Term Incentive Awards

Name	PRSUs (at target) (#)	RSUs (#)
Don Stebbins	60,090	30,045
Kerry Shiba	8,625	4,313
Parveen Kakar	6,655	3,328
James Sistek	6,655	3,328
Larry Oliver	6,655	3,328

2016 Update. The Compensation and Benefits Committee, following the study by Willis Towers Watson and after receiving feedback from management’s discussion with some of our stockholders regarding desired plan design features, has approved certain changes to our LTIP awards for 2016. Cumulative EPS will replace the EBITDA Margin component for the PRSU performance criteria. The Compensation and Benefits Committee discontinued the use of EBITDA Margin as a performance criteria because stockholders had requested that we diversify our performance metrics. The Compensation and Benefits Committee adopted cumulative EPS as a performance criteria because it is a commonly used metric that best reflects the tax efficiency and capital allocation goals we are focused on. Therefore, with respect to the grants in 2016, the PRSU performance criteria will have the following weighting:

•	Return on invested capital (“ROIC”) (40% weighting)

•	Cumulative EPS (40% weighting)

•	Relative TSR (20% weighting)

The target value for the 2016 LTIP awards for our NEOs as a percentage of base salary are as follows: Mr. Stebbins – remains at 200%; Mr. Shiba – 80% ; Mr. Kakar – 75%; Mr. Sistek – 75%; and Mr. Oliver – 75%.

Retirement and Similar Benefits

Mr. Kakar, is a participant in Superior’s Salary Continuation Plan, which provides a retirement benefit for participants who terminate employment after having reached specified vesting dates and after reaching the age of 65 (or in the event of death while in our employ prior to separation from service). Upon a qualifying termination, Superior will pay to the participant a benefit equal to 30% of his or her final average compensation over the preceding 36 months. For employee participants, final average compensation includes only base salary. The benefit is paid bi-weekly and continues for the longer of 10 years or until death, provided death occurs more than 10 years after the employee’s retirement date. Mr. Kakar’s rights have vested under the Salary Continuation Plan. The Salary Continuation Plan was closed to new participants in 2011 and, as a result, Messrs. Stebbins, Shiba, Sistek, and Oliver are not participants.

All employees may participate in Superior’s tax-qualified Savings and Retirement Plan which is a 401(k) plan. For fiscal year 2015, Superior matched 100% of the first 1% of before-tax contributions made to the plan and 50% of such contributions over 1% and up to 6%. However, Superior did not match employee contributions in excess of the legal limit of $18,000 ($24,000 for individuals older than 50 years of age) in 2015. All Company contributions are vested 100% after two years of service.

Other Benefits

Superior provides NEOs with incidental benefits that the Compensation and Benefits Committee believes are reasonable and consistent with the competitive market. For example, the NEOs receive an automobile allowance (which is a similar benefit provided to some of our other employees). In addition, the NEOs may participate in Superior’s health and welfare benefit plans that are available to other executives and employees.

Change in Control Severance Benefits

Mr. Stebbins’ Employment Agreement provides him a lump sum severance payment of one year’s base salary plus a prorated amount of his current year annual bonus at target level, and 12 months’ health care continuation, if he is terminated without “cause” or resigns for “good reason” other than within one year following a change in control of Superior. The severance payment is two years’ base salary and two times current year annual bonus at target level, and health care continuation is 24 months if Mr. Stebbins is terminated without “cause” or resigns for “good reason” within one year following a change in control of Superior.

Messrs. Kakar, Shiba, Sistek and Oliver currently participate in the Executive Change in Control Severance Plan. The plan is intended to encourage executive officers to remain employed with the Company during an important time when prospects for continued employment are often uncertain and to provide some measure of financial security prior to and after a change of control. The amounts to be paid under the plan help ensure that the interests of Superior’s executives will be materially consistent with the interests of Superior’s stockholders when considering corporate transactions. Under the plan, if the employment of a participant is terminated within two years following a change in control, the participant will receive a two-times multiple of the sum of both the participant’s annual base salary and the participant’s target annual bonus, paid in a lump sum within 60 days after termination. The participant would also receive a pro-rata target annual bonus for the year in which the change in control occurs. The Compensation and Benefits Committee considers these protections to be an important part of the NEOs’ compensation and consistent with competitive market practices.

Other Termination or Change in Control Benefits

Upon a change of control of Superior, participants will fully vest in the benefits provided under the Salary Continuation Plan. Moreover, the Amended and Restated 2008 Equity Incentive Plan provides that all outstanding equity awards will become fully vested upon the occurrence of a change in control unless the award agreement provides otherwise or the award is assumed by the successor entity. If the awards are assumed by the successor entity, a “double-trigger” vesting applies, so that a participant’s awards vest if he incurs a qualifying termination within two years after the change of control.

Risk Mitigation, Regulatory, and Other Considerations

Executive Stock Ownership Guidelines

In July 2015, the Board approved revised stock ownership guidelines for its executive officers, including the NEOs. The Chief Executive Officer is required to own shares equal to 5 times his annual base salary and all other executive officers are required to own shares equal to 2 times his or her annual base salary. The applicable level of stock ownership must be attained within 5 years of becoming subject to the Stock Ownership Guidelines. In addition, participants must retain 100% of the net shares received upon exercise or vesting until in compliance with the required ownership level. Ownership levels as of the last measurement date are shown below.

Name	Share Guideline ($ value)	Total Shares Held ($ value)*
Don Stebbins	$4,500,000	$4,436,148
Kerry Shiba	$810,000	$939,537
Parveen Kakar	$750,000	$1,003,091
Jim Sistek	$750,000	$246,103
Larry Oliver	$750,000	$298,240

*	For purposes of determining compliance with the Stock Ownership Guidelines, the aggregate value of the shares required to be owned for the fiscal year ending December 27, 2015 was determined as of January 2, 2016 based on a stock price of $18.87, which was the average closing price of the Company’s common stock as reported on the New York Stock Exchange for the fiscal year ended immediately prior to such determination date.

Clawback Policy

The Company adopted a formal clawback policy (the “Clawback Policy”) that applies to all incentive-based cash and equity compensation awards granted on or after the effective date (“Incentive Compensation”) to any current or former executive officer of the Company (collectively, the “Covered Recipients”). In the event that the Company is required by applicable U.S. federal securities laws to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under such securities laws where such accounting restatement was caused or substantially caused by the intentional misconduct of the Covered Recipient, the Company will recover from such Covered Recipient who received Incentive Compensation during the three-year period preceding the date on which the Company is required to prepare an accounting restatement, based on the erroneous data, the amount, if any, in excess of what would have been paid to the Covered Recipient under the accounting restatement.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that Superior may deduct in any one year with respect to its NEOs other than the CFO. However, compensation that qualifies for the performance-based compensation exemption from Section 162(m) is fully deductible, without regard to the limits of Section 162(m).

The CEO AIPP and the Amended and Restated 2008 Equity Incentive Plan allow the Compensation and Benefits Committee to grant incentive awards that may qualify for the performance-based compensation exemption from Section 162(m). However, to maintain flexibility in compensating our executives, the Compensation and Benefits Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation and Benefits Committee believes that such payments are appropriate. Service-based restricted stock awards are not eligible for the performance-based compensation exemption.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report is not considered proxy solicitation material and is not deemed filed with the SEC. Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or under the Exchange Act that might incorporate future filings made by Superior under those statutes, the Compensation Committee Report will not be incorporated by reference into any such prior filings or into any future filings made by Superior under those statutes.

The Compensation and Benefits Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation and Benefits Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the 2016 Annual Meeting of stockholders.

Submitted by the Compensation and Benefits Committee of the Board of Directors

James S. McElya, Chairperson

Paul J. Humphries

Timothy C. McQuay

Francisco S. Uranga

COMPENSATION TABLES

Summary Compensation Table

The following table provides summary information concerning the compensation earned for services rendered in all capacities to Superior by its Chief Executive Officer, its Chief Financial Officer, and each of its other three most highly compensated executive officers whose total compensation for 2015 was in excess of $100,000 and who were serving as executive officers at the end of 2015.

2015 Summary Compensation Table

Name and Principal Position	Year	Salary $	Bonus(1) $	Stock Awards(2) $	Option Awards $	Non- Equity Incentive Plan Compensation $	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)(4) $	All Other Compensation(5) $	Total $
Donald J. Stebbins	2015	900,000	—	1,765,204	—	983,256	—	28,165	3,676,625
President and Chief	2014	571,153	—	2,574,925	—	480,511	—	80,069	3,706,658
Executive Officer	2013	—	—	—	—	—	—	—	—

Kerry A. Shiba	2015	396,940	—	253,377	—	265,478	—	21,924	937,719
Executive Vice President,	2014	373,649	—	153,280	—	153,776	—	20,504	701,209
Chief Financial Officer and	2013	360,707	—	113,360	—	186,039	—	19,815	679,921
Secretary

Parveen Kakar	2015	354,808	—	195,507	—	260,000	101,520	17,435	929,270
Senior Vice President –	2014	258,870	—	124,540	—	86,100	173,800	14,278	657,588
Sales, Marketing, Engineering	2013	229,343	—	69,760	—	82,800	—	17,092	398,995
and Product Development

James F. Sistek	2015	375,000	—	195,507	—	275,000	—	23,298	868,805
Senior Vice President –	2014	—	—	—	—	—	—	—	—
Business Operations and Systems	2013	—	—	—	—	—	—	—	—

Lawrence R. Oliver	2015	353,365	109,000	195,507	—	260,000	—	53,497	971,369
Senior Vice President –	2014	—	—	—	—	—	—	—	—
Manufacturing Operations	2013	—	—	—	—	—	—	—	—

(1)	Reflects a sign on bonus.
(2)	For 2015, reflects the aggregate grant date fair value of time-based restricted stock units and performance-based restricted stock units granted pursuant to Superior’s Amended and Restated 2008 Equity Incentive Plan to each of the NEOs computed in accordance with FASB ASC 718 and based on the fair market value of Superior’s common stock on the date of grant. The fair value of the RSU and PRSU awards at grant date is broken down as follows:

Name	RSU ($)	PRSU At Target ($)	PRSU At Maximum ($)
Mr. Stebbins	564,245	1,200,959	1,801,438
Mr. Shiba	80,998	172,379	344,759
Mr. Kakar	62,500	133,007	266,014
Mr. Sistek	62,500	133,007	266,014
Mr. Oliver	62,500	133,007	266,014

(3)	Reflects the amounts of the actuarial increase in the present value of each NEO’s benefits under Superior’s Salary Continuation Plan, determined using the same assumptions used for financial statement reporting purposes, as reflected in the notes to Superior’s audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 27, 2015. Mr. Kakar’s rights have vested under the Salary Continuation Plan. The Salary Continuation Plan was closed to new participants in 2011 and, as a result, Messrs. Stebbins, Shiba, Sistek, and Oliver are not participants in the Salary Continuation Plan.

(4)	The actuarial present value of the NEOs’ benefits under the Salary Continuation Plan increased in 2015 due to Mr. Kakar’s salary merit increase.
(5)	The amounts shown generally include matching contributions allocated by Superior to each NEO pursuant to the Savings and Retirement Plan, the value attributable to life insurance premiums paid by Superior on behalf of the NEOs, and a car allowance for each of the NEOs.
Mr. Stebbins’ other compensation in 2015 includes a housing and travel allowance of $8,000, as well as the benefits afforded to other NEOs.
Mr. Oliver’s other compensation in 2015 includes a relocation allowance of $31,617 as well as the benefits afforded to other NEOs.

Grants of Plan Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our NEOs during the year ended December 27, 2015.

2015 Grants of Plan Based Awards

Name	Grant Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units #	Grant Date Fair Value of Stock and Option Awards (2) $
			Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
Donald J. Stebbins	Annual Incentive		720,000	900,000	1,800,000	—	—	—	—	—
	RSU	3/6/2015	—	—	—	—	—	—	30,045	564,245
	PRSU	3/6/2015	—	—	—	45,068	60,090	90,135	—	1,200,959
Kerry A. Shiba	Annual Incentive		194,400	243,000	729,000	—	—	—	—	—
	RSU	3/6/2015	—	—	—	—	—	—	4,313	80,998
	PRSU	3/6/2015	—	—	—	4,313	8,625	17,250	—	172,379
Parveen Kakar	Annual Incentive		150,000	187,500	562,500	—	—	—	—	—
	RSU	3/6/2015	—	—	—	—	—	—	3,328	62,500
	PRSU	3/6/2015	—	—	—	3,328	6,655	13,310	—	133,007
James Sistek	Annual Incentive		150,000	187,500	562,500	—	—	—	—	—
	RSU	3/6/2015	—	—	—	—	—	—	3,328	62,500
	PRSU	3/6/2015	—	—	—	3,328	6,655	13,310	—	133,007
Lawrence Oliver	Annual Incentive		150,000	187,500	562,500	—	—	—	—	—
	RSU	3/6/2015	—	—	—	—	—	—	3,328	62,500
	PRSU	3/6/2015	—	—	—	3,328	6,655	13,310	—	133,007

(1)	Represents threshold, target and maximum payout opportunities under Superior’s annual cash incentive programs for the NEOs. Actual amounts earned by the NEOs under these programs are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Detailed information regarding these plans for the CEO and the other NEOs can be found under Compensation Discussion and Analysis – 2015 Executive Compensation Components – Annual Incentive Compensation and Bonuses in this Proxy Statement.
(2)	Reflects the grant date fair value of time-based restricted stock units and performance-based restricted stock units granted pursuant to the Amended and Restated 2008 Equity Incentive Plan computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 16 to Superior’s audited financial statements for the fiscal year ended December 27, 2015, included in the Annual Report on Form 10-K for the fiscal year ended December 27, 2015.
No options were granted to the NEOs in 2015.

Employment Agreement

Donald J. Stebbins, President and CEO

On April 30, 2014, in connection with his appointment as President and Chief Executive Officer, Donald J. Stebbins entered into an Executive Employment Agreement effective as of May 5, 2014 (the “Employment Agreement”). The Employment Agreement is for a three year term that expires on April 30, 2017, with additional one-year automatic renewals unless either Mr. Stebbins or Superior provides advance notice of nonrenewal of the Employment Agreement. The Employment Agreement provides for an annual base salary of $900,000. Mr. Stebbins may receive annual bonuses based on attainment of performance goals, determined by Superior’s independent compensation committee, in the amount of 80% of annual base salary at threshold level performance, 100% of annual base salary at target level performance, and up to a maximum of 200% of annual base salary for performance substantially above target level.

Mr. Stebbins received inducement grants of restricted stock for 50,000 shares vesting April 30, 2017, and as the LTIP award for the 2014-2016 period, 82,455 shares vesting on December 31, 2016. Under the Employment Agreement, Mr. Stebbins is to be granted time-vested restricted stock units each year, cliff vesting at the third fiscal year end following grant, for a number of shares equal to 66.67% of his annual base salary divided by the per share value of Superior’s common stock on the date of grant. Additionally, Mr. Stebbins is to be granted performance-vested restricted stock units each year, vesting based on Company performance goals established by the independent compensation committee during the three fiscal years following grant, for a target number of shares equal to 133.33% of his annual base salary divided by the per share value of Superior’s common stock on the date of grant.

In general, the equity awards vest only if Mr. Stebbins continues in employment with Superior through the vesting date or end of the performance period. A prorated portion of the inducement grants of restricted stock vest upon Mr. Stebbins’ termination of employment as a result of death or disability. Vesting of his initial 50,000 share restricted stock grant partially accelerates if Mr. Stebbins is terminated without “cause” or resigns for “good reason.” If Mr. Stebbins is terminated without “cause” or resigns for “good reason” within one year following a change in control of Superior, all of the restricted stock and time-vested restricted stock units become vested in full, and the performance-vested restricted stock units are to vest and be converted into shares based upon the level of attainment of performance goals through the change in control date.

The Employment Agreement includes a clawback of unearned incentive compensation paid based upon inaccurate financial results or erroneous information.

Superior also provides Mr. Stebbins a monthly housing and travel of allowance during a 12 month transition period (which ended at the beginning of 2015), a monthly automobile allowance and reimbursement of certain attorneys’ fees in connection with entering into the Employment Agreement. Mr. Stebbins is entitled to four weeks annual paid vacation and to participate in all benefit plans generally made available to executive officers of Superior.

The Employment Agreement provides Mr. Stebbins a lump sum severance payment of one year’s base salary plus a prorated amount of his current year annual bonus at target level, and 12 months’ health care continuation, if he is terminated without “cause” or resigns for “good reason” other than within one year following a change in control of Superior. The severance payment is two year’s base salary and two times current year annual bonus at target level, and health care continuation is 24 months, if Mr. Stebbins is terminated without “cause” or resigns for “good reason” within one year following a change in control of Superior. These severance payments and benefits, and the acceleration of equity awards described above, are conditioned upon Mr. Stebbins providing Superior a release of claims.

The Employment Agreement does not provide a gross up for taxes incurred from receiving excess parachute payments on a change in control. The benefits under the Employment Agreement are to be reduced to the extent necessary to avoid the excise tax under Section 4999 of the Internal Revenue Code if such reduction results in a higher after-tax amount to Mr. Stebbins.

Outstanding Equity Awards at 2015 Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by the NEOs at December 27, 2015.

Outstanding Equity Awards

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(2) ($)
Donald J. Stebbins	—	—	—	—	30,045	566,949	90,135	1,700,847
	—	—	—	—	50,000	943,500	—	—
	—	—	—	—	82,455	1,555,926	—	—
Kerry A. Shiba	—	—	—	—	4,313	81,386	17,250	325,508
	—	—	—	—	5,333	100,640	—	—
	—	—	—	—	2,145	40,476	—	—
	12,000	—	16.76	4-May-2022	—	—	—	—
	12,000	0	22.57	13-May-2021	—	—	—	—
	25,000	0	17.71	28-Oct-2020	—	—	—	—
Parveen Kakar	—	—	—	—	3,328	62,799	13,310	251,160
	—	—	—	—	4,333	81,770	—	—
	—	—	—	—	1,320	24,908	—	—
	9,000	—	16.76	4-May-2022	—	—	—	—
	9,000	0	22.57	13-May-2021	—	—	—	—
	5,000	0	16.32	20-May-2020	—	—	—	—
	4,500	0	15.17	14-Aug-2019	—	—	—	—
	15,000	0	21.84	16-May-2018	—	—	—	—
	12,000	0	18.55	12-Dec-2017	—	—	—	—
James Sistek					3,328	62,799	13,310	251,160
					4,355	82,179	—	—
					—	—	—	—
Lawrence Oliver					3,328	62,799	13,310	251,160

(1)	Options granted other than to Mr. Stebbins have expiration dates in 2021 or later (i.e., those granted in 2011 or later), vest in annual installments over three years. In 2014, 2013 and 2012, all restricted share awards vest in annual installments over three years. Mr. Stebbins’ restricted share awards cliff vest 82,455 shares on December 30, 2016 and 50,000 shares on April 30, 2017. All RSU awards in 2015 vesting in annual installments over three years except for Mr. Stebbins’ award, which “cliff” vests on December 31, 2017.
(2)	Reflects the value calculated by multiplying the number of share or units by $18.87, which was the closing price of Superior’s stock on December 24, 2015, the last trading day in our 2015 fiscal year. Based on performance through December 27, 2015, amounts of equity incentive plan awards are reported at their maximum levels.

Option Exercises and Stock Vested in Fiscal Year 2015

The following table summarizes the vesting of restricted stock awards for the NEOs for fiscal year ended December 27, 2015. There were no options exercised during the year.

Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Donald J. Stebbins	—	—
Kerry A. Shiba	5,710	103,603
Parveen Kakar	4,194	76,417
James Sistek	2,145	42,643
Lawrence Oliver	—	—

(1)	The value realized was computed by multiplying the number of shares of restricted stock vesting by the closing stock price of Superior’s common stock on the date of vesting.

Securities Authorized for Issuance under Equity Compensation Plans

The following table contains information about securities authorized for issuance under Superior’s equity compensation plans. The features of these plans are described in Note 16 to Superior’s audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 27, 2015.

Securities Authorized for Issuance Under Equity Compensation Plans

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuances under equity compensation plans(2)
Equity Compensation Plans approved by security holders	376,033	18.89	1,347,940
Equity Compensation Plans not approved by security holders	—	—	—
Total	376,033	18.89	1,347,940

(1)	As of December 27, 2015, the average remaining term of all outstanding options is 3.6 years.
(2)	Represents the number of remaining shares available for grant as of December 27, 2015 under the Amended and Restated 2008 Equity Incentive Plan. All shares remaining available for future issuance as of December 27, 2015 may be used for grants of options or stock appreciation rights, whereas 600,000 of these shares may be granted as full-value awards. As of February 17, 2015, there were 577,059 aggregate shares issuable pursuant to options granted under the Amended and Restated 2008 Stock Incentive Plan. Also as of February 17, 2015, there were 27,942,747 shares of common stock issued and outstanding.

Pension Benefits

The following table summarizes the present value of benefits under Superior’s Salary Continuation Plan for each of the NEOs as of December 27, 2015.

Name	Plan Name(1)	Number of Years Credited Service(2) (#)	Present Value of Accumulated Benefit(3) ($)	Payments During Last Fiscal Year ($)
Donald J. Stebbins	—	—	—	—
Kerry A. Shiba	—	—	—	—
Parveen Kakar	Salary Continuation Plan	—	660,080	—
James Sistek	—	—	—	—
Lawrence Oliver	—	—	—	—

(1)	Pursuant to the Salary Continuation Plan, after having reached specified vesting dates and after reaching the age of 65 (or in the event of death while employed by Superior), the Salary Continuation Plan provides for Superior to pay to the individual, upon ceasing to be employed by Superior for any reason, a benefit equal to 30% of the employee’s final average compensation over the preceding 36 months. Final average compensation only includes base salary for employees. The benefit is paid weekly and continues for the later of 10 years or until death, provided death occurs more than 10 years following the employee’s retirement date.
(2)	“Years of credited service” does not apply to the Salary Continuation Plan. Mr. Kakar’s rights have vested under the Salary Continuation Plan. The Salary Continuation Plan was closed to new participants in 2011 and, as a result, Messrs. Stebbins, Shiba, Sistek, and Oliver are not participants in the Salary Continuation Plan.
(3)	Represents the present value of accumulated benefits payable to each of the NEOs, under the Salary Continuation Plan, determined using the same assumptions described in Note 12 to Superior’s audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 27, 2015.

Nonqualified Deferred Compensation.

Superior does not have any nonqualified deferred compensation plans other than the Salary Continuation Plan.

Potential Payments upon Termination of Employment or Change in Control

Other than Mr. Stebbins, our President and CEO, none of Superior’s NEOs has had an employment agreement specifying a term of employment, and their employment may be terminated at any time. However, Superior does provide severance benefits upon the termination of a NEO’s employment under certain prescribed circumstances.

Employment Agreement with Mr. Stebbins. For a description of benefits upon termination of employment or change of control, see “– Employment Agreements” above.

Executive Change in Control Severance Plan. Under the Executive Change in Control Severance Plan, in which Messrs. Shiba, Kakar, Sistek, and Oliver currently participate, each participant is entitled to receive a multiple of the sum of his annual base salary and target annual bonus, paid in a lump sum within 60 days after termination. The multiple applied for each NEO in the plan is two-times the participant’s annual compensation base. Each participant is also entitled to receive a pro-rata target annual bonus for the year in which the change in control occurs.

Other Arrangements. The Salary Continuation Plan, as of the end of the fiscal year 2015, provides Mr. Kakar salary continuation benefits upon termination of employment due to a change in control.

Summary of Potential Termination Payments and Benefits. The following table summarizes the value of the termination payments and benefits that each of our NEOs would receive if he had terminated employment on December 27, 2015 under the circumstances shown. The amounts shown in the tables do not include accrued but unpaid salary, earned annual bonus for 2015, or payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as distributions of plan balances under our tax-qualified 401(k) plan, and death or disability benefits under our generally available welfare programs. This table also does not include the value of unvested equity awards that vest on a change in control, as those amounts are shown in the next table and are not contingent on a termination of employment.

Name	Termination for Cause or Voluntary Resignation	Termination without Cause or for Good Reason(1)	Retirement	Death(1)	Disability(1)	Termination without Cause or Resignation For Good Reason in connection with a Change in Control	Actual Termination Amounts Received
Donald J. Stebbins
Cash Severance	—	900,000	—	—	—	1,800,000	—
Bonus Severance	—	900,000	—	—	—	1,800,000	—
COBRA Premiums	—	15,948	—	—	—	31,893	—
Equity Acceleration	—	929,580	—	1,476,462	1,476,462	4,200,273	—
Total	—	2,745,528	—	1,476,462	1,476,462	7,832,166	—

Kerry A. Shiba
Cash Severance	—	—	—	—	—	810,000	—
Target 2015 Bonus	—	—	—	—	—	486,000	—
Equity Acceleration	—	—	—	—	—	385,250	—
Total	—	—	—	—	—	1,681,250	—

Parveen Kakar(2)
Cash Severance	—	—	—	—	—	750,000	—
Target 2015 Bonus	—	—	—	—	—	375,000	—
Equity Acceleration	—	—	—	—	—	295,051	—
Total	—	—	—	—	—	1,420,051	—

James Sistek
Cash Severance	—	—	—	—	—	750,000	—
Target 2015 Bonus	—	—	—	—	—	375,000	—
Equity Acceleration	—	—	—	—	—	270,558	—
Total	—	—	—	—	—	1,395,558	—

Lawrence Oliver
Cash Severance	—	—	—	—	—	750,000	—
Target 2015 Bonus	—	—	—	—	—	375,000	—
Equity Acceleration	—	—	—	—	—	188,379	—
Total	—	—	—	—	—	1,313,379	—

(1)	Under his employment agreement, Mr. Stebbins is entitled to pro-rated vesting of certain of his inducement awards upon his death, disability, termination by the Company without “Cause” or his resignation for “Good Reason” (each as defined in his employment agreement).
(2)	Mr. Kakar’s rights have vested under the Salary Continuation Plan and, thus, he is entitled to receive payments under the Salary Continuation Plan upon the later of age 65 or his separation from service for any reason, as disclosed in the “Pension Benefits” table above. Such amounts are not quantified in this table.

Change in Control Provisions under Other Agreements. The Amended and Restated 2008 Equity Incentive Plan provides that a change in control occurs upon the occurrence of any of the following: (1) any person becomes the beneficial owner of securities representing 50% or more of the total voting power of Superior’s outstanding voting securities; (2) consummation of a sale or disposition by Superior of all or substantially all of its assets; (3) consummation of a merger or consolidation of Superior with any other corporation, unless Superior’s stockholders continue to control at least 50% of the total voting power of the successor entity; or (4) Superior’s stockholders approve a plan of complete liquidation of the Company.

The Amended and Restated 2008 Equity Incentive Plan provides that, unless otherwise provided in an applicable award agreement, all outstanding equity awards will immediately vest if (i) the participant is terminated without cause or resigns with good reason within two years following a change in control (“Double Trigger”) or (ii) upon a change in control if the awards are not assumed by the successor company.

The following table shows the total additional value of the equity awards that would be payable to each of the NEOs who were employed as of December 27, 2015 under the accelerated vesting provisions of the Amended and Restated 2008 Equity Incentive Plan upon the occurrence of a Double Trigger as of December 27, 2015.

Named Executive Officer	Restricted Stock ($)(2)	Performance Awards ($)(3)	Total ($)
Donald J. Stebbins	3,066,375	1,133,898	4,200,273
Kerry A. Shiba	222,496	162,754	385,250
Parveen Kakar	169,471	125,580	295,051
James Sistek	144,978	125,580	270,558
Lawrence Oliver	62,799	125,580	188,379

(1)	Represents the value of the unvested awards at December 27, 2015. Stock options are valued based on the excess, if any, of (i) the closing price of our common stock on the New York Stock Exchange on December 24, 2015, the last trading day in our 2015 fiscal year, of $18.87, over (ii) the exercise price of the option.
(2)	Represents the value of the unvested awards at December 27, 2015. Awards of restricted stock are valued based upon the closing price of our common stock on the New York Stock Exchange on December 24, 2015, the last trading day in our 2015 fiscal year, of $18.87.
(3)	Represents the value of the unvested awards at December 27, 2015. Performance awards are valued at target based upon the closing price of our common stock on the New York Stock Exchange on December 24, 2015, the last trading day in our 2015 fiscal year, of $18.87.

Risk Assessment of Overall Compensation Program

The Compensation and Benefits Committee has designed Superior’s compensation programs to avoid excessive risk-taking. The following are some of the features that are designed to help Superior appropriately manage compensation-related business risk:

•	Diversification of incentive-related risk by employing a variety of performance measures, including financial performance;

•	Fixed maximum award levels for performance-based awards; and

•	An assortment of vehicles for delivering compensation, including cash and equity based incentives with different time horizons, to focus our executives on specific objectives that help us achieve Superior’s business plan and create an alignment with long-term stockholder interests.

The Compensation and Benefits Committee has reviewed with management the design and operation of Superior’s incentive compensation arrangements for all managers and executive officers, including the performance objectives and target levels used in connection with incentive awards, for the purpose of assuring that these arrangements do not encourage inappropriate risk taking that could impose unnecessary or excessive risk to the value of Superior or the investments of Superior’s stockholders. In connection with such review, the Compensation and Benefits Committee identified certain internal and external factors that comprise Superior’s primary business risks, and then reviewed Superior’s incentive compensation arrangements for the purpose of identifying any aspects of such programs that might encourage behaviors that could exacerbate the identified business risks.

In conducting this assessment, the Compensation and Benefits Committee considered the performance objectives and target levels used in connection with these incentive awards and also the features of Superior’s compensation program that are designed to mitigate compensation-related risk, including those discussed above. Based on such assessment, the Compensation and Benefits Committee concluded that Superior’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on Superior.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Superior specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee has reviewed and discussed with Superior’s management and Deloitte & Touche LLP the audited consolidated financial statements of Superior contained in Superior’s Annual Report on Form 10-K for the 2015 fiscal year. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed pursuant to applicable auditing standards.

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence from Superior.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Superior’s Annual Report on Form 10-K for its 2015 fiscal year for filing with the SEC.

Submitted by the Audit Committee

Timothy C. McQuay, Chairperson

Jack A. Hockema

Paul J. Humphries

Michael R. Bruynesteyn

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed WHITE proxy card because the Board of the Company is soliciting your proxy to vote at the Annual Meeting to be held on                 , 2016, at             Eastern Time, and at any postponements or adjournments of the Annual Meeting. This proxy statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.

What is the purpose of the Annual Meeting?

The Annual Meeting will be held for the following purposes:

•	To elect the following eight nominees to the Board: Michael R. Bruynesteyn, Margaret S. Dano, Jack A. Hockema, Paul J. Humphries, James S. McElya, Timothy C. McQuay, Donald J. Stebbins and Francisco S. Uranga (Proposal No. 1);

•	To approve, in a non-binding advisory vote, executive compensation (Proposal No. 2);

•	To approve the material terms of the performance goals under the Superior Industries International, Inc. Annual Incentive Performance Plan (Proposal No. 3);

•	To consider a proposal regarding proxy access (Proposal No. 4);

•	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 25, 2016 (Proposal No. 5); and

•	To act upon such other matters as may properly come before the Annual Meeting or any postponements or adjournments thereof.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” all nominees to the Board (Proposal No. 1) named in this proxy statement and the WHITE proxy card;

•	“FOR” the approval of Superior’s executive compensation (Proposal No. 2);

•	“FOR” the approval of the material terms of the performance goals under the Superior Industries International, Inc. Annual Incentive Performance Plan (Proposal No. 3);

•	To CAST A VOTE on the proxy access proposal (the Board is not recommending whether to vote “FOR” or “AGAINST” this proposal) (Proposal No. 4); and

•	“FOR” ratification of the appointment of Deloitte & Touche LLP as Superior’s independent registered public accounting firm for the fiscal year ending December 25, 2016 (Proposal No. 5).

Will other candidates be nominated for election as directors at the 2016 Annual Meeting in opposition to the Board’s nominees?

Yes. GAMCO, a stockholder of the Company, has notified us that it intends to nominate three persons for election as directors to the Board at the Annual Meeting in opposition to the nominees recommended by the Board. The Board does NOT endorse any nominee of GAMCO and unanimously recommends that you vote FOR ALL of the nominees proposed by Superior’s Board by using the WHITE proxy card accompanying this proxy statement. The Board is deeply committed to Superior, its stockholders and the creation and enhancement of stockholder value. The Board believes that the election of GAMCO’s nominees at the Annual Meeting is not in the best interests of Superior and its stockholders as a whole. If GAMCO proceeds with its proposed director nominees, you may receive proxy materials from GAMCO. Superior is not responsible for the accuracy of any information contained in any proxy solicitation materials used by GAMCO or any other statements that it may otherwise make. If you have any questions or require any assistance with voting your shares, please contact Okapi Partners LLC, toll free at (877) 629-6356.

What should I do if I receive a             proxy card from GAMCO?

Director nominations made by any party other than Superior are NOT endorsed by the Board. The Board recommends that you DO NOT sign or return the             proxy card that may be sent to you by GAMCO or another party. Voting against these other nominees on the             proxy card that they send you is NOT the same as voting for the Board’ nominees. If you submit a proxy card other than the WHITE proxy card, you may revoke that proxy by voting your proxy “FOR” the Board’ nominees by telephone or the Internet by following the instructions on the WHITE proxy card or by completing, signing, dating, and returning the enclosed WHITE proxy card prior to the Annual Meeting.

Your Board unanimously recommends that you disregard and do not return any             proxy card you receive from GAMCO. Voting to “withhold” with respect to any GAMCO nominee on a             proxy card sent to you by GAMCO is not the same as voting for your Board’s nominees because a vote to “withhold” with respect to any GAMCO nominee on its             proxy card will revoke any proxy you previously submitted.

Only the latest validly executed proxy that you submit will be counted.

What should I do if I receive more than one WHITE proxy card or other set of proxy materials from the Company?

If you hold your shares in multiple accounts or registrations, or in both registered and street name, you will receive a WHITE proxy card for each account. Please sign, date and return all WHITE proxy cards you receive from the Company. If you choose to vote by phone or by Internet, please vote once for each WHITE proxy card you receive. Only your latest dated proxy for each account will be voted. If GAMCO proceeds with its previously announced alternative director nominations, we will likely conduct multiple mailings prior to the Annual Meeting date to ensure stockholders have our latest proxy information and materials to vote. We will send you a new WHITE proxy card with each mailing, regardless of whether you have previously voted. The latest dated proxy you submit will be counted, and, if you wish to vote as recommended by our Board then you should only submit WHITE proxy cards. In addition, you may receive proxy solicitation materials from GAMCO, including an opposition proxy statement and a proxy card. The Board recommends that you disregard any proxy card you receive from GAMCO and return the enclosed WHITE proxy card.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

Superior has adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, Superior delivers one set proxy materials to multiple stockholders who share the same address unless Superior has received contrary instructions from one or more of the stockholders. This procedure potentially means extra convenience for stockholders and reduces Superior’s printing and mailing costs as well as the environmental impact of its Annual Meetings. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, Superior will deliver promptly a separate copy of the proxy statement and annual report to any stockholder at a shared address to which Superior delivered a single copy of the proxy materials. If you are a stockholder who shares an address with another stockholder and would like only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or notify us if you are the stockholder of records.

To receive free of charge a separate copy of the proxy materials, stockholders may contact Superior’s Secretary at 26600 Telegraph Rd., Suite 400, Southfield, MI 48034 or 248-352-7300.

Stockholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

How can I get electronic access to the proxy materials?

Superior’s proxy materials also are available at www.ViewOurMaterial.com/sup. This website address is included for reference only. The information contained on this website is not incorporated by reference into this Proxy Statement.

Who is entitled to vote?

To be able to vote, you must have been a stockholder on March     , 2016, the Record Date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, shares of Superior common stock were issued and outstanding.

How many votes do I have?

Each holder of record of Superior common stock will be entitled to one vote on each matter for each share of common stock held on the Record Date.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with Superior’s transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by Superior.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and the proxy materials were forwarded to you by that organization. As a beneficial owner, you have the right to instruct your broker, bank, trustee, or nominee how to vote your shares.

If I am a stockholder of record of Superior’s shares, how do I vote?

If you are a stockholder of record, there are four ways to vote:

•	In person. You may vote in person at the Annual Meeting by requesting a ballot from an usher when you arrive. You must bring valid picture identification such as a driver’s license or passport and proof of stock ownership as of the Record Date.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions included on the WHITE proxy card included with your materials.

•	By Telephone. You may vote by proxy by calling the toll free number found on the WHITE proxy card included with your materials.

•	By Mail. You may vote by proxy by filling out the WHITE proxy card and returning it in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, there are two ways to vote:

•	In person. If you are a beneficial owner of shares held in street name and wish to vote in person at the Annual Meeting, you must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the Annual Meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy.

You must bring a copy of the legal proxy to the Annual Meeting and ask for a ballot from an usher when you arrive. You must also bring valid picture identification such as a driver’s license or passport and proof that the organization that holds your shares held such shares on the Record Date. In order for your vote to be counted, you must hand both the copy of the legal proxy and your completed ballot to an usher to be provided to the inspector of election.

•	By Proxy. If you are a beneficial owner of shares held in street name, this Proxy Statement and accompanying materials have been forwarded to you by the organization that holds your shares. Such organization will vote your shares in accordance with your instructions using the methods set forth in the information provided to you by such organization. If, as expected, GAMCO files definitive proxy materials to contest the election of the Company’s director nominees and mails such materials to you, then brokers will not be permitted to vote your shares with respect to any proposals at the Annual Meeting without your instructions as to how to vote. Please instruct your broker how to vote your shares using the voting instruction form provided by your broker. See “What is a broker non-vote?” below.

What is a quorum?

For business to be conducted at the Annual Meeting, a quorum must be present. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum. Accordingly, shares representing votes must be present in person or by proxy at the Annual Meeting to constitute a quorum. Abstentions and “broker non-votes” will be counted for the purpose of determining whether a quorum is present for the transaction of business.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a WHITE proxy card without giving specific voting instructions,

then the persons named as proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and, in accordance with applicable law, as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

Typically, “non-routine” matters include the election of directors (Proposal No. 1), the non-binding advisory vote on executive compensation (Proposal No. 2), the approval of the performance goals under the Superior Industries International, Inc. Annual Incentive Performance Plan (Proposal No. 3) and the consideration of the proxy access proposal (Proposal No. 4), and “routine” matters include ratification of the appointment of independent auditors (Proposal No. 5). If GAMCO files definitive proxy materials to contest the election of the Company’s director nominees, then, under applicable exchange rules, all of the proposals in this proxy statement will be non-routine matters for those stockholders who receive proxy materials from GAMCO, and therefore, brokers will not be permitted to exercise discretionary authority with respect to such shares regarding any of the proposals to be voted on at the Annual Meeting. We strongly encourage you to give your broker your voting instructions.

What is a broker non-vote?

The term broker non-vote refers to shares held by a brokerage firm or other nominee (for the benefit of its client) that are represented at the Annual Meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary authority to vote on that proposal. Brokers and nominees do not have discretionary voting authority on the election of directors and on other certain non-routine matters, and accordingly may not vote on such matters absent instructions from the beneficial holder. If you hold your shares in “street name” or through a broker it is important that you give your broker your voting instructions.

If, as expected, GAMCO files definitive proxy materials to contest the election of the Company’s director nominees, then brokers representing shares that have received materials from GAMCO will not be permitted to vote such shares with respect to any proposals at the Annual Meeting without instructions as to how to vote. We strongly encourage you to instruct your broker how to vote your shares using the voting instruction form provided by your broker. The WHITE voting instruction forms provided by your bank, broker or other nominee will also include information about how to submit your proxy over the Internet or telephonically, if such options are available. Please return your completed WHITE proxy card or voting instruction form to your broker and contact the person responsible for your account or submit your proxy by internet or telephone so that your vote can be counted.

How are broker non-votes and abstentions treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

With respect to the election of directors (Proposal No. 1), under plurality voting, broker non-votes and abstentions would have no effect on the election of directors.

With respect to each of the other proposals (Proposals No. 2, No. 3, No. 4 and No. 5), (i) broker non-votes and abstentions will not affect the outcome requiring an affirmative vote of a majority of the shares represented and voting at the Annual Meeting, however, (ii) broker non-votes and abstentions will have the effect of a vote against the proposal with respect to the additional requirement that shares voting affirmatively also constitute at least a majority of the required quorum.

In order to minimize the number of broker non-votes, Superior encourages you to vote or to provide voting instructions with respect to each proposal to the organization that holds your shares by carefully following the instructions provided in the voting instruction form.

What is the voting requirement to approve each of the proposals?

With respect to Proposal No. 1, the election of directors is determined by plurality voting, meaning that the eight persons receiving the largest number of “yes” votes will be elected as directors. Under Delaware law, since there is no particular percentage of either the outstanding shares or the shares represented at the meeting required to elect a director, abstentions and broker non-votes will have no effect on the election of directors. Proxies may not be voted for more than the eight directors and stockholders may not cumulate votes in the election of directors.

In an uncontested election, our Corporate Governance Guidelines provide that any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee and the Board must then decide whether or not to accept the tendered resignation, culminating with a public disclosure explaining the Board’ decision and decision-making process. In a contested election, which will be the case if the nomination of any of the nominees proposed by GAMCO is properly presented at the Annual Meeting, should any of the Company nominees fail to receive the vote required to be elected, the term of his or her service as a director will end on the date the voting results are determined pursuant to Delaware law.

Approval of Proposals No. 2, No. 3, No. 4 and No. 5 requires (i) the affirmative vote of a majority of the shares represented and voting at the Annual Meeting at which a quorum is present and (ii) that shares voting affirmatively also constitute at least a majority of the required quorum.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting. Prior to the applicable cutoff time, you may change your vote using the Internet or telephone methods described above, in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted. You may also revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to Superior’s Secretary at 26600 Telegraph Rd., Suite 400, Southfield, MI 48034 prior to the Annual Meeting.

If you vote using the             proxy card sent to you by GAMCO, you can subsequently revoke it by signing, dating and returning the enclosed WHITE proxy card or voting instruction form in the postage-paid envelope provided or by submitting your proxy by telephone or by Internet by following the instructions on the WHITE proxy card or voting instruction form. Only your last-dated proxy will count – any proxy may be revoked at any time prior to its exercise at the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

Who will serve as the inspector of election?

IVS Associates, Inc., will serve as the inspector of election.

Where can I find the voting results?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election after the taking of the vote at the Annual Meeting. Superior will publish the final voting results in a Current Report on Form 8-K, which Superior is required to file with the SEC within four business days following the Annual Meeting.

Who is paying the costs of this proxy solicitation?

Superior is paying the costs of the solicitation of proxies. Superior has retained Okapi Partners LLC to assist in obtaining proxies by mail, facsimile, telephone or email from brokerage firms, banks, broker-dealers or other similar organizations representing beneficial owners of shares for the Annual Meeting. We have agreed to pay such firm a fee of approximately $100,000 plus out-of-pocket expenses. Okapi Partners LLC may be contacted toll-free at (877) 629-6356. Superior may also reimburse brokerage firms, banks, broker-dealers or other similar organizations for the cost of forwarding proxy materials to beneficial owners. In addition, certain of Superior’s directors, officers and regular employees, without additional compensation, may solicit proxies on Superior’s behalf in person, by telephone, by fax or by electronic mail. See “Proxy Solicitation and Costs” in this proxy statement for further information.

How can I attend the Annual Meeting?

Only stockholders as of the Record Date are entitled to attend the Annual Meeting. Each stockholder must present valid picture identification such as a driver’s license or passport and provide proof of stock ownership as of the Record Date. The use of mobile phones, pagers, recording or photographic equipment, tablets and/or computers is not permitted at the Annual Meeting.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2017 Annual Meeting of stockholders?

Requirements for Stockholder Proposals to Be Considered for Inclusion in Superior’s Proxy Materials. Proposals that a stockholder intends to present at the 2017 Annual Meeting of stockholders and wishes to be considered for inclusion in Superior’s proxy statement and form of proxy relating to the 2017 Annual Meeting of stockholders must be received no later than                 , 2016 (the date that is 120 calendar days before the one year anniversary date of when Superior’s proxy statement was released to stockholders for this Annual Meeting). However, if the 2017 Annual Meeting date has changed more than 30 days from this year’s meeting, then the deadline is a reasonable time before we begin to print and send out proxy materials. All proposals must comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to Superior’s Secretary by mail at 26600 Telegraph Rd., Suite 400, Southfield, MI 48034.

Requirements for Other Stockholder Proposals to Be Brought Before the 2017 Annual Meeting of Stockholders and Director Nominations. Our Amended and Restated Bylaws (the “Bylaws”) provide that any stockholder proposals (other than those made under Rule 14a-8 of the Exchange Act) and any nomination of one or more persons for election as a director be made not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary of the date of the preceding year’s annual meeting. Accordingly, in order for a stockholder proposal or director nomination to be considered at the 2017 Annual Meeting, a written notice of the proposal or the nomination must be received by the Secretary of Superior no later than                 , 2017 (assuming that the 2017 Annual Meeting is held on                 , 2017, the anniversary of the 2016 Annual Meeting). However, if the date of the 2017 Annual Meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the 2016 Annual Meeting, then, for notice by the stockholder to be timely, it must be received by the Secretary of Superior not earlier than the 120th day prior to the date of the 2017 Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to the 2017 Annual Meeting, or (ii) the tenth day following the day on which public announcement of the date of the 2017 Annual Meeting is first made. In order for stockholder proposals that are submitted outside of SEC Rule 14a-8 and are intended to be considered by the stockholders at the 2017 Annual Meeting to be considered “timely” for purposes of SEC Rule 14a-4(c) under the Exchange Act, the proposal must be received by the Secretary of Superior no later than                 , 2016. The notice must set forth the information required by the Bylaws with respect to each director nomination and stockholder proposal that the stockholder intends to present at the 2017 Annual Meeting. The proxy solicited by the Board for the 2017 Annual Meeting will confer discretionary voting authority with respect to any proposal presented by a stockholder at that meeting for which Superior has not been provided with timely notice, or, even if there is timely notice, the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act. Notices must be delivered to Superior’s Secretary by mail at 26600 Telegraph Rd., Suite 400, Southfield, MI 48034.

PROXY SOLICITATION AND COSTS

Superior will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card and any additional solicitation material that Superior may provide to stockholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. Further, the original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, executive officers and employees of Superior. No additional compensation will be paid to these individuals for any such services. The Company will also post its proxy materials to its website under “Investors.”

In addition, Superior has retained Okapi Partners LLC to act as a proxy solicitor in conjunction with the Annual Meeting. Superior has agreed to pay that firm approximately $100,000 plus reasonable out-of-pocket expenses, for proxy solicitation services. This proxy solicitation firm estimates that approximately 25 of its employees will assist in this proxy solicitation, which they may conduct by personal interview, mail, telephone, facsimile and email. The Company’s aggregate expenses, including those of Okapi Partners LLC, related to the solicitation in excess of those normally spent for an annual meeting as a result of the potential proxy contest and excluding base annual service fees, salaries and wages of our directors, officers and regular employees, are expected to be approximately                 . These solicitation costs are expected to include the fee payable to our proxy solicitor; fees of outside counsel and advisors to advise us in connection with a contested solicitation of proxies; increased costs related to investor relations; increased mailing costs, such as the costs of additional mailings of solicitation material to stockholders, including printing costs, mailing costs and the reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners of our common stock, as described above; and the costs of retaining an independent inspector of election. Appendix A sets forth information relating to our directors, executive officers and employees who are considered “participants” in our solicitation under the rules of the SEC by reason of their position as executive officers and directors of the Company or because they may be soliciting proxies on our behalf.

STOCKHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

Once again this year, a number of brokers with account holders who beneficially own our common stock will be “householding” our annual report and proxy materials. A single set of our annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge Financial Solutions, either by calling toll-free (800) 542-1061, or by writing to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Superior will promptly deliver a separate set of the annual report and other proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate set of the annual report and other proxy materials, you may write or call Superior’s Secretary at Superior Industries International, Inc., 26600 Telegraph Rd., Suite 400, Southfield, MI 48034, telephone (248) 352-7300.

Stockholders who share the same address and currently receive multiple copies of our annual report and other proxy materials, who wish to receive only one set in the future, can contact their bank, broker or other holder of record to request information about householding.

FORM 10-K

SUPERIOR WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF SUPERIOR’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 27, 2015, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS, AND ANY PARTICULAR EXHIBIT SPECIFICALLY REQUESTED. REQUESTS SHOULD BE SENT TO: SUPERIOR INDUSTRIES INTERNATIONAL, INC., 26600 TELEGRAPH RD., SUITE 400, SOUTHFIELD, MICHIGAN, ATTN: SECRETARY, OR CALL (248) 352-7300. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT WWW.SUPIND.COM. THIS PROXY STATEMENT AND THE 2015 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE ON WWW.VIEWOURMATERIAL.COM/SUP.

OTHER MATTERS

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Kerry A. Shiba
Kerry A. Shiba
Secretary

Appendix A

INFORMATION CONCERNING PARTICIPANTS IN THE COMPANY’S SOLICITATION OF PROXIES

The following tables (“Directors and Nominees” and “Executive Officers”) set forth the name and business address of our directors and nominees, and the name, present principal occupation and business address of our officers who, under the rules of the SEC, are considered to be “participants” in our solicitation of proxies from our stockholders in connection with our 2016 annual meeting (collectively, the “Participants”).

Directors and Nominees

The principal occupations of our directors and nominees are set forth under Proposal 1 of this Proxy Statement, titled “Election of Directors.” The names of our directors and nominees are set forth below and the business address for all our directors and nominees is c/o Superior Industries International, Inc., 26600 Telegraph Rd., Suite 400, Southfield, MI 48034.

Nominees:

Michael R. Bruynesteyn

Margaret S. Dano

Jack A. Hockema

Paul J. Humphries

James S. McElya

Timothy C. McQuay

Donald J. Stebbins

Francisco S. Uranga

Executive Officers

The principal occupations of our executive officers who are considered Participants are set forth below. The principal occupation refers to his position with Superior, and the business address is c/o Superior Industries International, Inc.

Donald J. Stebbins – President and Chief Executive Officer

Kerry A. Shiba – Executive Vice President and Chief Financial Officer

Information Regarding Ownership of Company Securities by Participants

The number of shares of Superior common stock beneficially owned by our directors and named executive officers as of March     , 2016 is set forth under the “Voting Securities and Principal Ownership” section of this Proxy Statement.

Information Regarding Transactions in Superior Securities by Participants

The following table sets forth information regarding purchases and sales of Superior securities by each Participant during the past two years. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Transaction Date	# of Shares	Transaction Description
Margaret S. Dano	February 19, 2014	1,250	Acquisition – Grant of restricted common stock
	May 16, 2014	3,750	Acquisition – Grant of restricted common stock
	May 6, 2015	3,969	Acquisition – Grant of restricted common stock
	August 7, 2015	5,100	Acquisition – Open market purchase of common stock
Michael R. Bruynesteyn	February 11, 2016	3,000	Acquisition – Open market purchase of common stock

Appendix A-1

Jack A. Hockema	May 6, 2015	3,969	Acquisition – Grant of restricted common stock
	August 7, 2015	15,000	Acquisition – Open market purchase of common stock
Paul J. Humphries	May 6, 2015	3,969	Acquisition – Grant of restricted common stock
James S. McElya	February 19, 2014	1,250	Acquisition – Grant of restricted common stock
	May 16, 2014	3,750	Acquisition – Grant of restricted common stock
	February 24, 2015	423	Disposition – For payment of taxes due on restricted stock
	May 6, 2015	3,969	Acquisition – Grant of restricted common stock
	December 22, 2015	2,800	Acquisition – Open market purchase of common stock
Timothy C. McQuay	February 19, 2014	1,250	Acquisition – Grant of restricted common stock
	May 16, 2014	3,750	Acquisition – Grant of restricted common stock
	May 6, 2015	3,969	Acquisition – Grant of restricted common stock
	February 16, 2016	1,000	Acquisition – Open market purchase of common stock
Kerry A. Shiba	May 19, 2014	341	Disposition – Open market sale of common stock
	July 11, 2014	331	Disposition – Open market sale of common stock
	August 15, 2014	8,000	Acquisition – Grant of restricted common stock
	September 30, 2014	833	Disposition – Open market sale of common stock
	December 9, 2014	396	Disposition – Open market sale of common stock
	March 6, 2015	4,313	Acquisition – Grant of restricted common stock
	August 19, 2015	1,053	Disposition – For payment of taxes due on restricted stock
	September 1, 2015	858	Disposition – For payment of taxes due on restricted stock
Donald J. Stebbins	May 5, 2014	132,455	Acquisition – Grant of restricted common stock
	May 7, 2014	12,500	Acquisition – Open market purchase of common stock
	March 6, 2015	30,045	Acquisition – Grant of restricted common stock
Francisco S. Uranga	February 19, 2014	1,250	Grant of restricted common stock
	May 16, 2014	3,750	Acquisition – Grant of restricted common stock
	May 6, 2015	3,969	Acquisition – Grant of restricted common stock

Miscellaneous Information Regarding Participants

Except as described in this Appendix A or the proxy statement, none of the “participants” (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of us or any of our subsidiaries, (ii) has purchased or sold any of such securities within the past two years or (iii) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Appendix A or the proxy statement, no associates of a “participant” beneficially owns, directly or indirectly, any of our securities. Other than as disclosed in this Appendix A or the proxy statement, neither we nor any of the “participants” has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon at the annual meeting or is or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.

Except as disclosed in this Appendix A or the proxy statement, none of us, the “participants” or any of their associates has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000. Other than as set forth in this Appendix A or the proxy statement, none of us, any of the “participants” or any of their associates has any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party.

Appendix A-2

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

ANNUAL INCENTIVE PERFORMANCE PLAN

ARTICLE 1

PURPOSE AND DURATION

Section 1.1 Purpose. Superior Industries International, Inc. (the “Company”) has established the Annual Incentive Performance Plan (the “Plan”) to motivate employees of the Company and its Affiliates employed in the United States, Mexico and elsewhere to achieve performance objectives measured on an annual basis, which is intended to result in increased value to the shareholders of the Company.

Section 1.2 Duration. The Plan is hereby amended and restated effective December 28, 2015 with respect to any Performance Period beginning on or after such date. The Plan will remain in effect through the date of the 2021 annual meeting of the Company’s shareholders, unless terminated earlier pursuant to Article 10.

ARTICLE 2

DEFINITIONS AND CONSTRUCTION

Section 2.1 Definitions. Wherever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a) “Administrator” means, with respect to the “executive officers” (as defined in Rule 3b-7 under the Exchange Act) of the Company, the Committee, and with respect to all other employees, the Chief Executive Officer of the Company.

(b) “Affiliate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act, or any successor rule or regulation thereto.

(c) “Annual Performance Award” means an opportunity granted to a Participant to receive a payment of cash based in whole or part on the extent to which one or more Performance Goals for one or more Performance Measures are achieved for the Performance Period, subject to the conditions described in the Plan and that the Administrator otherwise imposes.

(d) “Base Salary” of a Participant means the annual rate of base pay in effect for such Participant during the Performance Period (or such other period as the Administrator may specify by action taken at the time of grant of an Annual Performance Award) and after any changes to the annual rate of base pay as a result of the annual performance appraisal process. In the event that the annual rate of base pay has changed during the Performance Period and after the annual performance appraisal process, then Base Salary will be calculated by weighting the different annual rates of base pay by the number of days such rates were in effect. For purposes of this calculation, the pre-change annual rate of base pay is treated as in effect from the beginning of the Performance Period to the date of change.

(e) “Board” means the Board of Directors of the Company.

(f) “Beneficiary” means the person or persons entitled to receive any amounts due to a Participant in the event of the Participant’s death as provided in Article 7.

(g) “Cause” means: (1) if the Participant is subject to an employment agreement that contains a definition of “cause”, such definition, or (2) otherwise, any of the following as determined by the Administrator: (A) violation of the provisions of any employment agreement, non-competition agreement, confidentiality agreement, or similar agreement with the Company or an Affiliate, or the Company’s or an Affiliate’s code of ethics, as then in effect, (B) conduct rising to the level of gross negligence or willful misconduct in the course of employment with the Company or an Affiliate, (C) violation of any federal, state or local law in connection with the Participant’s employment, or (D) breach of any fiduciary duty to the Company or an Affiliate.

(h) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a particular provision of the Code shall be deemed to include the regulations thereunder and any successor provision or regulation thereto.

(i) “Company” means Superior Industries International, Inc., a Delaware corporation, and any successor thereto as provided in Article 13.

(j) “Committee” means the Compensation and Benefits Committee of the Board, which shall consist of not less than three (3) members of the Board each of whom is a “non-employee director” as defined in Securities and Exchange Commission Rule 16b-3(b)(3), or as such term may be defined in any successor regulation under Section 16 of the Securities Exchange Act of 1934, as amended. In addition, each member of the Committee shall be an outside director within the meaning of Code Section 162(m).

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a particular provision of the Exchange Act shall be deemed to include the regulations thereunder and any successor provision or regulation thereto.

(l) “Excluded Items” means any gains or losses from the sale of assets outside the ordinary course of business, any gains or losses from discontinued operations, any items that are of an unusual nature and/or items that indicate infrequency of occurrence, the effects of accounting changes, any unusual, nonrecurring, transition, one-time or similar items or charges, the diluted impact of goodwill on acquisitions, and any other items specified by the Administrator; provided that, for Annual Performance Awards intended to qualify as performance-based compensation under Code Section 162(m), the Administrator shall specify the Excluded Items in writing in a manner consistent with the requirements of Code Section 162(m) regarding the same, unless after application of the Excluded Items, the amount payable under the Annual Performance Award is reduced.

(m) “Inimical Conduct” means any act or omission that is inimical to the best interests of the Company or any Affiliate, as determined by the Administrator in its sole discretion, including but not limited to: (1) violation of any employment, noncompete, confidentiality or other agreement in effect with the Company or any Affiliate, (2) taking any steps or doing anything which would damage or negatively reflect on the reputation of the Company or an Affiliate, or (3) failure to comply with applicable laws relating to trade secrets, confidential information or unfair competition.

(n) “Participant” means an employee of the Company or an Affiliate who has been selected by the Administrator to participate in the Plan.

(o) “Performance Goal” means the level(s) of performance for a Performance Measure that must be attained in order for a payment to be made under an Annual Performance Award, and/or to determine the amount of such payment based on the Performance Scale.

(p) “Performance Measures” means the following categories (in all cases after taking into account any Excluded Items, as applicable), including in each case any measure based on such category:

(1) Basic earnings per common share for the Company on a consolidated basis.

(2) Diluted earnings per common share for the Company on a consolidated basis.

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(3) Total shareholder return.

(4) Net sales.

(5) Cost of sales.

(6) Gross profit.

(7) Operating income.

(8) Earnings before interest and the provision for income taxes (EBIT).

(9) Earnings before interest, the provision for income taxes, depreciation, and amortization (EBITDA).

(10) Net income.

(11) Return on equity.

(12) Return on assets.

(13) Return on invested capital.

(14) Return on sales.

(15) Economic value added, or other measure of profitability that considers the cost of capital employed.

(16) Free cash flow.

(17) Net cash provided by operating activities.

(18) Net increase (decrease) in cash and cash equivalents.

The Performance Measures described in items (4) through (18) may be measured (A) for the Company on a consolidated basis, (B) for any one or more Affiliates or divisions of the Company and/or (C) for any other business unit or units of the Company or an Affiliate as defined by the Administrator at the time of selection. Further, the Performance Measures shall be determined under U.S. generally accepted accounting principles, unless the Administrator sets forth an alternate definition in the Annual Performance Award. In addition, with respect to Annual Performance Awards that are not intended to comply with Code section 162(m), the Administrator may designate other categories, including categories involving individual performance, individual and group performance ratings and other subjective targets, not listed above.

(q) “Performance Period” means a period of one fiscal year or less of the Company or an Affiliate as selected by the Administrator.

(r) “Performance Scale” means, with respect to a Performance Measure, a scale from which the level of achievement may be calculated for any given level of actual performance for such Performance Measure. The Performance Scale may be a linear function, a step function, a combination of the two, or any other manner of measurement as determined by the Administrator.

(s) “Plan” means the Company’s Annual Incentive Performance Plan, as set forth herein, as the such may be amended, administered or interpreted from time to time.

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(t) “Retirement” means termination of employment from the Company and its Affiliates (without Cause) on or after attainment of age sixty-two (62) with at least five (5) consecutive years of service.

(u) “Total and Permanent Disability” means the Participant’s inability to perform the material duties of his or her occupation as a result of a medically-determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a period of at least twelve (12) consecutive months, as determined by the Administrator. The Participant will be required to submit such medical evidence or to undergo a medical examination by a doctor selected by the Administrator as the Administrator determines is necessary in order to make a determination hereunder.

Section 2.2 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein includes the feminine, the plural includes the singular, and the singular the plural.

Section 2.3 Severability. In the event any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the said illegal or invalid provision had not been included.

ARTICLE 3

ELIGIBILITY

Section 3.1 Selection of Participants. The Administrator shall select the employees of the Company and its Affiliates for participation in the Plan. No employee shall have any right to receive an Annual Performance Award in any year even if an Annual Performance Award has been previously granted in prior years. In general, it is expected that the Administrator will determine which employees are to receive an Annual Performance Award prior to, or within the first ninety (90) days of, the first day of the applicable Performance Period.

Section 3.2 Termination of Approval. Until the earlier of the end of a Performance Period or a Participant’s termination of employment, the Administrator may at any time withdraw its approval for a Participant’s participation in the Plan. In the event of the Administrator’s withdrawal of approval, the employee concerned shall cease to be a Participant as of the date selected by the Administrator, the employee’s Annual Performance Awards shall be cancelled, and the employee shall not be entitled to any payment under those Annual Performance Awards unless the Administrator determines otherwise. If payment is approved by the Administrator notwithstanding the withdrawal of approval, the payment shall be made in accordance with Section 5.2, at the time specified in such section, and the payment amount shall equal the award amount calculated under Section 5.1, reduced in such manner or by such amount (if at all) as determined in the sole discretion of the Administrator. A Participant shall be notified of the Administrator’s withdrawal of its approval for the Participant’s participation in the Plan as soon as practicable following such action.

Section 3.3 Transfers In, Out and Between Eligible Positions.

(a) Notwithstanding Section 3.1, if an employee is hired or promoted into a position that is eligible for an Annual Performance Award, the Administrator may (1) select such employee as a Participant at any time during the course of a Performance Period, (2) take action resulting in an employee’s receipt of an additional Annual Performance Award, where, with respect to a particular Performance Period already in progress, the employee is currently a Participant in the Plan and already has an Annual Performance Award for that Performance Period, or (3) change the Performance Goals, Performance Measures, Performance Scale or potential award amount under an Annual Performance Award that is already in effect; provided that the Administrator may not apply the discretion described in clause (3) with regard to any Annual Performance Award that is intended to qualify as performance-based compensation under Code Section 162(m). The Administrator shall prorate the Annual Performance Award to reflect the Participant’s actual period or periods of employment during the Performance Period.

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(b) If a Participant is demoted during a Performance Period, the Administrator may decrease the potential award amount of any Annual Performance Award the Participant may be eligible to receive, or revise the Performance Goals, Performance Measures or Performance Scale applicable to the Participant (provided that any such revision as applied to an Annual Performance Award that is intended to qualify as performance-based compensation under Code Section 162(m) may result only in a reduction of the amount that would have otherwise been payable absent such revision), as the Administrator determines is necessary to reflect the Participant’s demotion, or the Administrator may withdraw its approval for the Participant’s participation in the Plan in accordance with Section 3.2.

(c) If a Participant is transferred from employment by the Company to the employment of an Affiliate, or vice versa, the Administrator may revise the Participant’s Annual Performance Award to reflect the transfer, including but not limited to, changing the potential award amount, Performance Measures, Performance Goals and Performance Scale applicable to the Participant (provided that any such revision as applied to an Annual Performance Award that is intended to qualify as performance-based compensation under Code Section 162(m) may result only in a reduction of the amount that otherwise would have been payable absent such revision).

Section 3.4 Termination of Employment.

(a) Except as set forth in any individual employment agreement or severance plan or agreement, no Participant shall earn an incentive award for a Performance Period unless the Participant is continuously employed by the Company or an Affiliate (or is on an approved leave of absence) through the payment date for such Annual Performance , unless the Participant’s employment was terminated prior to such date as a result of Retirement, Total and Permanent Disability or death, and at a time when the Participant could not have been terminated for Cause, or unless payment is approved by the Administrator after considering the cause of the Participant’s termination. If payment is approved by the Administrator, the payment shall be made in accordance with Section 5.2, at the time specified in such section, and the payment amount shall equal the award amount calculated under Section 5.1, reduced in such manner or by such amount (if at all) as determined in the sole discretion of the Administrator.

(b) If a Participant’s employment is terminated as a result of death, Total and Permanent Disability or Retirement, at a time when the Participant could not have been terminated for Cause, then the Participant (or the Participant’s Beneficiary or estate in the event of his or her death) shall be entitled to receive an amount equal to the product of (x) the award amount calculated under Section 5.1 and (y) a fraction, the numerator of which is the number of the Participant’s calendar months of employment during the Performance Period for such award and the denominator of which is the number of calendar months in the Performance Period for such award. In calculating the Participant’s calendar months, any fractional month shall be rounded up to the nearest whole month. Notwithstanding the above, the Administrator may determine not to prorate the award. Payment shall be made in accordance with Section 5.2.

ARTICLE 4

CONTINGENT ANNUAL PERFORMANCE AWARDS

The Administrator shall determine, at the time an Annual Performance Award is granted, the Performance Period, the Performance Measure(s), the Performance Goal(s) for such Performance Measure, the Performance Scale (which may vary for different Performance Measures), and the amount payable to the Participant if and to the extent the Performance Goals are met (as measured under the Performance Scale). The amount payable to a Participant for meeting the Performance Goal(s) may be designated as a flat dollar amount or as a percentage of the Participant’s Base Salary, or may be determined by any other means specified by the Administrator at the time the Annual Performance Award is granted.

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ARTICLE 5

PAYMENT

Section 5.1 Evaluating Performance and Computing Awards.

(a) As soon as practicable following the close of a Performance Period, the Administrator shall determine and certify whether and to what extent the Performance Goals and other material terms of the Annual Performance Award for that Performance Period were satisfied, and shall determine whether any discretionary adjustments under Subsection (b) shall be made. Based on such certification, the Administrator (or its delegate) shall determine the award amount for a Participant under the Annual Performance Award for that Performance Period, provided that the maximum award amount for any Participant shall be, with respect to any and all Annual Performance Awards of such Participant with Performance Periods covering (or ending within) the same fiscal year of the Company, no more than three million dollars ($3,000,000).

(b) The Administrator may adjust each Participant’s potential award amount under any Annual Performance Award, based upon overall individual performance and attainment of goals, as follows:

(1) With respect to an Annual Performance Award that is intended to qualify as performance-based compensation under Code Section 162(m), the amount of the Annual Performance Award may be reduced by a maximum of one hundred percent (100%) (i.e., to an amount between 0% and 100% of the Annual Performance Award amount); and

(2) With respect to all other Annual Performance Awards, the amount of the Annual Performance Award may be increased by a maximum of one hundred percent (100%) or reduced by a maximum of one hundred percent (100%) (i.e., to an amount between 0% and 200% of the Annual Performance Award amount).

Section 5.2 Timing and Form of Payment. When the payment amount for the Participant has been determined, unless otherwise deferred pursuant to a Participant’s election under the Company’s deferred compensation plan, payment shall be made in a cash lump sum by the 74th day following the close of the Performance Period, provided that the Participant is continuously employed by the Company or an Affiliate (or is on an approved leave of absence) through such payment date (or other requirements set forth in Section 3.4 are met).

Section 5.3 Inimical Conduct. Notwithstanding the foregoing, after the end of the Performance Period for which a payment for an Annual Performance Award has accrued, but before payment or deferral of such amount actually occurs, if the Participant engages in Inimical Conduct, or if the Company determines after the Participant’s termination of employment that the Participant could have been terminated for Cause, the Annual Performance Award shall be automatically cancelled and no payment or deferral shall be made. The Administrator may suspend payment or deferral (without liability for interest thereon) pending the Administrator’s determination of whether the Participant was or should have been terminated for Cause or whether the Participant has engaged in Inimical Conduct.

Section 5.4 Incentive Compensation Recoupment Policy. Notwithstanding any provision in this Plan to the contrary, all Annual Performance Awards are subject to the Incentive Compensation Recoupment Policy established by the Company, as amended from time to time.

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ARTICLE 6

ADJUSTMENTS

In the event of any change in the outstanding shares of Company Common Stock by reason of any stock dividend or split, recapitalization, reclassification, merger, consolidation or exchange of shares or other similar corporate change, then if the Administrator shall determine, in its sole discretion, that such change necessarily or equitably requires an adjustment in the Performance Goals established under an Annual Performance Award, such adjustments shall be made by the Administrator and shall be conclusive and binding for all purposes of this Plan. No adjustment shall be made in connection with the issuance by the Company of any warrants, rights, or options to acquire additional shares of Common Stock or of securities convertible into Common Stock.

ARTICLE 7

BENEFICIARY

If permitted by the Company, a Participant may designate a Beneficiary by filing a beneficiary designation on the form provided by the Administrator. In such event, if the Participant dies prior to receiving any payment due hereunder, such payment shall be made to the Participant’s Beneficiary. A Participant entitled to file a beneficiary designation may change his beneficiary designation at any time, provided that each beneficiary designation form filed with the Company shall revoke the most recent form on file, and the last form received by the Company while the Participant was alive shall be given effect. In the event there is no valid beneficiary designation form on file, or in the event the Participant’s designated Beneficiary is not alive at the time payment is to be made, or in the event a Participant is not entitled to file a beneficiary designation, the Participant’s estate will be deemed the Beneficiary and will be entitled to receive payment. If a Participant designates his spouse as a beneficiary, such beneficiary designation automatically shall become null and void on the date of the Participant’s divorce or legal separation from such spouse; provided the Administrator has notice of such divorce or legal separation prior to payment.

ARTICLE 8

RIGHTS OF PARTICIPANTS

Section 8.1 No Funding. No Participant or Beneficiary shall have any interest in any fund or in any specific asset or assets of the Company (or any Affiliate) by reason of any Annual Performance Award under the Plan. It is intended that the Company has merely a contractual obligation to make payments when due hereunder and it is not intended that the Company (or any Affiliate) hold any funds in reserve or trust to secure payments hereunder.

Section 8.2 No Transfer. No Participant may assign, pledge, or encumber his interest under the Plan, or any part thereof, except that a Participant may designate a Beneficiary as provided herein.

Section 8.3 No Implied Rights; Employment. Nothing contained in this Plan shall be construed to:

(a) Give any employee or Participant any right to receive any award other than in the sole discretion of the Administrator;

(b) Limit in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time; or

(c) Be evidence of any agreement or understanding, express or implied, that a Participant will be retained in any particular position or at any particular rate of remuneration.

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ARTICLE 9

ADMINISTRATION

Section 9.1 General. The Plan shall be administered by the Administrator. If at any time the Committee shall not be in existence, the Board shall assume the Committee’s functions and each reference to the Committee herein shall be deemed to include the Board.

Section 9.2 Authority. In addition to the authority specifically provided herein, the Administrator shall have full power and discretionary authority to: (a) administer the Plan, including but not limited to the power and authority to construe and interpret the Plan; (b) correct errors, supply omissions or reconcile inconsistencies in the terms of the Plan or any Annual Performance Award; (c) establish, amend or waive rules and regulations, and appoint such agents, as it deems appropriate for the Plan’s administration; and (d) make any other determinations, including factual determinations, and take any other action as it determines is necessary or desirable for the Plan’s administration.

Section 9.3 Delegation of Authority. The Administrator may delegate to one or more officers of the Company any or all of the authority and responsibility of the Administrator, except that the Committee may not delegate any authority with respect to Annual Performance Awards that are intended to comply with Code Section 162(m). If the Administrator has made such a delegation, then all references to the Administrator in this Plan include such officer(s) to the extent of such delegation.

Section 9.4 Decision Binding. The Administrator’s determinations and decisions made pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive and binding on all persons who have an interest in the Plan or an Annual Performance Award, and such determinations and decisions shall not be reviewable.

Section 9.5 Procedures of the Committee. The Committee’s determinations must be made by not less than a majority of its members present at the meeting (in person or otherwise) at which a quorum is present, or by written majority consent, which sets forth the action, is signed by each member of the Committee and filed with the minutes for proceedings of the Committee. A majority of the entire Committee shall constitute a quorum for the transaction of business. Service on the Committee shall constitute service as a director of the Company so that the Committee members shall be entitled to indemnification, limitation of liability and reimbursement of expenses with respect to their Committee services to the same extent that they are entitled under the Company’s Bylaws and California law for their services as directors of the Company.

ARTICLE 10

AMENDMENT AND TERMINATION

Section 10.1 Amendment. The Committee may modify or amend, in whole or in part, any or all of the provisions of the Plan, and may suspend the Plan, and the General Counsel of the Company may modify or amend the Plan for ministerial or administrative changes or to conform the terms of the Plan to the requirements of applicable law; provided that, any such amendment or modification shall be approved by the Company’s shareholders to the extent required by Code Section 162(m) (if any Annual Performance Awards are intended to qualify as performance-based compensation under Code Section 162(m)) or other applicable law; provided, however, that no such modification, amendment, or suspension may, without the consent of the Participant or his or her Beneficiary in the case of the Participant’s death, reduce the right of a Participant, or his or her Beneficiary, as the case may be, to any payment due under the Plan except as specifically provided herein.

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Section 10.2 Termination During Performance Period. The Committee may terminate the Plan during a Performance Period in accordance with the provisions of this Section 10.2. In order for the provisions of this Section 10.2 to apply, the Committee must designate in writing that the Plan is being terminated in accordance with this Section. Upon termination of the Plan, the Committee may provide that all amounts accrued under the Plan to the date of the Plan termination (as determined by the Committee in its sole discretion) be paid in a lump sum no later than the 74th day after such Plan termination; provided, that such amounts be paid in an amount and a manner consistent with the requirements of Code Section 162(m) for Annual Performance Awards intended to qualify as performance-based compensation thereunder and within 74 days following the end of the year of such termination; and provided further, that to the extent any amount hereunder is not exempt from Section 409A of the Code, any accelerated distribution of such non-exempt amount shall be made only if and to the extent permissible under Treas. Reg. §1.409A-3(j)(4).

Section 10.3 Termination After Performance Period. The Committee may terminate this Plan at any time that there are no outstanding Annual Performance Awards with Performance Periods that are not completed.

ARTICLE 11

TAX WITHHOLDING

The Company shall have the right to deduct from all cash payments made hereunder (or from any other payments due a Participant) any foreign, federal, state, or local taxes required by law to be withheld with respect to such cash payments.

ARTICLE 12

OFFSET

The Company shall have the right to offset from any amount payable hereunder any amount that the Participant owes to the Company or to any Affiliate without the consent of the Participant (or his Beneficiary, in the event of the Participant’s death), except to the extent that the amount payable is not exempt from Section 409A of the Code and offset against such non-exempt amount would not be permissible under Section 409A of the Code.

ARTICLE 13

SUCCESSORS

All obligations of the Company under the Plan with respect to Annual Performance Awards granted hereunder shall be binding on any successor or assign of the Company, whether the existence of such successor or assign is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company. The Plan shall be binding upon and inure to the benefit of the Participants, Beneficiaries, and their heirs, executors, administrators and legal representatives.

ARTICLE 14

DISPUTE RESOLUTION

Section 14.1 Governing Law. This Plan and the rights and obligations hereunder shall be governed by and construed in accordance with the internal laws of the State of Michigan (excluding any choice of law rules that may direct the application of the laws of another jurisdiction), except as provided in Section 14.2 hereof.

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Section 14.2 Arbitration.

(a) Application. Notwithstanding any employee agreement in effect between a Participant and the Company or any Affiliate employer, if a Participant or Beneficiary (the “claimant”) brings a claim that relates to benefits under this Plan, regardless of the basis of the claim (including but not limited to, actions under Title VII, wrongful discharge, breach of employment agreement, etc.), such claim shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”) and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(b) Initiation of Action. Arbitration must be initiated by serving or mailing a written notice of the complaint to the other party. Normally, such written notice should be provided the other party within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint. However, this time frame may be extended if the applicable statute of limitation provides for a longer period of time. If the complaint is not properly submitted within the appropriate time frame, all rights and claims that the complaining party has or may have against the other party shall be waived and void. Any notice sent to the Company shall be delivered to:

Human Resources Department

Superior Industries International, Inc.

26600 Telegraph Road, Suite 400

Southfield, Michigan 48034

The notice must identify and describe the nature of all complaints asserted and the facts upon which such complaints are based. Notice will be deemed given according to the date of any postmark or the date of time of any personal delivery.

(c) Compliance with Personnel Policies. Before proceeding to arbitration on a complaint, the claimant must initiate and participate in any complaint resolution procedure identified in the Company’s or Affiliate’s personnel policies. If the claimant has not initiated the complaint resolution procedure before initiating arbitration on a complaint, the initiation of the arbitration shall be deemed to begin the complaint resolution procedure. No arbitration hearing shall be held on a complaint until any applicable Company or Affiliate complaint resolution procedure has been completed.

(d) Rules of Arbitration. All arbitration will be conducted by a single arbitrator according to the Employment Dispute Arbitration Rules of the AAA. The arbitrator will have authority to award any remedy or relief that a court of competent jurisdiction could order or grant including, without limitation, specific performance of any obligation created under policy, the awarding of punitive damages, the issuance of any injunction, costs and attorney’s fees to the extent permitted by law, or the imposition of sanctions for abuse of the arbitration process. The arbitrator’s award must be rendered in a writing that sets forth the essential findings and conclusions on which the arbitrator’s award is based.

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(e) Representation and Costs. Each party may be represented in the arbitration by an attorney or other representative selected by the party. The Company or Affiliate shall be responsible for its own costs, the AAA filing fee and all other fees, costs and expenses of the arbitrator and AAA for administering the arbitration. The claimant shall be responsible for his attorney’s or representative’s fees, if any. However, if any party prevails on a statutory claim which allows the prevailing party costs and/or attorneys’ fees, the arbitrator may award costs and reasonable attorneys’ fees as provided by such statute.

(f) Discovery; Location; Rules of Evidence. Discovery will be allowed to the same extent afforded under the Federal Rules of Civil Procedure. Arbitration will be held at a location selected by the Company. AAA rules notwithstanding, the admissibility of evidence offered at the arbitration shall be determined by the arbitrator who shall be the judge of its materiality and relevance. Legal rules of evidence will not be controlling, and the standard for admissibility of evidence will generally be whether it is the type of information that responsible people rely upon in making important decisions.

(g) Confidentiality. The existence, content or results of any arbitration may not be disclosed by a party or arbitrator without the prior written consent of both parties. Witnesses who are not a party to the arbitration shall be excluded from the hearing except to testify.

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PRELIMINARY COPY

iTO SUBMIT A PROXY BY MAIL, DETACH ALONG THE PERFORATION, MARK, SIGN, DATE AND RETURN

THE BOTTOM PORTION PROMPTLY USING THE ENCLOSED ENVELOPE. i

PRELIMINARY WHITE PROXY CARD, SUBJECT TO COMPLETION DATED MARCH 8, 2016

WHITE PROXY CARD	SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Annual Meeting of Stockholders

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated                 , 2016, and appoints Donald J. Stebbins and Kerry A. Shiba, and each of them, as attorney-in-fact and proxy of the undersigned, with full power of substitution, and hereby authorizes each of them to represent and vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Superior Industries International, Inc. to be held on         , 2016, at             a.m., and at any and all postponements and adjournments thereof, as fully and with the same force and effect as the undersigned might and could do if personally present thereat, on the matters as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING, AND AT ANY ADJOURNMENTS AND POSTPONEMENTS THEREOF, IN THE MANNER HEREIN SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS, FOR PROPOSALS 2, 3 AND 4, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

(Continued, and to be marked, dated and signed, on the other side)

PRELIMINARY COPY

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 p.m. Eastern Time the day prior to the annual meeting.

VOTE BY INTERNET – WWW.                    .COM

Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time the day prior to the annual meeting date. Have your proxy card in hand when you access the website and follow the instructions.

OR

VOTE BY TELEPHONE – 1-

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day prior to the annual meeting date. Have your proxy card in hand when you call and then follow the instructions.

OR

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return your proxy card to: Superior Industries International, Inc., c/o Okapi Partners LLC, 1212 Avenue of the Americas, 24th Floord, New York, N.Y. 10036 to ensure your proxy is received prior to the Annual Meeting.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card

The Proxy Statement and our 2015 Annual Report to Shareholders are available on the internet at:

www.

CONTROL NUMBER

i If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing. i

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

Nominees

(1)	Michael R. Bruynesteyn	(5)	James S. McElya
(2)	Margaret S. Dano	(6)	Timothy C. McQuay
(3)	Jack A. Hockema	(7)	Donald J. Stebbins
(4)	Paul J. Humphries	(8)	Francisco S. Uranga

FOR	WITHHOLD	FOR ALL
ALL	ALL	EXCEPT
☐	☐	☐

To withhold authority for vote for an individual nominee(s), mark “For All

Except” and write the number(s) of the nominee(s) on the line below:

The Board of Directors recommends you vote FOR proposals 2, 3 and 5 and makes NO RECOMMENDATION regarding proposal 4.

2.	To approve, in a non-binding advisory vote, executive compensation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Approval of the material terms of the performance goals under the Superior Industries International, Inc. Annual Incentive Performance Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Advisory vote regarding proxy access.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 25, 2016.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Note: In their discretion, the proxies are authorized to act upon such other matters as may properly come before the Annual Meeting of Shareholders or any postponement(s) or adjournment(s) thereof.

Shareholder Signature	Date

Title

Shareholder (Joint Owner) Signature	Date

Title